EXHIBIT 10.11

EXECUTION VERSION

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

CREDIT AGREEMENT AND GUARANTY

dated as of

September 29, 2023

among

KESTRA MEDICAL TECHNOLOGIES, INC.

WEST AFFUM HOLDINGS CORP.

as Borrowers,

THE GUARANTORS FROM TIME TO TIME PARTY HERETO,

as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders,

and

PERCEPTIVE CREDIT HOLDINGS IV, LP,

as Administrative Agent and as a Lender

-i-

-ii-

-iii-

-iv-

SCHEDULES:

SCHEDULE 1	—	Commitments
SCHEDULE 2	—	Notice Addresses
SCHEDULE 3	—	Products
SCHEDULE 4	—	Letters of Credit
SCHEDULE 7.05(b)	—	Obligor Intellectual Property
SCHEDULE 7.13A	—	Existing Indebtedness
SCHEDULE 7.13B	—	Existing Liens
SCHEDULE 7.14	—	Material Agreements
SCHEDULE 7.15	—	Restrictive Agreements
SCHEDULE 7.16	—	Real Property
SCHEDULE 7.19(b)	—	Regulatory Approvals
SCHEDULE 7.19(e)	—	Regulatory Authority Notifications
SCHEDULE 7.20	—	Capitalization
SCHEDULE 7.22	—	Broker’s Fee
SCHEDULE 7.26	—	Royalty and Other Payments
SCHEDULE 8.20	—	Post-Closing Obligations
SCHEDULE 9.05	—	Existing Investments
SCHEDULE 9.10	—	Transactions with Affiliates

EXHIBITS:

EXHIBIT A	—	Form of Guarantee Assumption Agreement
EXHIBIT B	—	Form of Borrowing Notice
EXHIBIT C	—	Form of Note
EXHIBIT D	—	Form of U.S. Tax Compliance Certificate
EXHIBIT E	—	Form of Compliance Certificate
EXHIBIT F	—	Form of Assignment Agreement
EXHIBIT G	—	Form of Security Agreement
EXHIBIT H-1	—	Form of Patent & Trademark Security Agreement
EXHIBIT H-2	—	Form of Copyright Security Agreement
EXHIBIT I	—	Form of Collateral Questionnaire
EXHIBIT J	—	Form of Warrant Certificate
EXHIBIT K	—	Form of Intercompany Subordinated Demand Promissory Note

-v-

CREDIT AGREEMENT AND GUARANTY

CREDIT AGREEMENT AND GUARANTY, dated as of September 29, 2023 (this “Agreement”), among KESTRA MEDICAL TECHNOLOGIES, INC., a Delaware corporation (“OpCo”), WEST AFFUM HOLDINGS CORP., an exempted company incorporated with limited liability in the Cayman Islands (“West Affum Corp.” and together with OpCo, each a “Borrower” and collectively, the “Borrowers”), certain Guarantors from time to time parties hereto, the lenders from time to time party hereto (each, as a “Lender” and collectively, the “Lenders”), and PERCEPTIVE CREDIT HOLDINGS IV, LP, a Delaware limited partnership (“Perceptive”), as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”).

W I T N E S S E T H:

Borrowers have requested the Lenders to make term loans to Borrowers, and the Lenders are prepared to make such loans on and subject to the terms and conditions hereof. Accordingly, the parties agree as follows:

ARTICLE 1.

DEFINITIONS

Section 1.01. Certain Defined Terms. As used herein, the following terms have the following respective meanings:

“510(k)” means (a) any premarket notification and corresponding FDA clearance for a Device pursuant to FDA regulations and (b) all amendments, supplements and other additions and modifications thereto, and all documents, data and other information concerning any applicable Device which are necessary for, filed with, incorporated by reference in, or otherwise supportive of any of the foregoing.

“Accounting Change” has the meaning set forth in Section 1.02.

“Accounting Change Notice” has the meaning set forth in Section 1.02.

“Acquisition” means any transaction, or any series of related transactions, by which any Person directly or indirectly, by means of a take-over bid, tender offer, amalgamation, merger, purchase of assets, or similar transaction having the same effect as any of the foregoing, (a) acquires all or substantially all of the assets of any Person engaged in any business, (b) acquires all or substantially all of a business line or unit or division of any other Person, (c) acquires Control of securities of a Person engaged in a business representing more than 50% of the ordinary voting power for the election of directors or other governing body if the business affairs of such Person are managed by a Board or other governing body, or (d) acquires control of more than 50% of the ownership interest in any Person engaged in any business that is not managed by a Board or other governing body.

“Act” has the meaning set forth in Section 13.16.

“Administrative Agent” has the meaning set forth in the introduction hereto.

“Administrative Borrower” has the meaning set forth in Section 13.20.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning set forth in the introduction hereto.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Obligors and their Affiliates concerning or relating to bribery or corruption, including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended and the Cayman Islands Anti-Corruption Act (as amended).

“Anti-Terrorism Laws” means any laws or regulations relating to terrorism or money laundering, including, without limitation the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.), the USA Patriot Act, the Cayman Islands Proceeds of Crime Act (as amended), Cayman Islands Anti-Money Laundering Regulations (as amended), the Cayman Islands Proliferation Financing (Prohibition) Act (as amended), the Cayman Islands Terrorism Act (as amended) and any similar law enacted in the United States or the Cayman Islands after the date of this Agreement.

“Applicable Margin” means 7.25% per annum.

“Appointee” means any receiver, administrator or other insolvency officer appointed in respect of any Obligor or its assets.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” has the meaning set forth in Section 9.09.

“Assignment Agreement” means an assignment and assumption entered into by a Lender and an assignee of such Lender in substantially the form of Exhibit F.

“ASU” has the meaning set forth in Section 1.02.

“Available Tenor” means, as of the Closing Date, the only Available Tenor for Term SOFR is an interest period of one (1) month; provided that the Administrative Agent may select to use additional interest periods in accordance with the terms of Section 3.02(c)(iv) and such interest periods shall become Available Tenors upon such selection.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other Insolvency Proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.02(c).

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) Daily Simple SOFR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and Administrative Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and Administrative Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Beneficial Ownership Regulation” has the meaning set forth in Section 13.16.

“Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA to which any Obligor has any obligation or liability, contingent or otherwise.

“Board” means, with respect to any Person, the board of managers or directors (as applicable) (or equivalent governing body) of such Person or any committee thereof.

“Borrower” and “Borrowers” have the meaning set forth in the introduction hereto.

“Borrowing” means a borrowing consisting of the Tranche A Term Loan made by the Lenders on the Closing Date, the Tranche B Term Loan made by the Lenders on the Tranche B Term Loan Borrowing Date and the Tranche C Term Loan made by the Lenders on the Tranche C Term Loan Borrowing Date.

“Borrowing Notice” means a notice substantially in the form attached hereto as Exhibit B.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are not authorized or not required to close in New York City.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal Property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined substantially in accordance with GAAP; provided that any obligations that were not required to be included on the balance sheet of such Person as capital lease obligations when incurred (whether now outstanding or at any time incurred or entered into) but are subsequently re-characterized as capital lease obligations due to a change in accounting rules under GAAP after the Closing Date shall for all purposes hereunder not be treated as a Capital Lease Obligation.

“Casualty Event” means any actual or constructive loss, condemnation, destruction, confiscation, requisition, seizure or forfeiture of all or any material portion of the assets of Borrowers or any other Obligor, excluding only those assets, individually or in the aggregate, subject to any such event during any calendar year with a fair market value as of the date thereof equal to or less than $1,500,000.

“Cayman Security Documents” means, collectively, (a) the West Affum Corp. Fixed and Floating Charge, (b) the Intermediate Holdings Fixed and Floating Charge, (c) the Intermediate Holdings Equitable Share Charge and (d) the West Affum Corp. Account Charge.

“Change of Control” means (a) prior to a Qualified Public Offering, any transaction or series of related transactions in which, as applicable, (i) the General Partner of the Parent ceases to be an Affiliate of the Sponsor or (ii) the Sponsor (or its Affiliate) ceases to (A) be the “Controlling Investor” (as such term is defined in the Amended and Restated Agreement of Limited Partnership of the Parent dated October 21, 2014) of the Parent and (B) beneficially own at least 50.1% of the voting and economic interests of the Parent with the ability to control the management of the Parent, (b) after a Qualified Public Offering, any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the date hereof), other than the Sponsor, shall own, directly or indirectly, beneficially or of record, shares representing 40% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Intermediate Holdings, (c) prior to a Qualified Public Offering, Parent ceases to own, directly or indirectly, 100%

of the Equity Interests in Intermediate Holdings, (d) Intermediate Holdings ceases to own 100% of the Equity Interests in West Affum Corp., (e) West Affum Corp. ceases to own 100% of the Equity Interests in the Irish Obligor, (f) the Irish Obligor ceases to own 100% of the Equity Interests in OpCo or (g) except as permitted pursuant to Section 9.05 or 9.09, OpCo ceases to own directly or indirectly, 100% of Equity Interests of its Subsidiaries.

“Charged Property” means the assets of an Obligor subject to a security interest under an Irish Security Document.

“Claims” includes claims, litigation, demands, complaints, grievances, actions, applications, suits, causes of action, orders, charges, indictments, prosecutions, information (brought by a public prosecutor without grand jury indictment) or other similar processes, assessments or reassessments.

“Closing Date” means the Business Day on which all of the conditions set forth in Section 6.01 have been satisfied or waived by the Lenders and the Tranche A Term Loan is made.

“Closing Fee” has the meaning set forth in Section 2.03.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any Property in which a Lien is purported to be granted under any of the Security Documents (or all such Property, as the context may require).

“Collateral Questionnaire” means that certain Collateral Questionnaire and certification by a Responsible Officer of Administrative Borrower substantially in the form of attached hereto as Exhibit I and otherwise in form and substance satisfactory to the Administrative Agent.

“COMI” means center of main interests within the meaning, and for the purposes, of the EU Insolvency Regulation.

“Commitment” means, with respect to each Lender, such Lender’s Tranche A Term Loan Commitment, Tranche B Term Loan Commitment, and Tranche C Term Loan Commitment, and “Commitments” means all such commitments of all Lenders. The aggregate amount of the Commitments as of the Closing Date is $60,000,000.

“Commodity Account” has the meaning set forth in the Security Agreement.

“Competitor” means any Person that is a bona fide direct competitor of any Obligor in the same industry or a substantially similar industry which offers a substantially similar product or service as any Obligor; provided that no Lender or Affiliate of a Lender (other than a Disqualified Lender) shall be deemed to be a direct competitor of any Obligor as a result of such Lender or Affiliate of such Lender being an investor in a business that may be a competitor of any Obligor.

“Compliance Certificate” has the meaning set forth in Section 8.01(d).

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Administrative Agent reasonably decides (in consultation with Borrowers) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent reasonably determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents (in consultation with Borrowers)).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contracts” means any contract, license, lease, agreement, obligation, promise, undertaking, understanding, arrangement, document, commitment, entitlement or engagement under which a Person has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied, and whether in respect of monetary or payment obligations, performance obligations or otherwise), excluding the Loan Documents.

“Control” means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” has the meaning set forth in Section 8.17(a)(i).

“Copyrights” has the meaning set forth in the Security Agreement.

“Cure Amount” has the meaning set forth in Section 8.15(b).

“Cure Right” has the meaning set forth in Section 8.15(b).

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day, a “SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) the Floor. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that, any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days; provided, further, Daily Simple SOFR shall be rounded upwards to the next 1/100% (if necessary). Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to Borrowers.

“Default” means any Event of Default and any event that, upon the giving of notice, the lapse of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 3.02(d).

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Administrative Agent (in its capacity as security trustee).

“Deposit Account” has the meaning set forth in the Security Agreement and relates to such accounts located and/or maintained in the United States of America.

“Designated Person” means a person or entity: (a) listed in the annex to, or otherwise targeted by the provisions of, the Executive Order (as disclosed by World-Check or another reputable commercially available database); (b) named as a “Specially Designated National and Blocked Person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list (as disclosed by World-Check or another reputable commercially available database) or listed in the consolidated list of financial sanctions targets maintained by OFSI or any other Sanctions-related list of designated persons maintained by any other Governmental Authority; or (c) with which the Lenders and/or Obligors are prohibited or restricted from dealing or otherwise engaging in any transaction by any Economic Sanctions Laws, Sanctions Laws or Irish Economic Sanctions Laws; or (d) that is owned or controlled directly or indirectly by any person or entity described in this definition. For the purposes of this definition, the meaning of “owned or controlled directly or indirectly” shall be determined in accordance with applicable Sanctions Laws.

“Device” means (a) any medical instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent or other similar or related item, including any component, part or accessory, that (i) is intended for use in the diagnosis of disease or other conditions or in the cure, mitigation, treatment or prevention of disease, in man, or is intended to affect the structure or any function of the body of man, (ii) does not achieve its primary intended purpose or purposes through chemical action within or on the body of man and (iii) is not dependent upon being metabolized for the achievement of its primary intended purpose or purposes, or (b) any other product that meets the definition of “device” as set forth in Section 201 of the FD&C Act (21 U.S.C. § 321); unless, in either case, such Device is exempt pursuant to Section 520(o) of the FD&C Act (21 U.S.C. § 360j(o)).

“Device Clearance Application” means (a) any premarket approval application submitted under Section 515 of the FD&C Act (21 U.S.C. § 360e) (a “PMA”), (b) any de novo request submitted under Section 513(f) of the FD&C Act (21 U.S.C. § 360c(f)), (c) any 510(k) submitted under Section 510(k) of the FD&C Act (21 U.S.C. § 360(k)) seeking clearance from the FDA for a Device that is substantially equivalent to a legally marketed predicate Device, as defined in the FD&C Act, or (d) any corresponding or substantially equivalent notification, application or clearance of a non-U.S. Regulatory Authority, including, with respect to the European Union, any equivalent submission to a Standard Body pursuant to an applicable directive of the European Council with respect to CE marking (or, if applicable, a self-certification of conformity with respect to any such directive through a “declaration of conformity”) and (e) all amendments, variations, extensions and renewals of any of the foregoing.

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable upon exercise or otherwise), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), including pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends or other distributions in cash or other securities that would constitute Disqualified Equity Interests, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is one hundred and eighty (180) days after the Stated Maturity Date; provided that, if such Equity Interests are issued pursuant to any plan for the benefit of directors, officers, employees or consultants of such Person or by any such plan to such directors, officers, employees or consultants, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by such Person upon the death, disability, retirement or termination of employment or service of such director, officer, employee or consultant.

“Disqualified Lender” means (a) any Competitor or (b) any Person identified by or on behalf of the Administrative Borrower (or one of its Affiliates) to the Administrative Agent in writing from time to time (and such Person’s Affiliates identified in writing from time to time or reasonably identifiable as such solely on the basis of their names); provided that no updates to the list of Disqualified Lenders in this clause (b) shall be deemed to retroactively disqualify any parties that have previously validly acquired an assignment or participation in respect of the Term Loans from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Disqualified Lenders.

“Dollars” and “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Economic Sanctions Laws” means: (a) the Executive Order, the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), any other law or regulation promulgated thereunder from time to time and administered by OFAC and any similar law enacted in the United States; and (b) any other similar applicable law, rule or regulation now or hereafter enacted in any other applicable jurisdiction related to economic sanctions or trade embargos, including the United Kingdom or the Cayman Islands.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Law” means any national, federal, state, provincial or local governmental law, rule, regulation, order, writ, judgment, injunction or decree relating to pollution or protection of the environment or the treatment, storage, disposal, release, threatened release or handling of Hazardous Materials, and all local laws and regulations related to environmental matters and any specific agreements entered into with any competent authorities which include commitments related to environmental matters.

“Equity Interest” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, but excluding debt securities convertible or exchangeable into such equity.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person treated as a single employer with any Obligor, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) a reportable event as defined in Section 4043 of ERISA with respect to a Title IV Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event; (b) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Title IV Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following thirty (30) days; (c) a withdrawal by any Obligor or any ERISA Affiliate thereof from a Title IV Plan or the termination of any Title IV Plan resulting in liability under Sections 4063 or 4064 of ERISA; (d) the withdrawal of any Obligor or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by any Obligor or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Title IV Plan or Multiemployer Plan; (f) the imposition of liability on any Obligor or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the failure by any Obligor or any ERISA Affiliate thereof to make any required contribution to a Title IV Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Title IV Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Title IV Plan or the failure to make any required contribution to a Multiemployer Plan; (h) the determination that any Title IV Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (i) an event or condition constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan; (j) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or any ERISA Affiliate thereof; (k) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Title IV Plan; (l) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Obligor is directly or indirectly liable; or (m) the imposition of any Lien (or the fulfillment of the conditions for the imposition of any Lien) on any of the rights, properties or assets of any Obligor or any ERISA Affiliate thereof, in either case pursuant to Section 302(f), 303(k), or 4068 of ERISA or to Section 401(a)(29) or 430(k) of the Code.

“ERISA Funding Rules” means the rules regarding minimum required contributions (including any installment payment thereof) to Title IV Plans, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EU Insolvency Regulation” means Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

“Event of Default” has the meaning set forth in Section 10.01.

“Excess Funding Guarantor” has the meaning set forth in Section 11.08.

“Excess Payment” has the meaning set forth in Section 11.08.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Accounts” means Deposit Accounts, Securities Accounts or Commodity Accounts (a) maintained outside of the United States of America in an aggregate balance thereof not to exceed One Hundred Thousand ($100,000.00) at any time, (b) used exclusively to maintain deposits subject to a Lien described in Section 9.02(m), (o) or (p), (c) that are zero-balance accounts and (d) exclusively used for withholding payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the employees of Borrowers and their Subsidiaries.

“Excluded Subsidiary” means any Subsidiary (a) that constitutes an Immaterial Subsidiary or (b) for which the provision of a Guarantee of the Obligations would result in material adverse tax consequences (as reasonably agreed by the Borrowers and the Administrative Agent); provided that, in respect of clause (b) above, such material adverse tax consequences shall not have resulted from such Subsidiary being formed or organized in a foreign jurisdiction in contemplation of avoiding compliance with the requirement to provide a Guarantee of the Obligations; provided, further, no Excluded Subsidiary shall own or exclusively control any Material Intellectual Property.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes in each case (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of a Lender, its applicable lending office located in, the jurisdiction imposing such Tax or (ii) that are Other Connection Taxes, (b) any U.S. federal withholding Taxes that are imposed on amounts payable to Lender to the extent that the obligation to withhold amounts existed on the date that (i) Lender became a “Lender” under this Agreement or (ii) Lender changes its lending office, except in each case to the extent Lender is a direct or indirect assignee of any other Lender that was entitled, at the time the assignment of such other Lender became effective, to receive additional amounts under Section 5.03 or Lender was entitled to receive additional amounts under Section 5.03 immediately before it changed its lending office, (c) any Taxes imposed in connection with FATCA and (d) Taxes attributable to such Recipient’s failure to comply with Section 5.03(e).

“Executive Order” means the US Executive Order No. 13224 on Blocking Property and Prohibiting Transactions with Persons who commit, Threaten to Commit, or Support Terrorism.

“Existing Indebtedness” means Indebtedness and other obligations outstanding under that certain Loan and Security Agreement dated as of September 24, 2020 by and among the Obligors and Kennedy Lewis Management LP, as amended prior to the Closing Date.

“Existing Letters of Credit” means any letter of credit previously issued that will remain outstanding on and after the Closing Date and is listed on Schedule 4.

“Expense Deposit” means a cash deposit in the amount of $50,000 made by Administrative Borrower to an Affiliate of Perceptive Advisors LLC pursuant to the Proposal Letter for the prepayment of the Lenders’ costs and expenses (payable pursuant to Section 13.03(a) and/or the Proposal Letter) incurred prior to the Closing Date.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“FD&C Act” means the U.S. Food, Drug and Cosmetic Act of 1938 (or any successor thereto), as amended from time to time.

“FDA” means the U.S. Food and Drug Administration and any successor entity.

“FDA Laws” means all applicable statutes, rules, regulations and orders administered or issued by the (a) FDA, including without limitation, the FD&C Act and its implementing regulations or (b) any non-U.S. Regulatory Authority equivalent of the FDA, including the European Medicines Agency.

“Federal Health Care Program” has the meaning specified in Section 1128B(f) of the Social Security Act and includes the programs commonly known as Medicare, Medicaid, TRICARE and CHAMPVA.

“Floor” means a rate of interest equal to 4.75%.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” shall mean the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination. Subject to Section 1.02, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements described in Section 7.04(a).

“General Partner” means West Affum GP Ltd., an exempted company incorporated with limited liability in the Cayman Islands.

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certification, accreditation, registration, clearance, exemption, filing or notice that is issued or granted by or from (or pursuant to any act of) any Governmental Authority, including any application or submission related to any of the foregoing.

“Governmental Authority” means any nation, government, branch of power (whether executive, legislative or judicial), state, municipality or other political subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government, including without limitation Regulatory Authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, courts, bodies, boards, tribunals and dispute settlement panels, and other law-, rule- or regulation-making organizations or entities of any State, territory, county, city or other political subdivision of the United States, the United Kingdom, Ireland or the Cayman Islands.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit A by an entity that, pursuant to Section 8.11(a), is required to become a “Guarantor”.

“Guaranteed Obligations” has the meaning set forth in Section 11.01.

“Guarantor” means, collectively, Intermediate Holdings and each Subsidiary of a Borrower (other than OpCo) on the Closing Date or joined as a Guarantor from time to time pursuant to Section 8.11(a).

“Hazardous Material” means any substance, element, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Health Care Compliance Program” has the meaning set forth in Section 7.07(g).

“Health Care Laws” means, collectively, all Laws applicable to the business of Borrower or any other Obligor regulating the manufacturing, sale, distribution, labeling, marketing, or promotion, or the provision of and payment for, health care products, items and services, including but not limited to (a) all applicable Laws relating to the privacy, security, storage, or collection of consumer information, including but not limited to the HIPAA and state health information privacy and security laws; (b) all applicable Laws relating to fraud and abuse, false claims, self-referral, kickbacks, fee-splitting, or patient brokering, including but not limited to (i) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)) and any similar state laws, (ii) the Ethics in Patient Referrals Act (Stark Law) (42 U.S.C. § 1395nn) and any similar state laws, (iii) the civil False Claims Act (31 U.S.C. § 3729 et seq.) and any similar state laws, (iv) the federal health care program exclusion provisions (42 U.S.C. § 1320a-7), (v) the Civil Monetary Penalties Act (42 U.S.C. § 1320a-7a), (vi) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173)), and (vii) other applicable requirements relating to prohibited remuneration, or the defrauding of, or making of any false claim, false statement, or misrepresentation of material facts to the Federal Health Care Programs or any Third-Party

Payor Program); (c) all applicable FDA Laws; (d) all applicable Laws regarding the provision of health care supplies, items or services to Federal Health Care Program beneficiaries or the billing of the Federal Health Care Programs; (e) all applicable Law regarding clinical research and patient consent; (f) required Permits, including relating to the licensure or registration of health care providers, suppliers, facilities, and manufacturers; and (g) all rules and regulations promulgated under or pursuant to any of the foregoing.

“Hedging Agreement” means any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d-1329d-8, as amended by the Health Information Technology for Economic and Clinical Health Act, enacted as Title XIII of the American Recovery and Reinvestment Act of 2009, Public Law 111-5, as the same may be further amended, modified or supplemented from time to time, and its implementing regulations.

“IDE” means an application, including an application filed with any Regulatory Authority, for authorization to commence human clinical studies with respect to any Device, including (a) an Investigational Device Exemption as defined in the FD&C Act or any successor application or procedure filed with the FDA, (b) an abbreviated Investigational Device Exemption as specified in FDA regulations in 21 C.F.R. § 812.2(b), (c) any equivalent of any of the foregoing pursuant to or under any non-U.S. country or regulatory jurisdiction, (d) all amendments, variations, extensions and renewals of any of the foregoing that may be filed with respect thereto, and (e) all documents and correspondence with Institutional Review Boards, whether U.S. or non-U.S., or equivalent.

“Immaterial Subsidiary” is a Subsidiary other than an Obligor, that (a) generates revenue in the aggregate less than $500,000 in any trailing twelve (12) month period and (b) holds in the aggregate assets that constitute less than $500,000 in any trailing twelve (12) month period; provided that if the consolidated revenue or consolidated assets of all Subsidiaries that would otherwise be an “Immaterial Subsidiary” pursuant to clauses (a) and (b) above exceeds (i) in the case of consolidated revenues in clause (a), $2,500,000 in any trailing twelve (12) month period and (ii) in the case of consolidated total assets in clause (b), $2,500,000 in any trailing twelve (12) month period, then Borrowers shall designate in writing to the Administrative Agent one or more of such Subsidiaries to become Obligors to the extent necessary to eliminate such excess.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments, (c) [reserved], (d) all obligations of such Person under conditional sale or other title retention agreements relating to Property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of Property or services (excluding current accounts payable incurred in the Ordinary Course of Business not overdue by more than one hundred twenty (120) days),

(f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) obligations under any Hedging Agreement, currency swaps, forwards, futures or derivatives transactions, (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (l) all obligations of such Person under license or other agreements containing a guaranteed minimum payment or purchase by such Person, (m) any Disqualified Equity Interests of such Person, (n) any earnout obligation at the time such obligation is both required to be reflected as a liability on the balance sheet of such Person in accordance with GAAP and not paid after becoming due and payable and (o) all other obligations required to be classified as indebtedness of such Person under GAAP. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Party” has the meaning set forth in Section 13.03(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Ineligible Assignee” means (a) a natural person, (b) the Obligors or any of their respective Affiliates and (c) so long as no Event of Default shall have occurred and is continuing, any Disqualified Lender.

“Information” has the meaning set forth in Section 13.17.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, restructuring, reorganization, examinership (in the case of the Irish Obligor, or an Obligor with a COMI in Ireland), rescue process, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Institutional Review Board” means any board, committee, or other group formally designated by an institution to review, to approve the initiation of, and to conduct periodic review of, biomedical research involving human subjects, or any Institutional Review Board as defined by 21 C.F.R. Part 56 or 45 C.F.R. Part 46.

“Intellectual Property” means all Patents, Trademarks, Copyrights, industrial designs, Technical Information, whether registered or not, whether domestic or foreign, including all of the following: (a) applications, registrations, amendments and extensions relating to any of the foregoing; (b) rights and privileges arising under any applicable Laws with respect to any of the foregoing; (c) rights to sue for or collect any damages from any past, present or future infringements of any of the foregoing; and (d) rights of the same or similar effect or nature as described above in any jurisdiction corresponding to any of the foregoing throughout the world.

“Intercompany Subordinated Demand Promissory Note” means an Intercompany Subordinated Demand Promissory Note in substantially the form of Exhibit K.

“Interest Period” means a period of one month or such other period as may be agreed to by the Administrative Agent (and in each case, subject to the availability thereof); provided that (a) the Interest Period shall commence on the date of an advance and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the next preceding Interest Period expires, (b) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day, (c) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is not a numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period, (d) no Interest Period shall extend beyond the Maturity Date and (e) no tenor that has been removed from this definition pursuant to 3.02(c)(iv) shall be available.

“Intermediate Holdings” means West Affum Intermediate Holdings Corp., an exempted company incorporated with limited liability in the Cayman Islands.

“Intermediate Holdings Equitable Share Charge” means a Cayman Islands law governed equitable share mortgage, dated as of the Closing Date and issued by Intermediate Holdings in favor of the Administrative Agent over the shares of West Affum Corp.

“Intermediate Holdings Fixed and Floating Charge” means a Cayman Islands law governed Debenture, dated as of the Closing Date and issued by Intermediate Holdings in favor of the Administrative Agent.

“Invention” means any novel, inventive or useful art, apparatus, method, process, machine (including any article or Device), manufacture or composition of matter, or any novel, inventive and useful improvement in any art, method, process, machine (including any article or Device), manufacture or composition of matter.

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan, assumption of debt or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person), but excluding any such advance, loan or extension of credit in the nature of an ordinary course trade receivable having a term not exceeding ninety (90) days arising in connection with the sale of services, inventory or supplies by such Person in the Ordinary Course of Business; (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; (d) the entering into any joint venture; or (e) the entering into of any Hedging Agreement. The amount of an Investment will be determined at the time the Investment is made without giving effect to any subsequent changes in value.

“Ireland” means Ireland, excluding Northern Ireland (and “Irish” shall be construed accordingly).

“Irish Anti-Corruption Laws” means the Criminal Justice (Corruption Offences) Act 2018 of Ireland.

“Irish Anti-Terrorism Laws” means the Criminal Justice (Money Laundering and Terrorist Financing) Act 2010.

“Irish Debenture” means the Irish law debenture, dated as of the Closing Date, among the Irish Obligor and the Administrative Agent, granting a security interest in the assets, rights, title, interests and property constituting “Security Assets” thereunder in favor of the Administrative Agent for the benefit of the Lenders.

“Irish Economic Sanctions Laws” means the Financial Transfers Act 1992 and all Irish laws and regulations which implement EU and UN trade and/or financial sanctions.

“Irish Obligor” means West Affum Holdings Designated Activity Company, a designated company limited by shares incorporated in Ireland with company number 696250.

“Irish Security Documents” means, collectively, the Irish Debenture and the Irish Share Charge.

“Irish Share Charge” means an Irish law governed share charge, dated as of the Closing Date, between West Affum Corp., as mortgagor and Administrative Agent in respect of shares held in the Irish Obligor.

“IRS” means the U.S. Internal Revenue Service or any successor agency, and to the extent relevant, the U.S. Department of the Treasury.

“Judgment Currency” has the meaning set forth in Section 13.22(a).

“Judgment Currency Conversion Date” has the meaning set forth in Section 13.22(a).

“Key Person” means Brian Webster or such other person as may be appointed by Administrative Borrower as its replacement from time to time.

“Laws” means, collectively, all international, foreign, federal, state, provincial, territorial, municipal and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” has the meaning set forth in the introduction hereto.

“Lien” means any mortgage, lien, pledge, assignment by way of security, charge or other security interest, or any lease, title retention agreement, mortgage, restriction, easement, right-of-way, option or adverse Claim (of ownership or possession) or other encumbrance of any kind or character whatsoever or any preferential arrangement that has the practical effect of creating a security interest.

“Loan Documents” means, collectively, this Agreement, any Note, the Security Documents, any Guarantee Assumption Agreement, any landlord collateral access agreement, any subordination agreement, intercreditor agreement or other present or future document, instrument, agreement or certificate delivered to any Lender in connection with this Agreement or any of the other Loan Documents, in each case, as amended, restated, supplemented or otherwise modified.

“Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of such Lender’s portion of the Term Loans; provided, at any time prior to the making of any Term Loans, the Loan Exposure of any Lender shall be equal to such Lender’s Commitment with respect to such Term Loan.

“Loss” means judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any Claim or any proceeding relating to any Claim.

“Majority Lenders” means, at any time, one or more Lenders having or holding Loan Exposure and representing more than 50% of the aggregate Loan Exposure of all Lenders.

“Margin Stock” means “margin stock” within the meaning of Regulations U and X.

“Material Adverse Change” and “Material Adverse Effect” mean a material adverse change in or effect on (a) the business, financial condition, operations, performance or Property of the Obligors taken as a whole, (b) the ability of any Obligor to perform its obligations under any Loan Document, or (c) the legality, validity, binding effect or enforceability of the Loan Documents or the rights and remedies of any Lender under any of the Loan Documents.

“Material Agreement” means (a) any Contract which is listed in Schedule 7.14, (b) any other Contract to which any Obligor is a party or a beneficiary from time to time, or to which any assets or properties of any Obligor is bound, the loss or termination of which would reasonably be expected to result in a Material Adverse Effect, and (c) any other Contract to which any Obligor is a party or a guarantor (or equivalent) whether existing as of the date hereof or in the future that during any period of twelve (12) consecutive months is reasonably expected to (A) result in payments or receipts (including royalty, licensing or similar payments) made to any Obligor in an aggregate amount in excess of $1,000,000 or (B) require payments or expenditures (including royalty, licensing or similar payments) made by any Obligor in an aggregate amount in excess of $1,000,000.

“Material Indebtedness” means, at any time, any Indebtedness of any Obligor, the outstanding principal amount of which, individually or in the aggregate, exceeds $1,000,000.

“Material Intellectual Property” means all Obligor Intellectual Property, whether currently owned, acquired, developed or obtained after the date hereof (a) the loss of which would reasonably be expected to have or result in a Material Adverse Effect or (b) that has a fair market value in excess of $1,000,000.

“Maturity Date” means the earlier to occur of (a) the Stated Maturity Date, and (b) the date on which the Term Loans are accelerated pursuant to Section 10.02.

“Minimum Liquidity” has the meaning set forth in Section 8.15(a).

“Multiemployer Plan” means any “multiemployer plan,” as defined in Section 400l(a)(3) of ERISA, to which any Obligor or ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Net Cash Proceeds” means,

(a) with respect to the incurrence or issuance of any Indebtedness incurred by an Obligor not permitted under Section 9.01, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance over (ii) the investment banking fees, underwriting discounts, commissions, costs and other reasonable expenses and other customary expenses (including reasonable attorney’s, accountant’s and other similar professional advisor’s fees), incurred by such Obligor in connection with such incurrence or issuance to third parties (other than any other Obligor or any of their respective Affiliates);

(b) with respect to any Casualty Event, the amount of cash proceeds actually received from time to time by or on behalf of an Obligor after deducting therefrom only (i) actual costs and expenses related thereto incurred by such Obligor in connection therewith and (ii) Taxes paid or payable in connection therewith; and

(c) with respect to any Asset Sale, the excess, if any, of (i) cash proceeds received in respect of such Asset Sale (including cash proceeds subsequently received (as and when received)) over (ii) the sum of (A) the direct costs of such Asset Sale then payable by the recipient of such proceeds excluding amounts payable to any Obligor, (B) taxes paid or payable, including sales, uses taxes and income taxes by such recipient as a result thereof, (C) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Permitted Lien on the properties subject to such Asset Sale and (D) amounts reserved or deposited in escrow with respect to indemnity payments or price adjustments until such amounts are released to the Obligors.

“Net Revenue” means, with respect to Intermediate Holdings and its Subsidiaries, all amounts paid to and received by such Person in the ordinary course of business that, in accordance with GAAP, would be classified as net revenue.

“Note” means a promissory note executed and delivered by Borrowers to any Lender in the form attached hereto as Exhibit C.

“Notice of Intent to Cure” has the meaning set forth in Section 8.15(b).

“Obligations” means, with respect to any Obligor, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Obligor to any Lender or any other Indemnified Party hereunder, arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument for the payment of money, including, without duplication, (a) the principal amount of the Term Loans, (b) all interest on the Term Loans (including accrued but uncapitalized PIK Interest and interest accruing at the Default Rate), whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a Claim for post-filing or post-petition interest is allowed in any such proceeding, (c) any Prepayment Premium, and (d) all other fees, expenses, interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Obligor under any Loan Document.

“Obligor Intellectual Property” means Intellectual Property owned by any of the Obligors.

“Obligors” means, collectively, Borrowers, each Guarantor and each of their respective successors and permitted assigns.

“Observer” has the meaning set forth in Section 8.18.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury (or any successor thereto).

“OFSI” means the Office of Financial Sanctions Implementation of His Majesty’s Treasury of the United Kingdom.

“OpCo” has the meaning set forth in the introduction hereto.

“Ordinary Course of Business” means, with respect to the Obligors, the ordinary course of business generally consistent with past custom and practice (including with respect to nature, scope, magnitude, quantity and frequency).

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership or exempted limited partnership, its certificate of limited partnership or certificate of registration (as applicable), as amended, section 9 and 10 (if any) statements (if applicable) and its partnership agreement or exempted limited partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, (d) with respect to any limited liability company or any exempted company, its articles of organization or certificate of incorporation, including on change of name (as applicable), as amended, statutory registers (if applicable) and its operating agreement or memorandum and articles of association (as applicable), as amended, and (e) with respect to any designated activity company incorporated in Ireland, its constitution together with its certificate of incorporation (together with any applicable certificate of incorporation on change of name, re-registration or conversion). In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar government official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such government official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Term Loans or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.03(h)).

“Parent” means West Affum Holdings, L.P., a Cayman Islands exempted limited partnership, acting at all times by and through its general partner, West Affum GP Ltd., a Cayman Islands exempted company.

“Participant” has the meaning set forth in Section 13.05(e).

“Participant Register” has the meaning set forth in Section 13.05(f).

“Patents” has the meaning set forth in the Security Documents.

“Payment Date” means the last day of each fiscal quarter of the Borrowers, commencing on September 30, 2023; provided that if such last day of such Interest Period is not a Business Day, then the Payment Date for such Interest Period will be the next succeeding Business Day.

“PBGC” means the United States Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perceptive” has the meaning set forth in the introduction hereto.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR.”

“Permits” means all permits, licenses, registrations, certificates, orders, approvals, authorizations, consents, waivers, franchises, variances and similar rights issued by or obtained from any Governmental Authority or any other Person, including, without limitation, those relating to Environmental Laws and Health Care Laws.

“Permitted Acquisition” means any Acquisition by any Obligor or any of its wholly-owned Subsidiaries, by (a) purchase, merger, amalgamation, license or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person or (b) license arrangement for the rights to use, develop, market or otherwise commercialize any Patents, Trademarks, Copyrights or other Intellectual Property (other than Permitted Licenses); provided that:

(i) immediately prior to, and immediately after giving effect thereto, no Default shall have occurred and be continuing or would result therefrom;

(ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Laws and in conformity in all material respects with all applicable Governmental Approvals;

(iii) in the case of the Acquisition of all of the Equity Interests of such Person, all of the Equity Interests (except for any such securities in the nature of directors’ qualifying shares required pursuant to applicable Law) acquired, or otherwise issued by such Person or any newly formed Subsidiary of such Obligor in connection with such Acquisition, shall be owned 100% by an Obligor and Borrowers shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of an Obligor, each of the actions set forth in Section 8.11, if applicable;

(iv) such Person (in the case of an Acquisition of Equity Interests) or assets (in the case of an Acquisition of assets or a division) (A) shall be engaged or used, as the case may be, in the same business or lines of business in which a Borrower and/or its Subsidiaries are engaged or a business reasonably and substantially related thereto or (B) shall have a similar customer base as Borrowers and/or their Subsidiaries;

(v) Administrative Borrower shall have provided the Administrative Agent with at least ten (10) Business Days’ prior written notice of the consummation of any such Acquisition, together with summaries, prepared in reasonable detail, of all due diligence conducted by or on behalf of Borrowers or the applicable Subsidiary prior to such Acquisition;

(vi) the Acquisition shall have been approved by the Board or other governing body or controlling Person of the Person acquired or the Person from whom such assets or division is acquired; and

(vii) on a pro forma basis after giving effect to such Acquisition, Intermediate Holdings and its Subsidiaries shall be in compliance with the covenants set forth in Section 8.15.

“Permitted Cash Equivalent Investments” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than two (2) years from the date of acquisition, (b) commercial paper with an average maturity of no more than one (1) year and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) any money market funds or other investment vehicles whose principal investments are in investments described in clauses (a) or (b) above, and (d) certificates of deposit maturing no more than one (1) year after issue.

“Permitted Indebtedness” means any Indebtedness permitted under Section 9.01.

“Permitted IPO Reorganization” means any transactions or actions taken in connection with and reasonably related to consummating an initial public offering of a Borrower or any direct or indirect parent thereof, so long as (a) such transaction does not result in a Change of Control, (b) after giving effect thereto, the security interest of the Administrative Agent, on behalf of the Lenders in the Collateral, taken as a whole, is not materially impaired (as reasonably determined by Borrowers and the Administrative Agent in good faith) and (c) such offering is not a result of a “reverse merger”, special purpose acquisition company transaction or similar transactions.

“Permitted Licenses” means (a) licenses of off the shelf software that is commercially available to the public, (b) non-exclusive licenses or sublicenses of Intellectual Property entered into in the Ordinary Course of Business, (c) licenses permitted pursuant to Section 9.09(k) and (d) licenses for the use of Obligor Intellectual Property, in each case, entered into in the Ordinary Course of Business or as otherwise may be approved by the applicable Obligor’s Board and so long as (i) no Event of Default has occurred and is continuing at the time such license is entered into and (ii) such license does not materially impair the Lenders from exercising their rights under any of the Loan Documents.

“Permitted Liens” means any Liens permitted under Section 9.02.

“Permitted Refinancing” means, with respect to any Indebtedness permitted to be refinanced, extended, renewed or replaced hereunder, any refinancings, extensions, renewals and replacements of such Indebtedness; provided that such refinancing, extension, renewal or replacement shall not (a) increase the outstanding principal amount of the Indebtedness being refinanced, extended, renewed or replaced other than by an amount equal to the amount of fees, expenses, premium incurred in connection with such refinancings, extensions, renewals and replacements, (b) contain terms relating to outstanding principal amount, amortization, interest rate or equivalent yield, maturity, collateral security (if any) or subordination (if any), or other material terms that, taken as a whole, are less favorable in any material respect to any Obligor or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, (c) contain any new requirement to grant any Lien or to give any Guarantee that was not an existing requirement of the Indebtedness being refinanced and (d) after giving effect to such refinancing, extension, renewal or replacement, no Default shall have occurred (or could reasonably be expected to occur) as a result thereof.

“Person” means any individual, corporation, exempted company, exempted limited partnership, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.

“PFIC” has the meaning set forth in Section 8.01(j).

“PIK Interest” shall mean payment-in-kind of interest in respect of the Term Loans by increasing the outstanding principal amount of each Term Loan to which such interest relates by an amount equal to such portion of interest, rather than paying such portion of interest in cash.

“Prepayment Premium” has the meaning set forth in Section 3.03(a).

“Pro Rata Share” has the meaning set forth in Section 11.08.

“Product” means (a) those Devices set forth (and described in reasonable detail) on Schedule 3 attached hereto, and (b) any current or future Device subject to any Product Development and Commercialization Activities by any Obligor, including any such Device currently in development.

“Product Agreement” means, with respect to any Product, any Contract, license, document, instrument, interest (equity or otherwise) or the like under which one or more Persons grants or receives (a) any right, title or interest with respect to any Product Development and Commercialization Activities of such Product, or (b) any right to exclude any other Person from engaging in, or otherwise restricting any right, title or interest as to, any Product Development and Commercialization Activities with respect to such Product, including any Contract with suppliers, manufacturers, distributors, clinical research organizations, hospitals, group purchasing organizations, wholesalers, pharmacies or any other Person related to such entity.

“Product Assets” means, with respect to any Product, (a) any and all rights, title and interest of a Borrower or any of its Subsidiaries in any assets relating to such Product or any Product Development and Commercialization Activities with respect to such Product, (b) all Product Related Information with respect to such Product or any related Product Development and Commercialization Activities, (c) any Product Agreement related to such Product or any such Product Development and Commercialization Activities, (d) any Intellectual Property, Regulatory Approvals and similar assets with respect to such Product or any such Product Development and Commercialization Activities, and (e) all rights, title and interests in any other property, tangible or intangible, manifesting or otherwise in respect of such Product or any such Product Development and Commercialization Activities, including, without limitation, inventory, accounts receivable or similar rights to receive money or payment pertaining thereto and all proceeds of the foregoing.

“Product Authorizations” means any and all Governmental Approvals (including all applicable IDEs, Device Clearance Applications, supplements, amendments, governmental price and reimbursement approvals and approvals of applications for regulatory exclusivity), safety or quality specifications and standards, or any other authorizations of any applicable Regulatory Authority in each case necessary for the manufacturing, development, distribution, ownership, use, storage, import, export, transport, promotion, marketing, sale or other commercialization of any Product or for any Product Development and Commercialization Activities with respect thereto in any country or jurisdiction, whether U.S. or non-U.S.

“Product Development and Commercialization Activities” means, with respect to any Product, any combination of research, development, manufacture, import, use, sale, licensing, importation, storage, design, labeling, marketing, promotion, supply, distribution, testing, packaging, purchasing or other commercialization activities, receipt of payment in respect of any of the foregoing (including, without limitation, in respect of licensing, royalty or similar payments), or any similar or other activities the purpose of which is to commercially exploit such Product.

“Product Related Information” means, with respect to any Product, all books, records, lists, ledgers, files, manuals, Contracts, correspondence, reports, plans, drawings and data (in any form or medium), and all techniques and other know-how, owned or possessed by a Borrower or any of its Subsidiaries that is necessary or required for any Product Development and Commercialization Activities relating to such Product, including (a) brand materials, packaging and other trade dress, customer targeting and other marketing, promotion and sales materials and information, referral, customer, supplier and other contact lists and information, product, business, marketing and sales plans, research, studies and reports, sales, maintenance and production records, training materials and other marketing, sales and promotional information, (b) clinical data, information included or supporting any Product Authorization or other Regulatory Approval, any regulatory filings, updates, notices and correspondence (including adverse event and other pharmacovigilance and other post-marketing reports and information, etc.), technical information, product development and operational data and records, and all other documents, records, files, data and other information relating to product development, manufacture and use, (c) litigation and dispute records, and accounting records, (d) all documents, records and files relating to Intellectual Property, including all correspondence from and to third parties (including Intellectual Property counsel and patent, trademark and other Intellectual Property registries, including the United States Patent and Trademark Office), and (e) all other information, techniques and know-how necessary or required in connection with the Product Development and Commercialization Activities for any Product.

“Prohibited Payment” means any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including meals or entertainment) to any officer, employee or ceremonial office holder of any government or instrumentality thereof, political party or supra-national organization (such as the United Nations), any political candidate, any royal family member or any other person who is connected or associated personally with any of the foregoing that is prohibited under any Requirement of Law.

“Projections” has the meaning set forth in Section 7.04(b).

“Property” of any Person means any property or assets, or interest therein, of such Person.

“Proportionate Share” means, with respect to any Lender, the percentage obtained by dividing (a) the Loan Exposure of such Lender then in effect by (b) the aggregate Loan Exposure of all Lenders then in effect.

“Proposal Letter” means the letter agreement, dated May 22, 2023, among Administrative Borrower and Perceptive Advisors LLC, regarding the transactions contemplated hereby and the outline of proposed terms and conditions attached thereto.

“Publicly Reporting Company” means an issuer generally subject to the public reporting requirements of the Exchange Act.

“Qualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person that is not a Disqualified Equity Interest.

“Qualified Public Offering” shall mean the initial underwritten public offering of common Equity Interests of a Borrower (or any direct or indirect parent thereof) pursuant to an effective registration statement filed with the United States Securities and Exchange Commission in accordance with the Securities Act of 1933 or similar laws of other jurisdictions, raising net cash proceeds of at least $50,000,000.

“Recipient” means any Lender or the Administrative Agent.

“Redemption Date” has the meaning set forth in Section 3.03(a).

“Redemption Price” has the meaning set forth in Section 3.03(a).

“Referral Source” has the meaning set forth in Section 7.07(b).

“Register” has the meaning set forth in Section 13.05(d).

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as amended.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as amended.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as amended.

“Regulatory Approvals” means any Governmental Approval relating to any Product or any Product Development and Commercialization Activities related to such Product, including any Product Authorizations with respect thereto.

“Regulatory Authority” means any Governmental Authority that is concerned with or has regulatory or supervisory oversight with respect to any Product or any Product Development and Commercialization Activities relating to any Product, including the FDA and all equivalent Governmental Authorities, whether U.S. or non-U.S.

“Relevant Governmental Body” shall mean the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.

“Representatives” has the meaning set forth in Section 13.17.

“Requirement of Law” means, as to any Person, any Law applicable to or binding upon such Person or any of its Properties or revenues.

“Resignation Effective Date” has the meaning set forth in Section 12.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any Person means each of the president, chief executive officer and chief financial officer of such Person or, in the case of an Obligor incorporated in Ireland, a director or the secretary of such Obligor.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interest of the Obligors, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Obligors or any option, warrant or other right to acquire any such shares of capital stock of an Obligor.

“Restrictive Agreement” means any indenture, agreement, instrument or other binding arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Obligor to create, incur or permit to exist any Lien upon any of its Property (other than (i) customary provisions in Contracts (including without limitation leases and in-bound licenses of Intellectual Property) restricting the assignment thereof, (ii) restrictions or conditions imposed by any agreement governing secured Permitted Indebtedness permitted under Section 9.01(g), to the extent that such restrictions or conditions apply only to the Property securing such Indebtedness and (iii) software and other Intellectual Property licenses pursuant to which an Obligor is the licensee of the relevant software or Intellectual Property, as the case may be (in which case, any prohibition or limitation shall relate only to the assets or rights subject to the applicable license and/or the license itself)), or (b) the ability of any Obligor to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to any Obligor or to Guarantee Indebtedness of any Obligor, in each case of clauses (a) and (b), other than (i) agreements that are binding on an Obligor at the time such Obligor first becomes a wholly-owned Subsidiary of any Borrower, so long as such agreement were not entered into solely in contemplation of such Person becoming a wholly-owned Subsidiary of any Borrower, (ii) agreements which are customary in joint venture or similar arrangements applicable to joint ventures permitted under Section 9.05(l) and applicable solely to such joint venture entered into in the Ordinary Course of Business, (iii) leases, subleases, licenses or asset sale agreement otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (iv) restrictions which are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrowers or any Obligors or the assignment of any license or sublicense agreement, (v) customary provisions restricting assignment of any agreement entered into in the Ordinary Course of Business or consistent with past practice, (vi) restrictions on cash or deposits imposed by customers under contracts entered into in the Ordinary Course of Business or consistent with past practice and (vii) customary restrictions contained in any Permitted Refinancing thereof.

“Rights” has the meaning set forth in Section 12.10(i).

“Sanctions” means economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by any Governmental Authority (including, but not limited to, OFAC, the U.S. Department of State, the U.S. Department of Commerce or OFSI).

“Sanctions Laws” means all laws, rules, regulations and requirements of any jurisdiction applicable to the Lender, any Obligor (as applicable) or any other Loan Documents concerning or relating to Sanctions, terrorism or money laundering.

“SEC” means United States Securities and Exchange Commission.

“Securities Account” has the meaning set forth in the Security Agreement.

“Security Agreement” means the Security Agreement, dated as of the date hereof, in substantially the form of Exhibit G, among the Obligors, the Lenders and the Administrative Agent, granting a security interest in the personal Property constituting Collateral thereunder in favor of the Administrative Agent for the benefit of the Lenders.

“Security Documents” means, collectively, the Security Agreement, each Short-Form IP Security Agreement, the Cayman Security Documents, the Irish Security Documents, and each other security document, control agreement or financing statement executed to perfect Liens in favor of the Administrative Agent for the benefit of the Lenders.

“Segregated Health Care Account” means a deposit account of an Obligor in the name of such Obligor and under the sole dominion and control of such Obligor maintained in accordance with the requirements of Section 8.17(b) hereof, the only funds on deposit in which constitute the direct proceeds of payments made by Federal Health Care Programs.

“Short-Form IP Security Agreements” means short-form copyright, patent or trademark (as the case may be) security agreements, dated as of the date hereof, in substantially the form of Exhibits H-1 and H-2, entered into by one or more Obligors in favor of the Administrative Agent for the benefit of the Lenders, each in form and substance satisfactory to the Administrative Agent.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvent” means, with respect to any Person, that (a) the present fair saleable value of the Property of such Person is greater than the total amount of liabilities (including contingent liabilities) of such Person, (b) the present fair saleable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, and (c) such Person: (i) (where such is not the Irish Obligor) has not incurred and does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (ii) (where such Person is the Irish Obligor) is not “unable to pay its debts” (within the meaning of Section 509 or 570 of the Companies Act 2014 of Ireland (as amended)).

“Sponsor” means Bain Capital Private Equity, LP and its Affiliates (other than any portfolio operating companies).

“Sponsor Equity Commitment Letter” means a commitment letter provided by Bain Charger Holdings, LP to contribute equity to West Affum Holdings, L.P. (which may be in the form of either preferred equity or Sponsor Convertible Notes) for gross proceeds of no less than $25,000,000.

“Sponsor Convertible Notes” means unsecured subordinated convertible notes issued to Sponsor by Borrowers in an aggregate principal amount not to exceed $25,000,000.

“Standard Bodies” means any of the organizations that create, sponsor or maintain safety, quality or other standards, including ISO, ANSI, CEN and SCC and the like.

“Stated Maturity Date” means the fifth (5th) anniversary of the Closing Date; provided that if any such date shall occur on a day that is not a Business Day, then the Stated Maturity Date shall be the immediately succeeding Business Day.

“Subsidiary” means, with respect to any Person (the “parent”) at any time of determination, any other Person of which more than 50% of the outstanding capital stock or similar equity interests of such other Person having ordinary voting powers, determined on a fully diluted basis, is at the time directly or indirectly owned or controlled by the parent and in relation to the Irish Obligor includes a “subsidiary” as defined in section 7 of the Companies Act 2014 of Ireland (as amended). Unless the context otherwise specifically requires, the term “Subsidiary” shall be a reference to a Subsidiary of Intermediate Holdings.

“Sweep Agreement” means an agreement, in form and substance reasonably satisfactory to the Administrative Agent, between an Obligor maintaining a Segregated Health Care Account, the Administrative Agent and applicable bank or other financial institution at which such Segregated Health Care Account is maintained, pursuant to which such bank or financial institution (a) agrees to automatically sweep amounts deposited in such Segregated Health Care Account to another account of such Obligor subject to a tri-party springing account control agreement in favor of the Administrative Agent satisfying the requirements set forth in Section 8.17(b) hereof, as and when funds clear and become available in accordance with such bank’s or financial institution’s standard practices and procedures, and (b) agrees not to change such standing sweep instructions until the date at least five (5) days (or such lesser period as the Administrative Agent may agree in its sole discretion or as may be required by applicable Federal Health Care Program laws, rules, regulations, orders, guidelines, requirements, manual provisions or policies) after receipt of notice from the applicable Obligor maintaining such Segregated Health Care Account by Administrative Agent and such bank or financial institution of the termination of such standing sweep instruction.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technical Information” means all trade secrets and other proprietary or confidential information, which may include any information of a scientific, technical, or business nature in any form or medium, standards and specifications, conceptions, ideas, innovations, discoveries, Invention disclosures, all documented research, developmental, demonstration or engineering work, data, plans, specifications, reports, summaries, experimental data, manuals, models, samples, know-how, technical information, systems, methodologies, computer programs or information technology.

“Term Loans” means the Tranche A Term Loan, the Tranche B Term Loan and the Tranche C Term Loan.

“Term SOFR” means the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government

Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further, Term SOFR shall be rounded upwards to the next 1/100% (if necessary); provided, further, however, if Term SOFR as so determined shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Third-Party Payor Authorizations” means all participation agreements, provider or supplier agreements, enrollments, accreditations, and billing numbers required to participate in and receive reimbursement from a Third-Party Payor Program.

“Third-Party Payor Program” means any Federal Health Care Program, or any other health care payment or reimbursement program in which an Obligor or Subsidiary participates, including programs sponsored by private insurers or managed care plans.

“Title IV Plan” means an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) other than a Multiemployer Plan (a) that is maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof makes contributions or (b) with respect to which any Obligor has any liability, contingent of otherwise, including on account of an ERISA Affiliate, and (iii) that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Trademarks” has the meaning set forth in the Security Documents.

“Tranche A Term Loan” means each loan advanced by a Lender pursuant to Section 2.01(a). For purposes of clarification, any calculation of the aggregate outstanding principal amount of the Tranche A Term Loan on any date of determination shall mean the aggregate principal amount of the Tranche A Term Loan made pursuant to Section 2.01(a) that has not yet been repaid as of such date.

“Tranche A Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Tranche A Term Loan and “Tranche A Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Tranche A Term Loan Commitment, if any, is set forth on Schedule 1. The aggregate amount of the Tranche A Term Loan Commitments as of the Closing Date is $45,000,000.

“Tranche B Term Loan” means each loan advanced by a Lender pursuant to Section 2.01(b). For purposes of clarification, any calculation of the aggregate outstanding principal amount of the Tranche B Term Loan on any date of determination shall mean the aggregate principal amount of the Tranche B Term Loan made pursuant to Section 2.01(b) that has not yet been repaid as of such date.

“Tranche B Term Loan Borrowing Date” means with respect to the Tranche B Term Loan, the Business Day on which all conditions set forth in Section 6.02 have been satisfied or waived by the Lenders and the Tranche B Term Loan is made hereunder.

“Tranche B Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Tranche B Term Loan and “Tranche B Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Tranche B Term Loan Commitment, if any, is set forth on Schedule 1. The aggregate amount of the Tranche B Term Loan Commitments as of the Closing Date is $7,500,000.

“Tranche B Term Loan Commitment Termination Date” means November 1, 2024.

“Tranche C Term Loan” means each loan advanced by a Lender pursuant to Section 2.01(c). For purposes of clarification, any calculation of the aggregate outstanding principal amount of the Tranche C Term Loan on any date of determination shall mean the aggregate principal amount of the Tranche C Term Loan made pursuant to Section 2.01(c) that has not yet been repaid as of such date.

“Tranche C Term Loan Borrowing Date” means with respect to the Tranche C Term Loan, the Business Day on which all conditions set forth in Section 6.03 have been satisfied or waived by the Lenders and the Tranche C Term Loan is made hereunder.

“Tranche C Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Tranche C Term Loan and “Tranche C Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Tranche C Term Loan Commitment, if any, is set forth on Schedule 1. The aggregate amount of the Tranche C Term Loan Commitments as of the Closing Date is $7,500,000.

“Tranche C Term Loan Commitment Termination Date” means February 1, 2025.

“Transactions” means the execution, delivery and performance by each Obligor of this Agreement and the other Loan Documents to which such Obligor is a party and the other transactions contemplated hereby and thereby, including disbursement and application of the proceeds of the Term Loans.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unrestricted Cash” means the balance of unencumbered cash (other than cash encumbered by the Liens permitted pursuant to Sections 9.02(a) and (h)) and Permitted Cash Equivalent Investments (which for greater certainty shall not include any undrawn credit lines), in each case, to the extent held in a Deposit Account subject to a springing account control agreement reasonably satisfactory to the Administrative Agent.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f)(ii)(B)(3).

“Warrant Certificate” means the warrant, in substantially the form of Exhibit I, to be delivered to the Administrative Agent pursuant to Section 6.01(e)(x) with an aggregate value equivalent of 10% of the aggregate amount of Term Loans funded under Section 2.01, as the Warrant Certificate may be amended, replaced or otherwise modified pursuant to the terms thereof.

“West Affum Corp.” has the meaning set forth in the introduction hereto.

“West Affum Corp. Account Charge” means a Cayman Islands law governed account charge issued by West Affum Corp., dated as of the Closing Date, in favor of the Administrative Agent over certain accounts described therein and located in the Cayman Islands.

“West Affum Corp. Fixed and Floating Charge” means a Cayman Islands law governed Debenture, dated as of the Closing Date, issued by West Affum Corp. in favor of the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such Contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02. Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made substantially in accordance with GAAP. If, after the date hereof, any change occurs in GAAP or in the application thereof (an “Accounting Change”) and such change would cause any amount required to be determined for the purposes of the covenants to be maintained or calculated pursuant to Article 8 or 9 to be materially different than the amount that would be determined prior to such change, then Administrative Borrower will provide a detailed notice of such change (an “Accounting Change Notice”) to the Administrative Agent in conjunction with the next required delivery of financial statements pursuant to Section 8.01. If Administrative Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision, regardless of whether any Accounting Change Notice is given before or after such Accounting Change or in the application thereof, then the Administrative Agent and Administrative Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Administrative Agent and Borrowers after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, (a) the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred and (b) Administrative Borrower shall provide to the Administrative Agent a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of any baskets and other requirements hereunder before and after giving effect to such Accounting Change.

All components of financial calculations made to determine compliance with this Agreement shall be adjusted to include or exclude, as the case may be, without duplication, such components of such calculations attributable to any Acquisition or disposition of assets consummated after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by Borrowers based on assumptions expressed therein and that were reasonable based on the information available to Borrowers at the time of preparation of the Compliance Certificate setting forth such calculations. Anything in this Agreement to the contrary notwithstanding, for purposes of calculations made pursuant to the terms of this Agreement, any lease (or similar arrangement conveying the right to use) that is treated as an operating lease for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (“ASU”) shall not be treated as Indebtedness or as a finance lease, and shall continue to be treated as an operating lease (and any future lease or similar arrangement conveying the right to use that would be treated as an operating lease for purposes of GAAP without giving effect to the implementation of ASC 842 shall be treated as an operating lease), in each case for purposes of Indebtedness under this Agreement, notwithstanding such change in GAAP after the issuance of such ASU.

Section 1.03. Interpretation. For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, (a) the terms defined in this Agreement include the plural as well as the singular and vice versa; (b) words importing gender include all genders; (c) any reference to a Section, Article, Annex, Schedule or Exhibit refers to a Section or Article of, or Annex, Schedule or Exhibit to, this Agreement; (d) any reference to “this Agreement” refers to this Agreement, including all Annexes, Schedules and Exhibits hereto, and the words herein, hereof, hereto and hereunder and words of similar import refer to this Agreement and its Annexes, Schedules and Exhibits as a whole and not to any particular Section, Article, Annex, Schedule, Exhibit or any other subdivision; (e) references to days, months and years refer to calendar days, months and years, respectively; (f) all references herein to “include” or “including” shall be deemed to be followed by the words “without limitation”; (g) the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including”; and (h) accounting terms not specifically defined herein shall be construed substantially in accordance with GAAP (except for the term “property,” which shall be interpreted as broadly as possible, including, in any case, cash, securities, other assets, rights under contractual obligations and permits and any right or interest in any property, except where otherwise noted). Unless otherwise expressly provided herein, references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto permitted by the Loan Documents.

Section 1.04. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person; and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.05. Interest Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Obligors. The Administrative

Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Obligors, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE 2.

THE COMMITMENTS

Section 2.01. Term Loans.

(a) Tranche A Term Loan. (i) Subject to the terms and conditions of this Agreement and relying on the representations and warranties set forth herein, each Lender, severally and not jointly, agrees to provide its share of the Tranche A Term Loan to Borrowers on the Closing Date in Dollars in a principal amount equal to such Lender’s Tranche A Term Loan Commitment. No Lender shall have an obligation to make a Tranche A Term Loan in excess of such Lender’s Tranche A Term Loan Commitment.

(ii) Subject to the terms and conditions of this Agreement (including Section 6.01), Administrative Borrower shall deliver to the Administrative Agent a fully executed Borrowing Notice no later than 5 p.m. (Eastern time) at least one (1) Business Day in advance of the Closing Date (or such shorter period to which the Administrative Agent may agree).

(iii) Borrowers may make one borrowing under the Tranche A Term Loan Commitment which shall be on the Closing Date. Subject to Sections 3.01 and 3.03, all amounts owed hereunder with respect to the Tranche A Term Loan shall be paid in full no later than the Maturity Date. Each Lender’s Tranche A Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Tranche A Term Loan Commitment on such date.

(b) Tranche B Term Loan. (i) Subject to the terms and conditions of this Agreement and relying on the representations and warranties set forth herein, each Lender, severally and not jointly, agrees to provide its share of the Tranche B Term Loan to Borrowers, at the request of Administrative Borrower on the Tranche B Term Loan Borrowing Date in Dollars in a principal amount equal to such Lender’s Tranche B Term Loan Commitment. No Lender shall have an obligation to make a Tranche B Term Loan in excess of such Lender’s Tranche B Term Loan Commitment.

(ii) Subject to the terms and conditions of this Agreement (including Section 6.02), Administrative Borrower shall deliver to the Administrative Agent a fully executed Borrowing Notice no later than 5 p.m. (Eastern time) at least three (3) Business Days in advance of the proposed Tranche B Term Loan Borrowing Date (or such shorter period to which the Administrative Agent may agree).

(iii) Borrowers may make one borrowing under the Tranche B Term Loan Commitment which shall be on the Tranche B Term Loan Borrowing Date. Subject to Sections 3.01 and 3.03, all amounts owed hereunder with respect to the Tranche B Term Loan shall be paid in full no later than the Maturity Date. Each Lender’s Tranche B Term Loan Commitment shall terminate immediately and without further action (A) on the Tranche B Term Loan Borrowing Date after giving effect to the funding of such Lender’s Tranche B Term Loan Commitment on such date and (B) automatically on the Tranche B Term Loan Commitment Termination Date.

(c) Tranche C Term Loan. (i) Subject to the terms and conditions of this Agreement and relying on the representations and warranties set forth herein, each Lender, severally and not jointly, agrees, at the request of Administrative Borrower, to provide its share of the Tranche C Term Loan to Borrowers on the Tranche C Term Loan Borrowing Date in Dollars in a principal amount equal to such Lender’s Tranche C Term Loan Commitment. No Lender shall have an obligation to make a Tranche C Term Loan in excess of such Lender’s Tranche C Term Loan Commitment.

(ii) Subject to the terms and conditions of this Agreement (including Section 6.03), Administrative Borrower shall deliver to the Administrative Agent a fully executed Borrowing Notice no later than 5 p.m. (Eastern time) at least three (3) Business Days (or such shorter period to which the Administrative Agent may agree) in advance of the proposed Tranche C Term Loan Borrowing Date.

(iii) Borrowers may make one borrowing under the Tranche C Term Loan Commitment which shall be on the Tranche C Term Loan Borrowing Date. Subject to Sections 3.01 and 3.03, all amounts owed hereunder with respect to the Tranche C Term Loan shall be paid in full no later than the Maturity Date. Each Lender’s Tranche C Term Loan Commitment shall terminate immediately and without further action (A) on the Tranche C Term Loan Borrowing Date after giving effect to the funding of such Lender’s Tranche C Term Loan Commitment on such date and (B) automatically on the Tranche C Term Loan Commitment Termination Date.

Any principal amount of the Term Loans borrowed under Sections 2.01(a), 2.01(b) and 2.01(c) hereof and subsequently repaid or prepaid may not be reborrowed.

Section 2.02. Proportionate Shares. Each Term Loan shall be made, and all participations purchased, by the Lenders simultaneously and proportionately to their respective Proportionate Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Term Loan hereunder or purchase a participation required hereby nor shall the Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder or purchase a participation required hereby.

Section 2.03. Fees. On the Closing Date, Borrowers shall pay to the Administrative Agent (out of the proceeds of the Tranche A Term Loan advanced by such Lenders on the Closing Date) for distribution to each Lender in accordance with its Pro Rata Share of the Tranche A Term Loan, a non-refundable fee (the “Closing Fee”) in the amount of $600,000. Such payments shall be in addition to such fees, costs and expenses due and payable pursuant to Section 12.03.

Section 2.04. Notes. Upon the request of any Lender, Borrowers shall prepare, execute and deliver to such Lender one or more Notes evidencing the Term Loan payable to such Lender (or if requested by it, to it and its registered assigns).

Section 2.05. Use of Proceeds. Borrowers shall use the proceeds of the Term Loans (a) for general working capital purposes and corporate purposes permitted hereunder, (b) to refinance certain existing Indebtedness on the Closing Date and (c) to pay, in accordance with the funds flow attached to the Borrowing Notice, fees, costs and expenses incurred in connection with the Transactions.

ARTICLE 3.

PAYMENTS OF PRINCIPAL AND INTEREST

Section 3.01. Repayment. There will be no scheduled repayments of principal on the Term Loans prior to the Maturity Date. The entire outstanding principal amount of the Term Loans, together with all accrued and unpaid interest thereon (including accrued and uncapitalized PIK Interest on the Term Loans), will be due and payable on the Maturity Date.

Section 3.02. Interest.

(a) Interest Generally. Each Borrower agrees to pay to the Lenders interest in cash on the outstanding principal amount of the Term Loans for each Interest Period at a rate per annum equal to the sum of (i) Term SOFR plus (ii) the Applicable Margin; provided, however, that during period commencing on the Closing Date and ending on March 31, 2025, Administrative Borrower may elect by providing written notice to the Administrative Agent to have up to 2.00% of the Applicable Margin on the Term Loans paid as PIK Interest.

(b) Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right in consultation with the Administrative Borrower to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify Administrative Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

(c) Effect of Benchmark Transition Event.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders.

(ii) Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to the Loan Documents.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify Administrative Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Any determination, decision or election that may be made by the Administrative Agent or the Lenders pursuant to this Section 3.02(c) including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.02(c).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (x) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (y) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any

Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (x) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (y) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(d) Default Interest. Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, all overdue Obligations shall bear interest (including post-petition interest in any proceeding under any Insolvency Proceeding) payable on demand in cash at a rate that is equal to 4.00% per annum (the interest rate, as increased pursuant to this Section 3.02(d), being the “Default Rate”). If any Obligation is not paid when due under any applicable Loan Document, the amount thereof shall accrue interest at the Default Rate. Payment or acceptance of the increased rates of interest provided for in this Section 3.02(d) is not a permitted alternative to timely payment and shall not constitute a waiver of any Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

(e) Payment Dates. Accrued interest on the Term Loans shall be payable in arrears on each Payment Date with respect to the most recently completed Interest Period in cash (other than PIK Interest), and upon the payment or prepayment of the Term Loans (on the principal amount being so paid or prepaid); provided that interest payable at the Default Rate shall be payable from time to time on demand by the Majority Lenders. PIK Interest on the Term Loans shall be capitalized and added to the outstanding principal amount of the Term Loans on each Payment Date with respect to the most recently completed Interest Period.

(f) Maximum Rate. Notwithstanding any other provision of this Agreement, in no event will any interest or rates referred to herein exceed the maximum interest rate permitted by applicable Law. If such maximum interest rate would be exceeded by the terms hereof, the rates of interest payable hereunder will be reduced to the extent necessary so that such rates (together with any fees or other amounts which are construed by a court of competent jurisdiction to be interest or in the nature of interest) equal the maximum interest rate permitted by applicable Law, and any overpayment of interest received by the Lenders before such rates are so construed will be applied, forthwith after determination of such overpayment, to pay all then outstanding interest, and thereafter to pay outstanding principal.

Section 3.03. Prepayments.

(a) Optional Prepayments. (i) Borrowers shall have the right to optionally prepay in whole or in part (in a minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount for each partial prepayment, or, if less, the entire outstanding principal amount of the Term Loans) the outstanding principal amount of the Term Loans on any Business Day (a “Redemption Date”) for an amount equal to the sum of (i) the aggregate principal amount of the Term Loans being prepaid, (ii) the applicable Prepayment Premium in respect of the aggregate principal amount of the Term Loans being prepaid and (iii) any accrued but unpaid interest in respect of the aggregate principal amount of the Term Loans being prepaid (such aggregate amount, the “Redemption Price”). The applicable “Prepayment Premium” shall be an amount calculated pursuant to Section 3.03(a)(ii).

(ii) If the Redemption Date occurs:

(A) on or prior to the first anniversary of the Closing Date, the Prepayment Premium shall be an amount equal to ten percent (10%) of the aggregate outstanding principal amount of the Term Loans being prepaid on such Redemption Date;

(B) after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date, the Prepayment Premium shall be an amount equal to nine percent (9%) of the aggregate outstanding principal amount of the Term Loans being prepaid on such Redemption Date;

(C) after the second anniversary of the Closing Date and on or prior to the third anniversary of the Closing Date, the Prepayment Premium shall be an amount equal to eight percent (8%) of the aggregate outstanding principal amount of the Term Loans being prepaid on such Redemption Date;

(D) after the third anniversary of the Closing Date and on or prior to the fourth anniversary of the Closing Date, the Prepayment Premium shall be an amount equal to six percent (6%) of the aggregate outstanding principal amount of the Term Loan being prepaid on such Redemption Date; and

(E) after the fourth anniversary of the Closing Date and prior to the Stated Maturity Date, the Prepayment Premium shall be an amount equal to four percent (4%) of the aggregate outstanding principal amount of the Term Loan being prepaid on such Redemption Date.

No Prepayment Premium shall be due with respect to repayment of the Term Loans on the Stated Maturity Date.

(b) Mandatory Prepayments. Borrowers shall promptly prepay the Term Loans in amounts as provided below, plus a Prepayment Premium on the principal amount of the Term Loans being prepaid pursuant to clauses (ii) and (iii) below (calculated in accordance with Section 3.03(a)(ii), it being agreed that the relevant payment date shall be deemed to be the “Redemption Date” for purposes of such calculation), plus any accrued but unpaid interest and fees then due and owing, as follows:

(i) In the event of any Casualty Event, an amount equal to 100% of the Net Cash Proceeds received by any Obligor with respect thereto; provided, however, so long as no Default has occurred and is continuing, within one hundred eighty (180) days after receipt of such Net Cash Proceeds (or if such Obligor enters into a bona fide commitment to reinvest such Net Cash Proceeds within one hundred eighty (180) days following receipt thereof, within the later of (x) one hundred eighty (180) days following receipt thereof and

(y) ninety (90) days of the date of such commitment), the Obligors may use such Net Cash Proceeds not exceeding $2,500,000 in the aggregate for all losses under all casualty policies during the term of this Agreement, toward the replacement or repair of destroyed or damaged property; provided, further, that any such replaced or repaired property shall be Collateral in which the Administrative Agent for the benefit of the Lenders has been granted a security interest under the Security Documents.

(ii) In the event any Obligor incurs Indebtedness other than Indebtedness that is permitted by Section 9.01 hereof, 100% of the Net Cash Proceeds thereof received by such Obligor. For the avoidance of doubt, any prepayment made pursuant to this Section 3.03(b)(ii) shall not be deemed to be a consent to any such incurrence of Indebtedness or a cure or waiver of any Event of Default which occurs in connection therewith, it being understood that any such Event of Default may only be waived with the express consent of the Majority Lenders.

(iii) In the event any Obligor consummates an Asset Sale other than an Asset Sale that is permitted by Section 9.09 hereof (other than Section 9.09(j)), 100% of the Net Cash Proceeds received by such Obligor in connection with such Asset Sale; provided, however, so long as no Default has occurred and is continuing, within one hundred eighty (180) days after receipt of such Net Cash Proceeds (or if such Obligor enters into a bona fide commitment to reinvest such Net Cash Proceeds within one hundred eighty (180) days following receipt thereof, within the later of (x) one hundred eighty (180) days following receipt thereof and (y) ninety (90) days of the date of such commitment), the Obligors may use such Net Cash Proceeds not exceeding $2,500,000 in the aggregate for all Asset Sales during the term of this Agreement, to purchase, replace, repair or restore properties or assets used in the Obligors’ businesses; provided, further, that any such purchased, replaced, repaired or restored property shall be Collateral in which the Administrative Agent for the benefit of the Lenders has been granted a security interest under the Security Documents. For the avoidance of doubt, any prepayment made pursuant to this Section 3.03(b)(iii) shall not be deemed to be a consent to any Asset Sale or a cure or waiver of any Event of Default which occurs in connection therewith, it being understood that any such Event of Default may only be waived with the express consent of the Majority Lenders.

(c) Prepayment Premium. Payment of any Prepayment Premium under this Section 3.03 constitutes liquidated damages, not unmatured interest or a penalty, as the actual amount of damages to the Lenders as a result of the relevant triggering event, prepayment or repayment would be impracticable and extremely difficult to ascertain. Accordingly, any Prepayment Premium hereunder is provided by mutual agreement of the Obligors and the Lenders as a reasonable estimation and calculation of such actual lost profits and other actual damages of the Lenders. Without limiting the generality of the foregoing, it is understood and agreed that upon the occurrence of any prepayment event, any Prepayment Premium shall be automatically and immediately due and payable as though any prepaid or repaid portion of the Term Loans were voluntarily prepaid as of such date and shall constitute part of the Obligations secured by the Collateral. Any Prepayment Premium shall also be automatically and immediately due and payable if the Term Loans are satisfied or released by foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other means. EACH OBLIGOR HEREBY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR OTHER LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH EVENTS. Borrowers and the other Obligors expressly agree (to the fullest extent it and they may lawfully do so) that with respect to any Prepayment Premium payable under the terms of this Agreement: (i) such Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business parties, ably represented by counsel; (ii) such Prepayment Premium shall be payable notwithstanding the then-prevailing market rates at the time payment is made; (iii) there has been a course of conduct between the Lenders and the Obligors giving specific consideration in this transaction for such agreement to pay such Prepayment Premium; and (iv) the Obligors shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Obligors expressly acknowledge that their agreement to pay such Prepayment Premium as herein described is a material inducement to the Lenders to provide the Commitments and to make the Term Loans.

ARTICLE 4.

PAYMENTS, ETC.

Section 4.01. Payments.

(a) Payments Generally. Each payment of principal, interest and other amounts to be made by the Obligors under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to the deposit account of the Administrative Agent specified to Borrowers from time to time, not later than 2:00 p.m. (Eastern time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

(b) Application of Payments Prior to a Default. Prior to the occurrence of a Default, each payment under this Agreement or any other Loan Document shall be applied in the following order of priority, with proceeds being applied to a succeeding level of priority only if amounts owing pursuant to the immediately preceding level of priority have been paid in full in cash:

(i) first, in reduction of Borrowers’ obligation to pay any unpaid interest and any fees then due and owing including, without limitation, any Prepayment Premium, if applicable; and

(ii) second, to the payment of unpaid principal of the Term Loans on a pro rata basis.

(c) Application of Payments Following a Default. Following the occurrence of a Default, each payment under this Agreement or any other Loan Document shall be applied in the following order of priority, with proceeds being applied to a succeeding level of priority only if amounts owing pursuant to the immediately preceding level of priority have been paid in full in cash:

(i) first, to the payment of any unpaid costs and expenses referred to in Section 13.03(a) then due and owing;

(ii) second, in reduction of Borrowers’ obligation to pay any unpaid interest and any fees then due and owing including, without limitation, (A) interest payable pursuant to Section 3.02(d) and (B) any Prepayment Premium, if applicable;

(iii) third, to the payment of unpaid principal of the Term Loans on a pro rata basis;

(iv) fourth, in reduction of Borrowers’ obligation to pay any Claims or Losses referred to in Section 13.03(b) then due and owing;

(v) fifth, in reduction of any other Obligation then due and owing; and

(vi) sixth, to Borrowers or such other Persons as may lawfully be entitled to or directed by Borrowers to receive the remainder.

Unless otherwise directed by the Majority Lenders, all payments of principal, interest and fees under this Agreement and the other Loan Documents shall be made by the Obligors to the Lenders pro rata in accordance with the Lenders’ respective Proportionate Shares of such payments.

(d) Non-Business Days. If the due date of any payment under this Agreement (whether in respect of principal, interest, fees, costs or otherwise) would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 4.02. Computations. All computations of interest and fees hereunder shall be computed on the basis of a year of 360 days and actual days elapsed during the period for which payable.

Section 4.03. Notices. Each notice of optional prepayment shall be effective only if received by the Lenders not later than 2:00 p.m. (Eastern time) on the date three (3) Business Days prior to the date of prepayment. Each notice of optional prepayment shall specify the amount to be prepaid and the date of prepayment.

Section 4.04. Set-Off.

(a) Set-Off Generally. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent, the Lenders and each of their respective Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, other than deposits held in any account set forth in clause (d) of the definition of “Excluded Accounts”) at any time held and other Indebtedness at any time owing by the Lenders or such Affiliates to or for the credit or the account of any Obligor against any and all of the Obligations, whether or not the Lenders shall have made any demand and although such Obligations may be unmatured. Any Person exercising rights of set-off hereunder agrees to promptly notify Administrative Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lenders and their respective Affiliates under this Section 4.04 are in addition to other rights and remedies (including other rights of set-off) that the Lenders and their respective Affiliates may have.

(b) Exercise of Rights Not Required. Nothing contained herein shall require the Administrative Agent, the Lenders or any of their respective Affiliates to exercise any such right or shall affect the right of such Persons to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Obligor.

ARTICLE 5.

YIELD PROTECTION, ETC.

Section 5.01. Additional Costs.

(a) Change in Requirements of Law Generally. If, on or after the date hereof, the adoption of any Requirement of Law, or any change in any Requirement of Law, or any change in the interpretation or administration thereof by any court or other Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or its lending office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, contribution, insurance assessment or similar requirement, in each case that becomes effective after the date hereof, against assets of, deposits with or for the account of, or credit extended by, a Lender (or its lending office) or shall impose on a Lender (or its lending office) any other condition affecting the Term Loans or the Commitments, not as a result of any action or inaction on the part of such Lender, and the result of any of the foregoing is to increase the cost to any Lender of making or maintaining its portion of the Term Loans, or to reduce the amount of any sum received or receivable by any Lender under this Agreement or any other Loan Document, by an amount reasonably deemed by such Lender in good faith to be material (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (iii) Connection Income Taxes), then Borrowers shall pay to such Lender on demand therefor such additional amount or amounts as will compensate such Lender for such increased cost or reduction. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to constitute a change in Requirements of Law for all purposes of this Section 5.01, regardless of the date enacted, adopted or issued.

(b) Change in Capital Requirements. If a Lender shall have determined that, on or after the date hereof, the adoption of any Requirement of Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, in each case that becomes effective after the date hereof, has or would have the effect of reducing the rate of return on capital of a Lender (or its parent) as a consequence of a Lender’s obligations hereunder or the Term Loans to a level below that which a Lender (or its parent) could have achieved but for such adoption, change, request or directive by an amount reasonably deemed by it to be material, then Borrowers shall pay to such Lender on demand therefor such additional amount or amounts as will compensate such Lender (or its parent) for such reduction.

(c) Notification by Lender. The Lenders will promptly notify Administrative Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle a Lender to compensation pursuant to this Section 5.01. Before giving any such notice pursuant to this Section 5.01(c) such Lender shall designate a different lending office if such designation (i) will, in the reasonable judgment of such Lender, avoid the need for, or reduce the amount of, such compensation and (ii) will not, in the reasonable judgment of such Lender, be materially disadvantageous to such Lender. A certificate of the Lender claiming compensation under this Section 5.01, setting forth the amount or amounts to be paid to it hereunder, shall be conclusive and binding on Borrowers in the absence of manifest error.

Section 5.02. Illegality. Notwithstanding any other provision of this Agreement, in the event that on or after the date hereof the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any competent Governmental Authority shall make it unlawful for a Lender or its lending office to make or maintain the Term Loans (and, in the opinion of such Lender, the designation of a different lending office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify Administrative Borrower thereof following which (a) the Lender’s Commitment shall be suspended until such time as such Lender may again make and maintain the Term Loans hereunder and (b) if such Requirement of Law shall so mandate, the Term Loans shall be prepaid by Borrowers on or before such date as shall be mandated by such Requirement of Law in an amount equal to the Redemption Price applicable on the date of such prepayment in accordance with Section 3.03(a).

Section 5.03. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any Obligation shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of the Administrative Agent) requires the deduction or withholding of any Tax from any such payment by an Obligor, then such Obligor shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by such Obligor shall be increased as necessary so that after such deduction or withholding for Indemnified Taxes has been made (including such deductions and withholdings for Indemnified Taxes applicable to additional sums payable under this Section 5.03) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Taxes been made. For purposes of this Section, the term “applicable Law” includes FATCA.

(b) Payment of Other Taxes by Borrowers. Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent, timely reimburse it for, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrowers to a Governmental Authority, as a withholding Tax pursuant to this Section 5.03, Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, or a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification. Borrowers shall reimburse and indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Administrative Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(e) Indemnification by the Lender. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrowers to do so), and (ii) any Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Administrative Borrower and the Administrative Agent at the time or times reasonably requested by Administrative Borrower or the Administrative Agent such properly completed and executed documentation reasonably requested by Administrative Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Administrative Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or as reasonably requested by Administrative Borrower or the Administrative Agent as will enable Administrative Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(f)(ii)(A), (B) and (D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to Administrative Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Administrative Borrower or the Administrative Agent), duly completed, valid, executed copies of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. Federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Administrative Borrower and the Administrative Agent (in such number of copies as shall be requested by the Recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Administrative Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, duly completed, valid executed copies of IRS Form W-8BEN (or successor form) or IRS Form W-8BEN-E (or successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, duly completed, valid, executed originals of IRS Form W-8BEN (or successor form) or IRS Form W-8BEN-E (or successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(2) duly completed, valid, executed copies of IRS Form W-8ECI (or successor form);

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Administrative Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN (or successor form) or IRS Form W-8BEN-E (or successor form); or

(4) to the extent a Foreign Lender is not the beneficial owner, duly completed, valid, executed copies of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI (or successor form), IRS Form W-8BEN (or successor form), IRS Form W-8BEN-E (or successor form), a U.S. Tax Compliance Certificate, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Administrative Borrower and the Administrative Agent (in such number of copies as shall be requested by the Recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Administrative Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit Administrative Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Administrative Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by Administrative Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Administrative Borrower or the Administrative Agent as may be necessary for Administrative Borrower or the Administrative Agent to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or promptly notify Administrative Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party to this Agreement determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the written request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.03(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.03(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 5.03(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Mitigation Obligations. If Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 5.01 or this Section 5.03, then such Lender shall (at the request of Administrative Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking the Term Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the sole reasonable judgment of such Lender, such designation or assignment and delegation would (i) eliminate or reduce amounts payable pursuant to Section 5.01 or this Section 5.03, as the case may be, in the future, (ii) not subject such Lender to any unreimbursed cost or expense and (iii) not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(i) Survival. Each party’s obligations under this Article 5 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 5.04. Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Article 5 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender pursuant to this Article for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies Administrative Borrower of the change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to Claim compensation therefor (except that, if the change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

ARTICLE 6.

CONDITIONS PRECEDENT

Section 6.01. Conditions to Tranche A Term Loan; Closing Date. The obligation of each Lender to make the Tranche A Term Loan on the Closing Date shall not become effective until the following conditions precedent shall have been reasonably satisfied or waived in writing by the Administrative Agent (which satisfaction or waiver may be made simultaneously with the making of the Tranche A Term Loan hereunder):

(a) Organization and Capitalization. The organizational structure and pro-forma capitalization of the Obligors, after giving effect to the Transactions, as set forth on Schedule 7.20 shall be satisfactory to the Administrative Agent.

(b) Terms of Material Agreements. The Administrative Agent shall be satisfied in its sole discretion with the terms and conditions of all of the Obligors’ Material Agreements, including without limitation, the Material Agreements that are directly or indirectly associated with Product manufacturing, distribution and payment of royalties by any Obligor.

(c) No Law Restraining Transactions. No applicable Law or regulation shall restrain, prevent or, in the reasonable judgment of the Administrative Agent, impose materially adverse conditions upon the Transactions.

(d) Searches. The Administrative Agent shall be satisfied with:

(i) Lien searches regarding the Obligors made prior to the Closing Date; and

(ii) In respect of the Irish Obligor, (A) a search of the judgments office of the central office of the High Court of Ireland, (B) a search of the index of petitions and winding up notices at the central office of the High Court of Ireland and (C) a search of the Companies Registration Office in Ireland to determine if an examiner or liquidator has been appointed to the Irish Obligor and if the Irish Obligor has been dissolved.

(e) Documentary Deliveries. The Administrative Agent shall have received the following documents, each of which shall be in form and substance satisfactory to the Administrative Agent:

(i) Agreement. This Agreement duly executed and delivered by the Obligors and each of the other parties hereto.

(ii) Security Documents.

(A) Except as set forth in Section 8.20, the Security Documents, including, without limitation, financing statements, each in form and substance satisfactory to the Administrative Agent and duly executed and delivered by each of the Obligors and the other parties thereto.

(B) The Collateral Questionnaire, duly executed and delivered by a Responsible Officer of Administrative Borrower, substantially in the form of Exhibit I hereto and otherwise in form and substance satisfactory to the Administrative Agent.

(C) Without limitation, all other documents and instruments reasonably required to perfect the Administrative Agent’s Lien on, and security interest in, the Collateral required to be delivered on or prior to the Closing Date shall have been duly executed and delivered and be in proper form for filing, and shall create in favor of the Administrative Agent, a perfected Lien on, and security interest in, the Collateral, subject to no Liens other than Permitted Liens.

(D) All documents required to be delivered to the Administrative Agent pursuant to the Irish Share Charge shall have been duly delivered and a copy of all notices required to be sent pursuant to the Irish Debenture executed by the relevant Obligor to be duly delivered to the Administrative Agent on or prior to the Closing Date.

(E) The Administrative Agent shall have received written authorization from the Irish Obligor authorizing each solicitor in Matheson LLP or any other legal advisor appointed by the Administrative Agent as to Irish law to sign on behalf of such Irish Obligor all required security related registration forms and notifications required to be delivered to the Companies Registration Office in Ireland or to the Revenue Commissioners of Ireland or the Property Registration Authority in Ireland in connection with any of the Irish Security Documents.

(iii) Note. Any Notes requested in accordance with Section 2.04.

(iv) Approvals. Administrative Borrower shall certify to the Administrative Agent that all Regulatory Approvals have been made or obtained, and all material licenses, consents, authorizations and approvals of, and notices to and filings and registrations with, any Governmental Authority (including all foreign exchange approvals) in connection with the Transactions have been made or obtained, and all material third-party consents and approvals, necessary in connection with the execution, delivery and performance by the Obligors of the Loan Documents and the Transactions have been obtained.

(v) Organizational Documents. (A)(x) Certified copies of the Organizational Documents (as amended or restated to the satisfaction of the Administrative Agent, if required by the Administrative Agent in connection with the Liens created pursuant to the Security Documents) of each Obligor and of resolutions of the Board of each Obligor approving and authorizing the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party, certified as of the Closing Date by the secretary or a Responsible Officer of such Obligor as being in full force and effect without modification or amendment; (y) a good standing certificate and/or compliance certificate from the applicable Governmental Authority of each Obligor’s jurisdiction of incorporation or registration (other than in the case of the Irish Obligor) and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (z) such other documents as the Administrative Agent may reasonably request.

(B) Certified copies of the Organizational Documents of the general partner of Parent and Parent and of resolutions of the general partner of Parent approving and authorizing the execution, delivery and performance of the Warrant Certificate, certified as of the Closing Date by the secretary or a Responsible Officer of the general partner of Parent as being in full force and effect without modification or amendment; (y) a good standing certificate and/or compliance certificate from the applicable Governmental Authority of the general partner of Parent’s jurisdiction of incorporation and Parent’s jurisdiction of registration and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (z) such other documents as the Administrative Agent may reasonably request.

(vi) Incumbency Certificate. A certificate of each Obligor as to the authority, incumbency and specimen signatures of the persons who have executed the Loan Documents and any other documents in connection herewith on behalf of the Obligors. A certificate of the general partner of Parent as to the authority, incumbency and specimen signatures of the persons who have executed the Warrant Certificate.

(vii) Officer’s Certificate. (A) a certificate, in form and substance satisfactory to the Administrative Agent, dated as of the Closing Date and signed by a Responsible Officer of Administrative Borrower, confirming compliance with the conditions set forth in this Section 6.01 and (B) a certificate, in form and substance satisfactory to the Administrative Agent, dated as of the Closing Date and signed by a Responsible Officer of the Irish Obligor.

(viii) Opinion of Counsel. A favorable opinion or opinions, dated as of the Closing Date, of (A) Kirkland and Ellis, LLP, U.S. counsel to the Obligors, (B) Maples and Calder (Cayman) LLP, special Cayman Islands counsel to the Obligors and (C) Matheson LLP, as special Irish counsel to the Administrative Agent, each in form reasonably acceptable to the Administrative Agent.

(ix) Evidence of Insurance. Certificates from each Obligor’s insurance broker or other evidence satisfactory to the Administrative Agent that all insurance required to be maintained pursuant to Section 8.05 is in full force and effect.

(x) Warrant Certificate. Perceptive shall have received the executed Warrant Certificate dated as of the Closing Date.

(xi) Borrowing Notice. The Administrative Agent shall have received a Borrowing Notice in accordance with Section 2.01(a)(ii) duly executed and delivered by a Responsible Officer of Administrative Borrower, in form and substance satisfactory to the Administrative Agent.

(f) Due Diligence. The Administrative Agent shall have received and be satisfied with all due diligence regarding Parent and the Obligors (including without limitation historical financial statements, Projections, technical, operational, legal, Intellectual Property, commercial market forecasts, clinical and regulatory assessments, supply chain, securities, labor, Tax, litigation, environmental, reimbursement and regulatory authority matters) in its sole discretion.

(g) Indebtedness. As of the Closing Date, after giving effect to the Transactions, the Obligors shall have (A) repaid in full all Existing Indebtedness, (B) terminated any commitments to lend or make other extensions of credit thereunder, (C) delivered to the Administrative Agent all documents or instruments necessary to release (including updated statutory registers, if applicable) all Liens securing Existing Indebtedness or other obligations of the Obligors thereunder being repaid on the Closing Date, and (D) made arrangements satisfactory to Administrative Agent with respect to the cancellation of any letters of credit outstanding thereunder.

(h) Equity Raise. Parent shall have completed a $50,000,000 equity raise on terms and provisions reasonably satisfactory to the Administrative Agent and shall have contributed the net proceeds from such equity raise to OpCo.

(i) Sponsor Equity Commitment Letter. The Administrative Agent shall have received the Sponsor Equity Commitment Letter which shall be pledged to the Administrative Agent as Collateral for the benefit of itself and on behalf of the Lenders.

(j) Closing Fees, Expenses, Etc. The Lenders and their Affiliates shall have received for their own account, the Closing Fee and all fees, costs and expenses due (including applicable attorney costs and the reasonable and documented out-of-pocket fees and expenses of any other advisors to the Lenders) and payable pursuant to Section 13.03, after deducting therefrom the Expense Deposit.

(k) Representations and Warranties. The representations and warranties of the Obligors contained in Article 7 or any other Loan Document shall be true and correct in all material respects on and as of the Closing Date; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects.

(l) No Default. No Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds therefrom.

(m) Miscellaneous. Such other opinions, instruments, certificates and documents as the Administrative Agent or any Lender shall have reasonably requested with prior notice to Administrative Borrower.

Section 6.02. Conditions to Tranche B Term Loan; Tranche B Term Loan Borrowing Date. The obligation of each Lender to make the Tranche B Term Loan on the Tranche B Term Loan Borrowing Date shall not become effective until the following conditions precedent shall have been reasonably satisfied or waived in writing by the Administrative Agent (which satisfaction or waiver may be made simultaneously with the making of the Tranche B Term Loan hereunder):

(a) Tranche B Loan Commitment Termination Date. The Tranche B Term Loan Commitment Termination Date shall not have occurred.

(b) Borrowing Notice. The Administrative Agent shall have received a Borrowing Notice in accordance with Section 2.01(b)(ii) duly executed and delivered by a Responsible Officer of Administrative Borrower.

(c) Representations and Warranties. The representations and warranties of the Obligors contained in Article 7 or any other Loan Document shall be true and correct in all material respects on and as of the Tranche B Term Loan Borrowing Date; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects.

(d) No Default. No Default or Event of Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds therefrom.

(e) Milestone. The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that Intermediate Holdings and its Subsidiaries have achieved Net Revenue of at least $50,000,000 for any twelve (12) consecutive month period prior to the Tranche B Term Loan Borrowing Date.

(f) Expenses, Etc. The Lenders and their Affiliates shall have received for their own account, all fees, costs and expenses due (including applicable attorney costs and the reasonable and documented out-of-pocket fees and expenses of any other advisors to the Lenders) and payable pursuant to Section 13.03.

Section 6.03. Conditions to Tranche C Term Loan; Tranche C Term Loan Borrowing Date. The obligation of each Lender to make the Tranche C Term Loan on the Tranche C Term Loan Borrowing Date shall not become effective until the following conditions precedent shall have been reasonably satisfied or waived in writing by the Administrative Agent (which satisfaction or waiver may be made simultaneously with the making of the Tranche C Term Loan hereunder):

(a) Tranche C Term Loan Commitment Termination Date. The Tranche C Term Loan Commitment Termination Date shall not have occurred.

(b) Borrowing Notice. The Administrative Agent shall have received a Borrowing Notice in accordance with Section 2.01(c)(ii) duly executed and delivered by a Responsible Officer of Administrative Borrower.

(c) Representations and Warranties. The representations and warranties of the Obligors contained in Article 7 or any other Loan Document shall be true and correct in all material respects on and as of the Tranche C Term Loan Borrowing Date; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects.

(d) No Default. No Default or Event of Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds therefrom.

(e) Milestones. The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that Intermediate Holdings and its Subsidiaries have achieved Net Revenue of at least $[***] for any twelve (12) consecutive month period prior to the Tranche C Term Loan Borrowing Date.

(f) Expenses, Etc. The Lenders and their Affiliates shall have received for their own account, all fees, costs and expenses due (including applicable attorney costs and the reasonable and documented out-of-pocket fees and expenses of any other advisors to the Lenders) and payable pursuant to Section 13.03.

The borrowing of the Term Loans shall constitute a certification by Borrowers to the effect that the conditions set forth in Sections 6.01, 6.02 and 6.03 as applicable, have been fulfilled as of the Closing Date, the Tranche B Term Loan Borrowing Date, or the Tranche C Term Loan Borrowing Date, as applicable. For the avoidance of doubt, the Tranche C Term Loans shall be available and may be borrowed (subject to the conditions in Section 6.03) regardless of whether or not the Tranche B Term Loan Borrowing Date shall have occurred.

ARTICLE 7.

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to extend the Term Loans hereunder, each Obligor represents and warrants to the Administrative Agent and the Lenders, on the Closing Date and on each of the Tranche B Term Loan Borrowing Date and the Tranche C Term Loan Borrowing Date, that the following statements are true and correct:

Section 7.01. Power and Authority. Each Obligor and its Subsidiaries (a) is duly organized, incorporated, validly existing and in good standing (to the extent such concept is applicable in its jurisdiction of organization or incorporation) under the Laws of its jurisdiction of organization or incorporation, as applicable, (b) has all requisite corporate (or equivalent) power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted except to the extent that failure to have the same would not reasonably be expected to have a Material Adverse Effect, (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary except where failure to so qualify would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect, and (d) has full power, authority and legal right to make and perform each of the Loan Documents to which it is a party and, in the case of Borrowers, to borrow the Term Loans hereunder.

Section 7.02. Authorization; Enforceability. The Transactions are within each Obligor’s corporate (or equivalent) powers and have been duly authorized by all necessary corporate (or equivalent) action and, if required, by all necessary shareholder or other equity holder action. The Loan Documents have been duly executed and delivered by each Obligor party thereto and constitutes, and each of the other Loan Documents to which it is a party when executed and delivered by such Obligor will constitute, a legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar Laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 7.03. Governmental and Other Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except for (i) such as have been obtained or made and are in full force and effect and (ii) filings and recordings in respect of perfecting or recording the Liens created pursuant to the Security Documents, (b) will not violate any Requirement of Law or the Organizational Documents of any Obligor or any order of any Governmental Authority, other than any such violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (c) will not violate or result in a default under any Material Agreement, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) will not result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of any Obligor or any of its Subsidiaries.

Section 7.04. Financial Statements; Projections; Material Adverse Change.

(a) Financial Statements. Borrowers have heretofore furnished to the Administrative Agent certain financial statements as provided for in Section 8.01. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Obligors as of such dates and for such periods substantially in accordance with GAAP, subject to quarterly or year-end adjustments and the absence of footnotes. No Obligor has any material contingent liabilities or liabilities for taxes, long-term lease or unusual forward or long-term commitments not disclosed in the aforementioned financial statements.

(b) Projections. On and as of the Closing Date, the projections of the Obligors (collectively, the “Projections”) are based on good faith estimates and assumptions made by the management of the Obligors; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided, further, as of the Closing Date, the management of the Obligors believe that the Projections are reasonable and attainable.

(c) No Material Adverse Change. Since December 31, 2022, no event, circumstance or change has occurred that has caused or evidences, either in individually or in the aggregate, a Material Adverse Change.

Section 7.05. Properties.

(a) Property Generally. Each Obligor has good and marketable fee simple title to, or valid leasehold interests in, all its real and personal Property material to its business, including all Product Assets, subject only to Permitted Liens and except as would not reasonably be expected to interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Intellectual Property. (i) Schedule 7.05(b) (A) lists, with respect to each Obligor, all United States and foreign registrations of and applications for Patents, Trademarks, Copyrights, and industrial designs that are Obligor Intellectual Property, including the applicable jurisdiction, registration or application number and date, as applicable thereto and (B) identifies which Obligor Intellectual Property is Material Intellectual Property on the Closing Date.

(ii) Each Obligor owns or possesses all legal and beneficial rights, title and interest in and to its Material Intellectual Property with good and marketable title, free and clear of any Liens or Claims of any kind, other than Permitted Liens.

(iii) To each Obligor’s knowledge, the Material Intellectual Property does not violate any license or infringe any valid and enforceable Intellectual Property right of another.

(iv) Other than with respect to the Material Agreements, or as permitted by this Agreement, the Obligors have not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Material Intellectual Property, in whole or in part, to any Person who is not an Obligor, in each case, other than Permitted Liens.

(v) Other than as set forth on Schedule 7.05(b), the Obligors have not received any written communications, nor is there any pending or, to each Obligor’s knowledge, threatened action in writing, suit, proceeding or Claim in writing by another, alleging that any of the Obligors has violated, infringed, diluted or misappropriated any Intellectual Property of another in a manner that would be material to the operation of the business of such Obligor.

(vi) There is no pending or, to any Obligor’s knowledge, threatened action in writing, suit, proceeding or Claim in writing by another: (A) challenging an Obligor’s rights in or to any Material Intellectual Property owned by such Obligor; or (B) challenging the validity, enforceability or scope of any Material Intellectual Property.

(vii) To each Obligor’s knowledge, the Patents within Material Intellectual Property have not ever been finally adjudicated to be invalid, unpatentable or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding.

(viii) To each Obligor’s knowledge, no Obligor has received any written notice asserting that the issued Patents within the Material Intellectual Property are invalid, unpatentable or unenforceable and, to each Obligor’s knowledge, no Obligor has engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate or render unpatentable or unenforceable any such Patent within the Material Intellectual Property.

(ix) To the knowledge of each Obligor, no third party is infringing upon or misappropriating, or violating any Material Intellectual Property in a manner that would be material to an Obligor.

(x) Each Obligor has taken commercially reasonable precautions to protect the Material Intellectual Property (including without limitation, by requiring that all current and former employees, contractors and consultants of the Obligors that have developed Material Intellectual Property execute written confidentiality and Invention assignment Contracts).

(xi) Each Obligor has complied with the terms of each Material Agreement pursuant to which Intellectual Property has been licensed to the Obligors, except as would not reasonably be expected to result in a Material Adverse Effect.

(xii) All maintenance fees, annuities, and the like due or payable on the Patents within the Material Intellectual Property have been timely paid or the failure to so pay was the result of an intentional decision by the applicable Obligor, which would not reasonably be expected to result in a Material Adverse Change. All documents and instruments necessary to register or apply for or renew registration of all Patents, Trademarks and Copyrights within the Material Intellectual Property have been validly executed, delivered and filed in a timely manner with the United States Patent and Trademark Office or the United States Copyright Office, as applicable.

Section 7.06. No Actions or Proceedings.

(a) Litigation. There is no litigation, investigation or enforcement proceeding pending or, threatened in writing with respect to any Obligor by or before any Governmental Authority or arbitrator that either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

(b) Environmental Matters. The operations and the real Property of the Obligors comply with all applicable Environmental Laws, except to the extent the failure to so comply, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To each Obligor’s knowledge, there have been no conditions, occurrences or release of Hazardous Materials which would reasonably be expected to have a Material Adverse Effect.

(c) Labor Matters. No Obligor has engaged in unfair labor practices and there are no pending or, to any Obligor’s knowledge, threatened in writing labor actions, disputes, grievance or arbitration proceedings involving the employees of any Obligor, in each case that would reasonably be expected to have a Material Adverse Effect. There is no material strike or work stoppage in existence or threatened in writing against any Obligor and to the knowledge of such Obligor, no union organization activity is taking place.

Section 7.07. Compliance with Laws and Agreements. (a) Each Obligor is in compliance with all Requirements of Law (including Health Care Laws and Environmental Laws) and all Contracts binding upon it or its Property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) Without limiting the generality of the foregoing:

(i) To the best of each Obligor’s knowledge, any financial relationships between or among any Obligor, on the one hand, and any Person who is in a position to refer patients or other business to an Obligor (collectively a “Referral Source”), on the other hand, (A) comply in all material respects with all applicable Health Care Laws; (B) reflect fair market value, have commercially reasonable terms and were negotiated at arm’s length; and (C) do not obligate the Referral Source to purchase, use, recommend or arrange for the use of any products or services of an Obligor. No Obligor, directly or indirectly, has guaranteed a loan, made a payment toward a loan or otherwise subsidized a loan for any Referral Source including, without limitation, any loans related to financing the Referral Source’s ownership, investment or financial interest in any Obligor.

(ii) All Products have been developed, tested, manufactured, distributed, marketed and sold in compliance in all material respects with all applicable FDA Laws, including, without limitation, good manufacturing practices/quality system regulations (21 CFR Part 820), labeling, advertising, record-keeping, and adverse event reporting.

(iii) Each Obligor is in compliance in all material respects with the Physician Payments Sunshine Act (Section 6002 of the Affordable Care Act of 2010) and its implementing regulations and any applicable state disclosure and transparency laws.

(c) Each Obligor holds all Third-Party Payor Authorizations in full force and effect that are necessary to participate in and be reimbursed by all Third-Party Payor Programs in which it participates, if any. To the knowledge of any Obligor, there is no investigation, audit, claim review, or other action pending or threatened in writing, which could result in a suspension, revocation, termination, restriction, limitation, modification or nonrenewal of any Third-Party Payor Authorization or in the exclusion of an Obligor from participation in any Third-Party Payor Program, except to the extent that such investigation, audit, claim review or other action, or such suspension, revocation, termination, restriction, limitation, modification or nonrenewal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(d) No Obligor, nor any owner, officer, director, partner, agent or managing employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. § 420.201) in any Obligor has been (i) excluded from any Federal Health Care Program, (ii) “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (42 C.F.R. Subpart 9.4), (iii) debarred, disqualified, suspended or excluded from participation in any Third-Party Payor Program or is listed on the General Services Administration list of excluded parties, nor, to the knowledge of the Obligors, is any such debarment, disqualification, suspension or exclusion threatened or pending, or (iv) made a party to any other action by any Governmental Authority that may prohibit it from selling products or providing services to any governmental or other purchaser pursuant to any federal, state or local laws or regulations.

(e) No Obligor is subject to any pending audit, claim review, investigation, proceeding, or other action (in each case, whether civil, criminal, administrative or investigative) relating to any actual or alleged noncompliance with any applicable Health Care Law, which could result in, the repayment of any material monies received, or the imposition of any material penalties, from any Third-Party Payor Program or Governmental Authority. No Obligor, nor any owner, officer, director, partner, agent or managing employee of any Obligor is a party to or bound by any individual integrity agreement, corporate integrity agreement, corporate compliance agreement, deferred prosecution agreement, or other formal or informal agreement with any Governmental Authority concerning compliance with any Requirements of Law.

(f) Each Obligor is in compliance in all material respects with HIPAA and state health information privacy and security laws except to the extent that any noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. In each contractual arrangement that is subject to HIPAA, each Obligor has: (i) entered into a written business associate agreement (as such term is defined under the HIPAA regulations) that substantially meets the requirements of HIPAA; (ii) at all times complied with such business associate agreements in respect of the HIPAA privacy or security standards; and (iii) at no time experienced or had an unauthorized use or disclosure of Protected Health Information (as defined in the HIPAA regulations) or privacy or security breach or other privacy or security incident within the meaning of HIPAA that has affected more than five hundred (500) individuals, except to the extent failure to comply with clauses (i) or (ii) could not be reasonably excepted to have a Material Adverse Effect. Each Obligor has created and maintains written policies and procedures to protect the privacy of all patient protected health information in accordance with HIPAA and applicable state health information privacy and security laws, and has implemented appropriate security procedures including, without limitation, administrative, physical and technical safeguards, to protect the confidentiality, integrity and availability of all electronic protected health information that it creates, receives, maintains or transmits.

(g) Each Obligor will maintain and adhere to, in all material respects, a reasonable compliance program designed to promote compliance with and to detect, prevent and address violations of all material Health Care Laws (a “Health Care Compliance Program”). No Obligor is aware of any complaints from any employees, independent contractors, vendors, physicians, customers, patients or other persons that could reasonably be considered to indicate a violation of Health Care Laws which would be reasonably expected to result individually or in the aggregate in a Material Adverse Effect.

Section 7.08. Taxes. Each Obligor has timely filed or caused to be filed all federal income and other material Tax returns and reports required to have been filed and has paid or caused to be paid all federal income and other material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Obligor has set aside on its books adequate reserves with respect thereto substantially in accordance with GAAP.

Section 7.09. Full Disclosure. The Obligors have disclosed to the Lenders all Material Agreements to which any Obligor is party, and all other matters to its knowledge, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Obligors to the Lenders in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) (other than information of a general economic or industry specific nature) contains any material misstatement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Obligors represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 7.10. Regulation.

(a) Investment Company Act. No Obligor is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or the Companies Act 2014 of Ireland (as amended) respectively.

(b) Margin Stock. No Obligor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of the Term Loans will be used to buy or carry any Margin Stock in violation of Regulation T, U or X.

Section 7.11. Solvency. The Obligors, on a consolidated basis, are and, immediately after giving effect to the Borrowings, the use of proceeds thereof, and the consummation of the Transactions, will be, Solvent.

Section 7.12. [Reserved].

Section 7.13. Indebtedness and Liens. Set forth on Schedule 7.13A is a complete and correct list of all Permitted Indebtedness of each Obligor described in Section 9.01(b) as of the date hereof. Set forth on Schedule 7.13B is a complete and correct list of all Permitted Liens described in Section 9.02(b) granted by an Obligor with respect to its respective Property and outstanding as of the date hereof.

Section 7.14. Material Agreements. Set forth on Schedule 7.14 (as such Schedule may be updated by Borrowers from time to time) is a complete and correct list of (a) each Material Agreement and (b) each Contract creating or evidencing any Material Indebtedness, together with a summary reference to the product or purpose of each such Material Agreement and such Contract, to which an Obligor is a party. Accurate and complete copies of each such Contract listed on such schedule has been made available to the Lenders. Except as disclosed to the Administrative Agent in writing, no Obligor is in default in any material respect under any such Material Agreement or such Contract creating or evidencing any Material Indebtedness listed on such schedule, and no Obligor has knowledge of any default in any material respect by any counterparty to such Material Agreement or such Contract. Except as otherwise disclosed on Schedule 7.14 (as such Schedule may be updated by Borrowers from time to time), all material vendor purchase agreements and provider Contracts of the Obligors, and all Material Agreements including a grant of rights under any Intellectual Property to an Obligor, are in full force and effect without material modification from the form in which the same were disclosed to the Lenders.

Section 7.15. Restrictive Agreements. None of the Obligors is party to any Restrictive Agreement, except (a) those listed on Schedule 7.15 or otherwise permitted under Section 9.11, (b) restrictions and conditions imposed by Law or by the Loan Documents and (c) limitations associated with Permitted Liens.

Section 7.16. Real Property. No Obligor or any of its Subsidiaries owns or leases (as tenant thereof) any real Property on the Closing Date, except as described on Schedule 7.16.

Section 7.17. Pension and Other Plans. Except as would not have a Material Adverse Effect, each Benefit Plan, and each trust thereunder, intended to qualify for Tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies. Except for those that would not, in the aggregate, have a Material Adverse Effect, (a) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (b) there are no existing or pending (or to the knowledge of any Obligor threatened) Claims (other than routine Claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Obligor has an obligation or any liability or Claim and (c) no ERISA Event is reasonably expected to occur. Except as would not have a Material Adverse Effect: (i) each Borrower and each of their ERISA Affiliates has met all applicable requirements under the ERISA Funding Rules with respect to each Title IV Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained;(ii) as of the most recent valuation date for any Title IV Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and neither a Borrower nor any of their ERISA Affiliates knows of any facts or circumstances that would reasonably be expected to cause the funding target attainment percentage to fall below 60% as of the most recent valuation date; and (iii) as of the date hereof, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding.

Section 7.18. Collateral; Security Interest. Each Security Document is effective to create in favor of the Administrative Agent for the benefit of the Lenders a legal, valid and enforceable security interest in the Collateral subject thereto and each such security interest is perfected to the extent required by (and has the priority required by) the applicable Security Document, subject to Permitted Liens. The Security Documents collectively are effective to create in favor of the Administrative Agent for the benefit of the Lenders a legal, valid and enforceable security interest in the Collateral, which (if applicable) upon the filing of financing statements and other similar statements filed in the appropriate offices, such security interests are perfected security interests (subject only to Permitted Liens) to the extent that such perfection may be obtained by such filing.

Section 7.19. Regulatory Approvals. (a) With respect to the Products, each Obligor and each of its Subsidiaries holds either directly or through licensees and agents, all Regulatory Approvals and Permits necessary or required for each Obligor and its Subsidiaries to conduct all Product Development and Commercialization Activities with respect to the Products.

(b) Set forth on Schedule 7.19(b) is a complete and accurate list as of the date hereof of all Regulatory Approvals referred to in clause (a) above, setting forth (on a per Product basis) the Obligor that holds such Regulatory Approval and identifying the Product related to such Regulatory Approval. All such Regulatory Approvals are (i) legally and beneficially owned exclusively by the Obligor identified on the Schedule, free and clear of all Liens other than Permitted Liens, (ii) validly registered and on file with the applicable Regulatory Authority, in material compliance with all registration, filing and maintenance requirements (including any fee requirements) thereof, and (iii) in good standing, valid and enforceable with the applicable Regulatory Authority. All required and material notices, registrations and listings, supplemental applications or notifications, reports (including annual reports, field alerts, Device reports or other reports of adverse experiences) and all other required and material filings with respect to the Products or any related Product Development and Commercialization Activities have been filed with the FDA and all other applicable Governmental Authorities.

(c) (i) All material regulatory filings required by any Regulatory Authority or in respect of any Product Authorization or other Regulatory Approval with respect to any Product or any Product Development and Commercialization Activities have been made, and all such filings are complete and correct in all material respects and have complied in all material respects with all applicable Requirements of Law, (ii) all clinical and pre-clinical trials, if any, of investigational Products have been and are being conducted by each Obligor according to all applicable Requirements of Law in all material respects along with appropriate monitoring of clinical investigator trial sites for their compliance, and (iii) each Obligor has disclosed to the Lenders all such material regulatory filings and all material communications between representatives of each Obligor and any Regulatory Authority.

(d) Each Obligor and, to each Obligor’s knowledge, each of its agents are in compliance in all material respects with all applicable statutes, rules and regulations (including all Product Authorizations and other Regulatory Approvals) of all applicable Governmental Authorities, including the FDA and all other Regulatory Authorities, with respect to each Product and all Product Development and Commercialization Activities related thereto. Each Obligor has and maintains in full force and effect all the necessary and requisite Product Authorizations and other Regulatory Approvals. Each Obligor is in compliance in all material respects with all applicable registration and listing requirements set forth in all applicable FDA Laws or equivalent regulation of each other Governmental Authority having jurisdiction over such Person. Each Obligor adheres in all material respects to all applicable regulations of all Regulatory Authorities with respect to the Products and all Product Development and Commercialization Activities related thereto.

(e) Except as set forth on Schedule 7.19(e), (i) no Obligor has received from any Regulatory Authority any notice of adverse findings with respect to any Product or any Product Development and Commercialization Activities related thereto, including any FDA Form 483 inspectional observations, notices of violations, warning letters, criminal proceeding notices under Section 305 of the FD&C Act, or any other similar communication from any Regulatory Authority, (ii) there have been no seizures conducted or, to each Obligor’s knowledge, threatened by any Regulatory Authority with respect to any Product, and no recalls, market withdrawals, field notifications, notifications of misbranding or adulteration or safety alerts conducted, requested or, to each Obligor’s knowledge, threatened by any Regulatory Authority with respect to any Product, and no recalls, market withdrawals, field notifications, notifications of misbranding or adulteration or safety alerts have been conducted, requested or, to each Obligor’s knowledge, threatened by any Regulatory Authority relating to any Products and (iii) no Obligor has received any written notification that remains unresolved from the FDA or any other Regulatory Authority indicating any breach or violation of any applicable Product Authorization or other Regulatory Approval, including that any of the Products are misbranded or adulterated as defined in the FD&C Act or the rules and regulations promulgated thereunder.

(f) Neither any Obligor nor, to any Obligor’s knowledge, any officer, employee or agent thereof, has made an untrue statement of a material fact or fraudulent statements to the FDA or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made (or was not made), would reasonably be expected to provide a basis for the FDA or any other Regulatory Authority to invoke its policy respecting Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

(g) No Obligor has received any written notice that the FDA or any other applicable Regulatory Authority has commenced or initiated, or, to the knowledge of any such Obligor, threatened to commence or initiate, any action to withdraw any Product Authorization and other Regulatory Approval or requested the recall of any Products or commenced or initiated or, to the knowledge of such Obligor, threatened to commence or initiate, any action to enjoin any Product Development and Commercialization Activities of such Obligor.

(h) The clinical, preclinical, safety and other studies and tests conducted by or on behalf of or sponsored by each Obligor, or in respect of which any Products or Product candidates under development have participated, were (and if still pending, are) being conducted materially in accordance with reasonable medical and scientific research procedures and all applicable Product Authorizations. Each Obligor has operated within, and currently is in compliance in all material respects with, all applicable Laws, Product Authorizations and other Regulatory Approvals, as well as the rules and regulations of the FDA and each other Regulatory Authority. No Obligor has received any notices or other correspondence from the FDA or any other Regulatory Authority requiring the termination or suspension of any clinical, preclinical, safety or other studies or tests used to support regulatory clearance of, or any Product Authorization or other Regulatory Approval for, any Product.

(i) No material debarment or exclusionary Claims, actions, proceedings or investigations in respect of any Obligor’s business is pending, or to such Obligor’s knowledge, threatened in writing against such Obligor or its officers, employees or agents. No Obligor or, to such Obligor’s knowledge, any officer, employee or agent of such Obligor, has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in a debarment or exclusion under (i) Section 335a of the FD&C Act or (ii) any similar applicable Law.

Section 7.20. Capitalization. All of the issued and outstanding securities of each Obligor have been duly authorized, are validly issued, fully paid, and non-assessable. There are no: (a) outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Obligors to issue, sell, or otherwise cause to become outstanding any of their ownership interests; (b) outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Obligors; and (c) voting trusts, proxies, or other agreements or understandings with respect to the voting of the ownership interests of the Obligors.

Section 7.21. Insurance. Each Obligor has obtained (and is maintaining), insurance for its assets (including the Collateral) and business as required under the Loan Documents.

Section 7.22. Certain Fees. Except as described on Schedule 7.22, no broker’s or finder’s fee will be payable in connection with the execution and delivery of this Agreement.

Section 7.23. Sanctions Laws. Obligors and, to the knowledge of the Obligors, any director, officer or employee of an Obligor acting on behalf of the Obligors, are in compliance with the Sanctions Laws.

Section 7.24. Anti-Corruption Laws. No Obligor nor any of its Subsidiaries, nor, to the knowledge of any Responsible Officer of any Obligor, any director, officer, agent or employee of any Obligor acting on behalf of such Obligor has in the past five (5) years (a) taken any action, directly or indirectly, that would result in a violation by such Persons of the Anti-Corruption Laws or Irish Anti-Corruption Laws, (b) made, offered to make, promised to make or authorized the payment or giving of, directly or indirectly, any Prohibited Payment or (c) been subject to any investigation by any Governmental Authority with regard to any actual or alleged Prohibited Payment.

Section 7.25. Anti-Terrorism Laws. The Obligors (a) have taken reasonable measures to ensure compliance with applicable Sanctions Laws, Economic Sanctions Laws and Anti-Terrorism Laws and Irish Anti-Terrorism Laws, (b) are not Designated Persons and (c) have not in the past five (5) years used any part of the proceeds from any advance on behalf of any Designated Person or used, directly by it or indirectly through any Subsidiary, such proceeds in connection with any investment in, or any transactions or dealings with, any Designated Person.

Section 7.26. Royalty and Other Payments. Except as set forth on Schedule 7.26, no Obligor, nor any of its Subsidiaries, is obligated to pay any royalty, milestone payment, deferred payment or any other contingent payment in respect of any Product.

Section 7.27. Irish Representations.

(a) No Obligor (other than the Irish Obligor) is a relevant external company as that term is defined in section 1301 of the Companies Act 2014 of Ireland (as amended).

(b) The Irish Obligor, to the extent applicable, has done all that is necessary to comply with section 82 of the Companies Act 2014 of Ireland (as amended) in order to enable it to enter into the Loan Documents to which it is a party and perform its obligations under such Loan Documents.

(c) The Irish Obligor, together with each other Obligor whose obligations are guaranteed by it or the subject of security granted by it under the Loan Documents, together comprise a “group” for the purposes of section 243 of the Companies Act 2014 of Ireland (as amended).

ARTICLE 8.

AFFIRMATIVE COVENANTS

Each Obligor covenants and agrees with the Lenders that, until the Commitments have expired or been terminated and all Obligations (other than inchoate indemnity obligations) have been paid in full in cash:

Section 8.01. Financial Statements and Other Information. It will furnish to the Administrative Agent for distribution to the Lenders:

(a) as soon as available and in any event within thirty (30) days after the end of each month (other than the last month of each fiscal quarter) prior to a Qualified Public Offering, the consolidated balance sheets of Intermediate Holdings and its Subsidiaries as of the end of each such month, and the related consolidated statements of income and cash flows of Intermediate Holdings and its Subsidiaries for such month and the portion of the fiscal year through the end of such month, all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, together with a certificate of a Responsible Officer of Administrative Borrower stating that such financial statements fairly present in all material respects the financial condition of Intermediate Holdings and its Subsidiaries as at such date and the results of operations of Intermediate Holdings and its Subsidiaries for the period ended on such date and have been prepared substantially in accordance with GAAP consistently applied, subject to changes resulting from normal, quarterly or year-end adjustments and except for the absence of notes;

(b) as soon as available and in any event within forty (40) days after the end of each fiscal quarter prior to a Qualified Public Offering, the consolidated balance sheets of Intermediate Holdings and its Subsidiaries as of the end of such quarter, and the related consolidated statements of income and cash flows of Intermediate Holdings and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, together with a certificate of a Responsible Officer of Administrative Borrower stating that such financial statements fairly present in all material respects the financial condition of Intermediate Holdings and its Subsidiaries as at such date and the results of operations of Intermediate Holdings and its Subsidiaries for the period ended on such date and have been prepared substantially in accordance with GAAP consistently applied, subject to changes resulting from normal quarterly or year-end adjustments and except for the absence of footnotes; provided that, if Intermediate Holdings or a parent thereof becomes a Publicly Reporting Company, such Person’s (or such parent’s) filing of a Quarterly Report on Form 10-Q with the SEC shall be deemed to satisfy the requirements of this Section 8.01(b) on the date on which such report is first available via the SEC’s EDGAR system or a successor system related thereto;

(c) as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year prior to a Qualified Public Offering, the consolidated balance sheets of Intermediate Holdings and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income, shareholders’ equity and cash flows of Intermediate Holdings and its Subsidiaries for such fiscal year, prepared substantially in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, accompanied by a report and opinion thereon of PricewaterhouseCoopers or another independent certified public accountant of national or international reputation, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than impending maturity of Obligations); provided that, if Intermediate Holdings or a parent becomes a Publicly Reporting Company, Intermediate Holdings’ (or such parent’s) filing of a Quarterly Report on Form 10-K with the SEC shall be deemed to satisfy the requirements of this Section 8.01(b) on the date on which such report is first available via the SEC’s EDGAR system or a successor system related thereto;

(d) within thirty (30) days after the end of each month (forty (40) days with respect to a month that corresponds with the last day of a fiscal quarter), a compliance certificate of a Responsible Officer of Administrative Borrower as of the end of the applicable accounting period (which delivery may, unless a Lender requests executed originals, be by electronic communication including email and shall be deemed to be an original authentic counterpart thereof for all purposes) in the form of Exhibit E (a “Compliance Certificate”) which, for purposes of clarification, shall (i) demonstrate the Obligors’ compliance with Section 8.15(a) in respect of the last day of such month, (ii) for each month end that coincides with the end of a fiscal quarter, demonstrate compliance with Section 8.15(b) in respect of such fiscal quarter and (iii) for each month end that coincides with the end of a fiscal year, (A) provide Obligors’ updated Schedules to Loan Documents (if any), (B) include details of any issues that are material that are raised by auditors and (C) confirm that all of the requirements set forth in Section 8.05 are satisfied;

(e) promptly, and in any event within five (5) Business Days after receipt thereof by an Obligor, copies of each notice or other correspondence received from any securities regulator or exchange to the authority of which an Obligor is subject concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of such Obligor;

(f) [reserved];

(g) promptly following the Lenders’ written request at any time, proof of the Obligors compliance with Section 8.15(a);

(h) within ten (10) days of delivery, copies of all periodic reports distributed by Intermediate Holdings to its shareholders generally (or by Parent or any other parent entity); provided that (i) any such material may be redacted to exclude information relating to the Loan Documents or the Lenders and (ii) the Lenders shall not be entitled to receive statements, reports and notices relating to topics that (A) are subject to attorney-client privilege, (B) present a conflict of interest for the Lenders or (C) constitute a trade secret, know-how or commercially sensitive information;

(i) a financial forecast for Intermediate Holdings and its Subsidiaries for each fiscal year, including forecasted balance sheets, statements of income and cash flows of Intermediate Holdings and its Subsidiaries, all of which shall be prepared on a consolidated basis and delivered not later than June 29 of such year;

(j) promptly following any Lender’s written request, certification that such Obligor is not a passive foreign investment company (“PFIC”) within the meaning of Sections 1291 through 1297 of the Code, or, if such Obligor determines that it is a PFIC, such information as would allow the Lender to make a qualified electing fund election with respect to the stock of the Obligor;

(k) after Parent or any other parent of Intermediate Holdings becomes a Publicly Reporting Company, within five (5) Business Days of filing, provide access (via posting and/or links on OpCo’s web site) to all reports on Form 10-K and Form 10-Q filed with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange; and within five (5) Business Days of filing, provide notice and access (via posting and/or links on OpCo’s web site) to all reports on Form 8-K filed with the SEC, and copies of (or access to, via posting and/or links on OpCo’s web site) all other reports, proxy statements and other materials filed by such Public Reporting Company with the SEC, any Governmental Authority succeeding to any of the functions of the SEC or with any national securities exchange;

(l) promptly after the receipt thereof, a copy of any “management letter” received from its certified public accounts and the management’s response thereto (other than draft versions thereof); and

(m) such other information respecting the operations, properties, business or condition (financial or otherwise) of the Obligors (including with respect to the Collateral) as the Lenders may from time to time reasonably request.

Section 8.02. Notices of Material Events. It will furnish to the Administrative Agent for distribution to the Lenders written notice of the following promptly after a Responsible Officer of an Obligor first learns of the existence of:

(a) the occurrence of any Default or Event of Default;

(b) the occurrence of any event with respect to any Obligor’s Property resulting in a Loss (other than the Loss of Inventory or Equipment in the Ordinary Course of Business), to the extent not covered by insurance, aggregating $1,500,000 or more;

(c) (i) any proposed Acquisition by any Obligor that would reasonably be expected to result in environmental liability under Environmental Laws in excess of $1,500,000, and (ii) in each case, to the extent that any of the following would reasonably be expected to result in liability in excess of $1,500,000: (A) spillage, leakage, discharge, disposal, leaching, migration or release of any Hazardous Material required to be reported to any Governmental Authority under applicable Environmental Laws, and (B) all actions, suits, Claims, notices of violation, hearings, investigations or proceedings pending, or threatened in writing against or affecting any Obligor or any of its Subsidiaries or with respect to the ownership, use, maintenance and operation of their respective businesses, operations or properties, relating to Environmental Laws or Hazardous Material;

(d) the assertion of any environmental matter by any Person in writing against, or with respect to the activities of, any Obligor or any of its Subsidiaries and any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations, in each case, which would reasonably be expected to involve damages in excess of $1,500,000 other than any environmental matter or alleged violation that, if adversely determined, would not (either individually or in the aggregate) have a Material Adverse Effect;

(e) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or directly affecting any Obligor or any of its Subsidiaries, in each case, that would reasonably be expected to result in a Material Adverse Effect;

(f) if a Material Adverse Effect would result: (i) on or prior to any filing by any Obligor or an ERISA Affiliate thereof of any notice of intent to terminate any Title IV Plan, a copy of such notice and (ii) promptly, and in any event within ten (10) days, after any Responsible Officer of the Obligor knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that the Obligor or an ERISA Affiliate thereof proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto;

(g) within five (5) Business Days of obtaining written notice or knowledge thereof, (i) the termination of any Material Agreement; (ii) the receipt by any Obligor or any of its Subsidiaries of a written notice under any Material Agreement (and a copy thereof) asserting a default by such Obligor or any of its Subsidiaries where such alleged default would permit such counterparty to terminate such Material Agreement; (iii) the entering into any new Material Agreement by an Obligor (and a copy thereof); or (iv) any amendment to a Material Agreement that would be materially adverse to the Lenders (and a copy thereof) (which includes, but is not limited to, any amendments to provisions relating to pricing and term), provided that notices required under this subsection (g) may be delivered with the monthly Compliance Certificate unless any of the foregoing events would reasonably be expected to have a Material Adverse Effect;

(h) any product recalls, safety alerts, corrections, withdrawals, marketing suspensions, removals or the like conducted, to be undertaken or issued by any Obligor or any of its Subsidiaries, whether or not at the request, demand or order of any Governmental Authority;

(i) within five (5) Business Days of obtaining written notice or knowledge thereof, any infringement or other violation by any Person of any Obligor Intellectual Property that would reasonably be expected to result in a Material Adverse Effect;

(j) within five (5) Business Days of obtaining written notice or knowledge thereof, a material licensing agreement or arrangement entered into by any Obligor or any of its Subsidiaries in connection with any material infringement or alleged material infringement of the Intellectual Property of another Person;

(k) within five (5) Business Days of obtaining written notice or knowledge thereof, any written Claim by any Person that the conduct of any Obligor’s (or any Subsidiary thereof) business, including the development, manufacture, use, sale or other commercialization of any Product, infringes any Intellectual Property of such Person, except to the extent any such Claim would not reasonably be expected to result in a Material Adverse Effect;

(l) the reports and notices as and when required by the Security Documents;

(m) concurrently with the delivery of any Compliance Certificate, notice of any material change in accounting policies or financial reporting practices by the Obligors;

(n) promptly after the occurrence thereof, notice of any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other material labor disruption against or involving an Obligor (or any Subsidiary thereof);

(o) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect;

(p) concurrently with the delivery of any Compliance Certificate, the creation or other acquisition of any Intellectual Property by any Obligor or any Subsidiary after the date hereof and during such prior fiscal year which is registered or becomes registered or the subject of an application for registration with the United States Copyright Office or the United States Patent and Trademark Office, as applicable, or with any other equivalent registration offices in the Cayman Islands, the European Union or Ireland, as applicable;

(q) within five (5) Business Days of any change to any Obligor’s ownership of Deposit Accounts, Securities Accounts and Commodity Accounts, by delivering to the Lenders an updated Schedule 7 to the Security Agreement setting forth a complete and correct list of all such accounts;

(r) (i) receipt of any subpoena, civil investigative demand letter, or other notice from any Governmental Authority of any investigation or audit, or pending or threatened (in writing) proceedings relating to any material violation of any Health Care Law, (ii) receipt of notice from any Governmental Authority or Third-Party Payor Program of any payment suspension, material overpayment demand, or prepayment review, validation review, program integrity review, relating to a Federal Health Care Program or any material Third-Party Payor Program, (iii) loss, suspension or relinquishment of any material accreditation, approval or qualification for participation in a Federal Health Care Program or any material Third-Party Payor Program and (iv) voluntary disclosure to a Governmental Authority of an overpayment amount greater than $250,000 related to an actual or potential violation of Health Care Laws; and

(s) within ten (10) Business Days following the departure of a Key Person, provide written notice to the Administrative Agent.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer of Administrative Borrower setting forth in reasonable detail the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Notwithstanding any contrary provision of this Agreement or any other Loan Document (including, without limitation, Sections 8.01 and 8.02), until such time as the Administrative Agent provides written notice to Administrative Borrower that it no longer desires to receive information that constitutes material non-public information, Borrowers shall provide any information required pursuant to the terms hereof, including any information that may be material non-public information, to the Administrative Agent; provided, that notwithstanding the foregoing, Borrowers shall at all times comply with Section 8.01(d), 8.01(k) and 8.02(a).

Section 8.03. Existence; Maintenance of Properties, Etc. (a) It will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 9.03.

(b) It shall, and shall cause each of its Subsidiaries to, maintain and preserve all rights, licenses, permits, privileges and franchises necessary to the conduct of its business, and maintain and preserve all of its assets and properties, including all Product Assets, necessary to the conduct of its business in good working order and condition, ordinary wear and tear and damage from casualty or condemnation excepted, except where failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 8.04. Payment of Obligations. It will, and will cause each of its Subsidiaries to, pay and discharge (a) all federal income and other material Taxes, fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful Claims for labor, materials and supplies which, if unpaid, might become a Lien (other than a Permitted Lien) upon any properties or assets of any Obligor, except to the extent such Taxes, fees, assessments or governmental charges or levies, or such Claims, are being contested in good faith by appropriate proceedings and are adequately reserved against substantially in accordance with GAAP, (b) all lawful Claims which, if unpaid, would by Law become a Lien upon its Property not constituting a Permitted Lien and (c) all other obligations if the failure to discharge such obligation would reasonably be expected to result in a Material Adverse Effect.

Section 8.05. Insurance. At its own cost and expense, it will, and will cause each of its Subsidiaries, to obtain and maintain, with financially sound and reputable insurers, insurance of the kinds, and in the amounts, as are consistent with customary practices and standards of its industry in the same or similar locations, it being understood and agreed that the insurance held by the Obligors on the Closing Date is deemed to fulfill this requirement on the date hereof. All of the insurance policies required pursuant to this Section 8.05 will name the Administrative Agent as a “lender’s loss payee,” “additional insured” or “mortgagee,” as applicable and as its interests may appear. Borrowers will use their commercially reasonable efforts to ensure, or to cause others to ensure, that all insurance policies required pursuant to this Section 8.05 shall provide that they shall not be terminated or cancelled nor shall any policy be materially changed in a manner adverse to the insured Person without at least thirty (30) days’ written notice to insured Person and the Administrative Agent. Receipt of notice of termination or cancellation of any such insurance policies shall entitle the Administrative Agent to renew any such policies, all in accordance with the first sentence of this Section 8.05 or otherwise to obtain similar insurance in place of such policies, in each case at the expense of Borrowers (payable within three (3) Business Days of Administrative Borrower’s receipt of written demand therefor) and, unless an Event of Default has occurred and is continuing, with the prior written consent of Administrative Borrower (such consent not to be unreasonably withheld). The amount of any such expenses shall accrue interest at the Default Rate if not paid when due and shall constitute “Obligations”. All of the insurance policies required hereby will be evidenced by one or more certificates of insurance, together with appropriate lender’s loss payee or additional insured clauses or endorsements in favor of the Administrative Agent as required by this Section, delivered to the Administrative Agent on or before the Closing Date and at such other times as the Administrative Agent may request from time to time.

Section 8.06. Books and Records; Inspection Rights. It will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities in all material respect. It will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice and at reasonable times, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and with reasonable advance notice as the Administrative Agent may request. It will, and will cause each of its Subsidiaries to, pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent (a) so long as no Default has occurred and is continuing, two (2) such inspections each calendar year and (b) upon the occurrence and during the continuance of a Default, all such inspections.

Section 8.07. Compliance with Laws. (a) It will, and will cause each of its Subsidiaries to, (i) comply in all material respects with all Requirements of Law (including Health Care Laws and Environmental Laws) and (ii) comply in all material respects with all terms of outstanding Indebtedness and all Material Agreements, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) Each Obligor will maintain, and will cause each of its Subsidiaries to maintain, all records required to be maintained by a Governmental Authority or otherwise under any applicable Health Care Law, except where failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(c) Each Obligor will maintain, and will cause each of its Subsidiaries to maintain, a Health Care Compliance Program, which will be reviewed and updated annually, as necessary.

Section 8.08. Licenses. It will, and will cause each of its Subsidiaries to, obtain and maintain all licenses, authorizations, consents, filings, exemptions, registrations and other Governmental Approvals necessary in connection with the execution, delivery and performance of the Loan Documents, the consummation of the Transactions or the operation and conduct of its business and ownership of its properties, except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 8.09. Action under Environmental Laws. It will, and will cause each of its Subsidiaries to, upon a Responsible Officer becoming aware of the release of any Hazardous Materials or the existence of any environmental liability under applicable Environmental Laws with respect to their respective businesses, operations or properties, take all actions, at their cost and expense, as shall be required by applicable Law to investigate and clean up the condition of their respective businesses, operations or properties, including all required removal, containment and remedial actions, and restore their respective businesses, operations or properties to a condition, in each case in material compliance with applicable Environmental Laws.

Section 8.10. Use of Proceeds. The proceeds of the Term Loans will be used only as provided in Section 2.05. No part of the proceeds of the Term Loans will be used, whether directly or indirectly, for any purpose that violates any of the regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X.

Section 8.11. Certain Obligations Respecting Subsidiaries; Further Assurances; Intellectual Property.

(a) Subsidiaries. It will take such action, and will cause each of its Subsidiaries to take such action, from time to time as shall be necessary to ensure that all Subsidiaries are “Guarantors” hereunder (other than an Excluded Subsidiary). Without limiting the generality of the foregoing, in the event that any Obligor shall form or acquire any new Subsidiary, it and its Subsidiaries will promptly and in any event within forty-five (45) days (or such longer time as consented to by the Administrative Agent in writing) of the formation or Acquisition of such Subsidiary:

(i) cause such new Subsidiary to become a “Guarantor” hereunder, and a “Grantor” under the Security Documents, pursuant to a Guarantee Assumption Agreement (or, to the extent the new Subsidiary is a Foreign Subsidiary, the equivalent form of document in such Foreign Subsidiary’s jurisdiction);

(ii) take such action or cause such Subsidiary to take such action (including delivering such Equity Interests together with undated transfer powers executed in blank and any intercompany notes with undated endorsements executed in blank) as shall be necessary to create and perfect valid and enforceable first priority (subject to Permitted Liens) Liens on substantially all of the personal Property of such new Subsidiary as collateral security for the obligations of such new Subsidiary hereunder (or, to the extent such new Subsidiary is a Foreign Subsidiary, as is customary in such Foreign Subsidiary’s jurisdiction);

(iii) to the extent that the parent of such Subsidiary is not a party to the Security Documents or has not otherwise pledged Equity Interests in its Subsidiaries in accordance with the terms of the Security Documents and this Agreement, cause the parent of such Subsidiary to execute and deliver a pledge agreement in favor of the Lenders, in respect of all outstanding issued shares of such Subsidiary; and

(iv) deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 6.01 or as the Majority Lenders shall have requested;

provided that, solely with respect to any Subsidiary that is an Excluded Subsidiary, no such actions shall be required other than a pledge by the owner of such Excluded Subsidiary (to the extent such owner is an Obligor) of 100% of the Equity Interests of such Excluded Subsidiary, which pledge shall not be required to be perfected under the Law of such Excluded Subsidiary’s jurisdiction of formation. In the event one or more Subsidiaries that were previously Excluded Subsidiaries no longer qualify as an Excluded Subsidiary, such Subsidiary shall be treated as a Guarantor hereunder and shall be required to take such actions set forth in this Section 8.11(a) and Section 8.11(b).

(b) Further Assurances. It will, and will cause each of its Subsidiaries (other than an Excluded Subsidiary) to, take such action from time to time as shall reasonably be requested in writing by the Majority Lenders to effectuate the purposes and objectives of this Agreement. Without limiting the generality of the foregoing, it will, and will cause each Person that is required to be a Guarantor to, take such action from time to time (including executing and delivering such assignments, security agreements, control agreements and other instruments) as shall be reasonably requested in writing by the Majority Lenders to create, in favor of the Lenders, perfected security interests and Liens (subject to Permitted Liens) in substantially all of the personal Property of such Obligor as collateral security for the Obligations; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents.

(c) Intellectual Property. In the event that any Obligor creates, develops or acquires Obligor Intellectual Property during the term of this Agreement, then the provisions of this Agreement shall automatically apply thereto and any such Obligor Intellectual Property shall automatically constitute part of the Collateral under the Security Documents, without further action by any party, in each case from and after the date of such creation, development or acquisition (except that any representations or warranties of any Obligor shall apply to any such Obligor Intellectual Property only from and after the date, if any, subsequent to such acquisition that such representations and warranties are brought down or made anew as provided herein). In the event that any Obligor holds or acquires Obligor Intellectual Property during the term of this Agreement, then, upon the request of the Administrative Agent, such Obligor shall take any action as shall be reasonably necessary and reasonably requested by the Administrative Agent to ensure that the provisions of this Agreement and the Security Agreement shall apply thereto and any such Obligor Intellectual Property shall constitute part of the Collateral under the Security Documents; provided that no Obligor shall be required (i) to register Intellectual Property, (ii) to file Security Documents other than short-form security interest filings in the United States Patent and Trademark Office and the United States Copyright Office, or (iii) to take any action that the cost, burden, difficulty or consequence of outweighs the benefit to the Lenders of the security afforded thereby as reasonably determined by the Administrative Agent in consultation with the Administrative Borrower.

Section 8.12. Termination of Non-Permitted Liens. In the event that any Responsible Officer of an Obligor shall become aware or be notified by the Lenders of the existence of any outstanding Lien against any Property of any Obligor, which Lien is not a Permitted Lien, such Obligor shall use its best efforts to promptly terminate or cause the termination of such Lien.

Section 8.13. Non-Consolidation. It will, and will cause each of its Subsidiaries to, (a) maintain entity records and books of account separate from those of any other entity which is an Affiliate of such entity; and (b) not commingle its funds or assets with those of any other entity which is an Affiliate of such entity.

Section 8.14. Anti-Terrorism and Anti-Corruption Laws. No Obligor shall engage in any transaction that violates any of the applicable prohibitions set forth in any Sanctions Laws, Economic Sanctions Law, Irish Economic Sanctions Laws, Anti-Terrorism Law, Irish Anti-Terrorism Laws, or the US Foreign Corrupt Practices Act of 1977 (15 USC. §§ 78dd-1 et seq.). None of the funds or assets of such Obligor or any Subsidiary that are used to repay the Term Loans shall constitute property of, or shall be owned by, any Designated Person or, to such Obligor’s knowledge, be the direct proceeds derived from any transactions that violate the prohibitions set forth in any applicable Sanctions Laws, Economic Sanctions Law or Irish Economic Sanctions Laws, and no Designated Person shall have any direct or indirect interest in such Obligor insofar as such interest would violate any Sanctions Laws, Economic Sanctions Laws or Irish Economic Sanctions Law applicable to such Obligor.

Section 8.15. Financial Covenants.

(a) Minimum Liquidity. Borrowers shall ensure that the Obligors shall have aggregate Unrestricted Cash of not less than $3,000,000 at all times.

(b) Minimum Net Revenue. As of the end of the fiscal quarter ended April 30, 2024 and each fiscal quarter thereafter, Intermediate Holdings and its Subsidiaries shall maintain, on a consolidated basis, Net Revenue for the twelve (12) month period most recently ended on such date of not less than the amount set forth in the table below:

TWELVE-MONTH PERIOD ENDING	MINIMUM NET REVENUE
April 30, 2024		$16,000,000
July 31, 2024		$24,000,000
October 31, 2024		$36,000,000
January 31, 2025	$	[***]
April 30, 2025	$	[***]
July 31, 2025	$	[***]
October 31, 2025	$	[***]
January 31, 2026	$	[***]
April 30, 2026	$	[***]
July 31, 2026	$	[***]
October 31, 2026	$	[***]
January 31, 2027	$	[***]
April 30, 2027	$	[***]
July 31, 2027	$	[***]
October 31, 2027	$	[***]
January 31, 2028	$	[***]
April 30, 2028	$	[***]

With respect to any fiscal quarter for which either financial covenant above could be breached, Intermediate Holdings shall have the right (the “Cure Right”) to issue equity (which shall be common equity or other equity (such other equity to be on terms reasonably acceptable to the Administrative Agent)) during such fiscal quarter or thereafter until the date that is ten (10) Business Days after the date that financial statements delivered pursuant to Section 8.01(b) are required to be delivered for cash or otherwise receive cash contributions in respect of such equity (the “Cure Amount”) deposited in a Controlled Account, and thereupon Borrowers’ compliance with the applicable financial covenant shall be recalculated giving effect to the following pro forma adjustment: (a) with respect to the Minimum Liquidity covenant, Borrowers’ Unrestricted Cash balance shall be increased or (b) with respect to the Net Revenue covenant, Borrowers’ Net Revenue shall be increased, in each case solely for the purposes of determining compliance with the applicable financial covenant, including, with respect to the Net Revenue covenant, determining compliance with the such financial covenant as of the end of such fiscal quarter and applicable subsequent periods that include such fiscal quarter, by an amount equal to the Cure Amount; provided that with respect to the Net Revenue covenant, Borrowers’ Net Revenue shall be increased with respect to such applicable fiscal quarter only. If, after giving effect to the foregoing recalculations, the requirements of the applicable financial covenant shall be satisfied, then the requirements of the applicable financial covenant shall be deemed satisfied with the same effect as though there had been no failure to comply therewith at such date, and the applicable

Event of Default with respect to the applicable financial covenant that had occurred shall be deemed cured for the purposes of this Agreement. Notwithstanding anything herein to the contrary, (a) in each four consecutive fiscal quarter period there shall be at least two fiscal quarters in which the Cure Right is not exercised, (b) the Cure Right may not be exercised in two consecutive fiscal quarters, (c) during the term of this Agreement, the Cure Right shall not be exercised more than two times with respect to each financial covenant, (d) the Cure Amount shall be in an amount equal to two times the amount required for purposes of complying with the applicable financial covenant (it being understood that only the amount required to comply with the applicable financial covenant shall be included in the calculation of the Cure Amount), (e) upon the Lender’s receipt of a written notice from Administrative Borrower that it intends to exercise the Cure Right (a “Notice of Intent to Cure”), until the tenth (10th) Business Day following the date that financial statements for the fiscal quarter to which such Notice of Intent to Cure relates are required to be delivered, neither the Administrative Agent nor the Lenders shall exercise the right to accelerate the Obligations or terminate any unused Commitments, and the Lender shall not exercise any right to foreclose on or take possession of the Collateral or any other right or remedy under this Agreement solely on the basis of such Event of Default having occurred and being continuing under the applicable financial covenant and (f) the Cure Amount shall be disregarded for any other purpose.

Section 8.16. Maintenance of Regulatory Approvals, Contracts, Intellectual Property, Etc. With respect to each Product, such Obligor will, and will cause each of its Subsidiaries (to the extent applicable) to: (a) maintain in full force and effect all material Regulatory Approvals (including the Product Authorizations), Material Agreements, or other material rights necessary for the current operations of such Obligor’s or such Subsidiary’s business, as the case may be, including in respect of all related Product Development and Commercialization Activities, (b) maintain in full force and effect all Material Intellectual Property that is necessary for related Product Development and Commercialization Activities and (c) use commercially reasonable efforts to pursue and maintain in full force and effect legal protection for all new, Material Intellectual Property developed or controlled by such Obligor or any of its Subsidiaries, as the case may be, that is necessary for Product Development and Commercialization Activities relating to any Product.

Section 8.17. Cash Management. (a) It will:

(i) maintain all Deposit Accounts, Securities Accounts, Commodity Accounts and lockboxes (other than Excluded Accounts) with a bank or financial institution that has executed and delivered to the Administrative Agent a springing account control agreement, in form and substance reasonably acceptable to the Administrative Agent (each such Deposit Account, Securities Account, Commodity Account and lockbox, a “Controlled Account”);

(ii) deposit promptly, and in any event no later than five (5) Business Days after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts and other rights and interests into Controlled Accounts; and

(iii) deposit promptly, and in any event no later than five (5) Business Days after the date of receipt thereof, all proceeds received by an Obligor pursuant to the Sponsor Equity Commitment Letter into a Controlled Account in the name of OpCo.

(b) In order to segregate and to facilitate perfection of the security interest in any funds an Obligor receives from Third-Party Payor Programs, to the extent any Obligor receives payments from a Federal Health Care Program as of the Closing Date, such Obligor shall, within sixty (60) days after the Closing Date (or such later date as may be agreed to by the Administrative Agent) (or, with respect to future participation in any Federal Health Care Program, prior to such Obligor’s receipt of payments from such Federal Health Care Program) notify all Governmental Authorities making any payments under any Federal Health Care Program to make any such payments only to one or more Segregated Health Care Accounts. No Obligor shall deposit any funds to a Segregated Health Care Account or direct or permit any other Person to deposit any funds to a Segregated Health Care Account, other than payments received from Federal Health Care Program. The Obligors shall have until the date that is one hundred fifty (150) days following (i) the Closing Date, or (ii) the date the applicable Obligor begins receiving payments from any Federal Health Care Program, to cause all amounts deposited into the Segregated Health Care Accounts to be automatically swept on a daily basis to a Controlled Account pursuant to a Sweep Agreement; provided that, in each case, the Obligors shall have the option to extend the foregoing requirement by an additional thirty (30) days by written notice to the Administrative Agent if the Obligors are working in good faith to enter into such Sweep Agreement (as determined by the Administrative Agent in its reasonable discretion). Any such Sweep Agreement will require such depository bank to waive all of its existing and future rights of recoupment and set-off and banker’s lien against any Segregated Health Care Accounts.

Section 8.18. Observer Rights. Until the Obligations have been paid in full in cash, the Obligors shall permit the Administrative Agent on behalf of all of the Lenders (the “Observer”) to attend and observe (but not vote) at all meetings of OpCo’s Board, whether in person, by telephone or otherwise as requested by such Obligor; provided that the Observer shall not be permitted to attend any committee meetings or executive sessions. OpCo shall notify the Observer in writing at the same time as furnished to members or the applicable committee of (a) the date and time for each general or special meeting of OpCo’s Board and (b) the adoption of any resolutions or actions by the Board by written consent (describing, in reasonable detail, the nature and substance of such action). OpCo shall concurrently deliver to the Observer all notices and any materials delivered by OpCo to its Board in connection with a meeting or action to be taken by written consent, including a draft of any material resolutions or actions proposed to be adopted by written consent. The Observer shall be free prior to such meeting or adoption by written consent to contact members of the Board and discuss the pending actions to be taken. Notwithstanding the foregoing, the Observer shall not be entitled to receive materials relating to, or be in attendance for, any discussions relating to topics which (a) are subject to attorney client privilege, (b) present a conflict of interest for the Observer or (c) are trade secrets, know-how or other commercially sensitive information. All such discussions and materials shall be subject to the confidentiality provisions set forth in Section 13.17. If at any time the functions of the Board of Opco is performed by any direct or indirect parent of Opco and Opco ceases to have a Board attended by representative of the Sponsor, Opco shall cause any such parent entity to provide the rights set forth above to the Observer.

Section 8.19. COMI. The Irish Obligor will maintain its COMI in Ireland and not have an establishment (within the meaning of the EU Insolvency Regulation) outside Ireland.

Section 8.20. Post-Closing Obligations. Within the time periods specified on Schedule 8.20 (as each may be extended by the Administrative Agent in its sole discretion), complete such undertakings as are set forth on Schedule 8.20.

ARTICLE 9.

NEGATIVE COVENANTS

Each Obligor covenants and agrees with the Administrative Agent and the Lenders that, until the Commitments have expired or been terminated and all Obligations (other than inchoate indemnity obligations) have been paid in full in cash:

Section 9.01. Indebtedness. It will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, whether directly or indirectly, except:

(a) the Obligations;

(b) Indebtedness existing on the date hereof and set forth in Schedule 7.13A and Permitted Refinancings thereof;

(c) intercompany Indebtedness: (i) among Obligors; provided such Indebtedness is pledged to the Administrative Agent for the benefit of the Lenders under the Security Agreement and otherwise subordinate in right of payment to the Obligations pursuant to an Intercompany Subordinated Demand Promissory Note; (ii) among Subsidiaries that are not Obligors; and (iii) so long as no Default or Event of Default shall occurred and is continuing, (i) Indebtedness owed by a Foreign Subsidiary to an Obligor in an aggregate amount not to exceed, together with Investments made in Foreign Subsidiaries pursuant to Section 9.05(m) and transfers of property to Foreign Subsidiaries made pursuant to Section 9.09(f)(iii), $250,000 in any fiscal year and (ii) Indebtedness owed by a Subsidiary which is not an Obligor to an Obligor in an aggregate amount not to exceed, together with Investments made in Subsidiaries which are not Obligors pursuant to Section 9.05(m) and transfers of property to Subsidiaries which are not Obligors made pursuant to Section 9.09(f)(iii), $100,000 in any fiscal year; provided that the amount of any intercompany Indebtedness owed by the payor to the payee and the corresponding amount of intercompany Investment made by the payee in such payor arising out of such intercompany Indebtedness shall only be counted once for purpose of determining the cap set forth above;

(d) accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the Ordinary Course of Business;

(e) Indebtedness consisting of Guarantees resulting from endorsement of negotiable instruments for collection by it or any of its Subsidiaries in the Ordinary Course of Business;

(f) (i) Guarantees by any Obligor of Indebtedness of any other Obligor or (ii) Guarantees by any Obligor of Indebtedness of a Subsidiary not constituting an Obligor, to the extent permitted pursuant to Section 9.05(n);

(g) Purchase money Indebtedness and Capital Lease Obligations; provided that (i) if secured, the collateral therefor consists solely of the assets being financed, the products and proceeds thereof and books and records related thereto; (ii) in the case of purchase money Indebtedness, such Indebtedness shall not constitute less than 75% of the aggregate consideration paid with respect to such asset; and (iii) the aggregate outstanding principal amount of such Indebtedness does not exceed $1,000,000 at any time;

(h) workers’ compensation Claims, payment obligations in connection with health, disability or other types of social security benefits, unemployment or other insurance obligations, reclamation and statutory obligations, in each case incurred in the Ordinary Course of Business;

(i) Indebtedness under Hedging Agreements permitted pursuant to Section 9.05(f);

(j) Indebtedness of Intermediate Holdings and its Subsidiaries with respect to corporate credit cards not to exceed $650,000 at any time outstanding;

(k) the Existing Letters of Credit;

(l) reimbursement obligations in connection with letters of credit that are secured by cash or cash equivalents and issued on behalf of an Obligor, not to exceed $500,000 at any time outstanding;

(m) Indebtedness consisting of financing of insurance premiums incurred in the ordinary course of business not to exceed at any time the amount of such insurance premiums;

(n) Indebtedness with respect to performance bonds, appeal bonds and other similar obligations not to exceed $500,000 in the aggregate;

(o) so long as no Default shall have occurred and is continuing at the time of such Indebtedness is incurred, or after giving effect thereto, other unsecured Indebtedness in an aggregate principal amount not to exceed $500,000 at any time outstanding;

(p) Sponsor Convertible Notes on terms and provisions (including a subordination agreement) satisfactory to the Administrative Agent.

Section 9.02. Liens. It will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any Property now owned by it, except:

(a) Liens securing the Obligations;

(b) any Lien on any Property of any Obligor existing on the date hereof and set forth in Schedule 7.13B; provided that (i) no such Lien shall extend to any other Property of such Obligor and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) Liens securing Indebtedness permitted under Section 9.01(g); provided that such Liens are restricted solely to the collateral described in Section 9.01(g);

(d) Liens imposed by Law which were incurred in the Ordinary Course of Business, including (but not limited to) carriers’, warehousemen’s, landlords’ and mechanics’ Liens, Liens relating to leasehold improvements and other similar liens arising in the Ordinary Course of Business and which (i) do not in the aggregate materially detract from the value of the Property subject thereto or materially impair the use thereof in the operations of the business of such Person or (ii) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject to such Liens and for which adequate reserves have been made if required substantially in accordance with GAAP;

(e) Liens, pledges or deposits made in the Ordinary Course of Business in connection with bids, Contracts, leases, appeal bonds, workers’ compensation, unemployment insurance or other similar social security legislation;

(f) Liens securing Taxes, assessments and other governmental charges, the payment of which is not yet due or is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made;

(g) servitudes, easements, rights of way, restrictions and other similar encumbrances on real Property imposed by applicable Laws and encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of Property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the business of any of the Obligors;

(h) bankers’ Liens, rights of setoff and similar Liens incurred in the Ordinary Course of Business and arising in connection with the Obligors’ deposit accounts or securities accounts held at financial institutions solely to secure payment of fees and similar costs and expenses of such financial institutions with respect to such accounts;

(i) Liens in connection with transfers permitted under Section 9.09;

(j) any judgment Lien or Lien arising from decrees or attachments not constituting an Event of Default;

(k) leases or subleases of real property granted in the Ordinary Course of Business, and leases, subleases, nonexclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the Ordinary Course of Business;

(l) Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of custom duties in connection with the importation of goods, not securing an amount in the aggregate in excess of $100,000 at any given time;

(m) Liens on a deposit account of the Obligors and the cash and cash equivalents therein, in each case, securing Indebtedness described in Section 9.01(j);

(n) Permitted Licenses solely to the extent that such Permitted License would constitute a Lien;

(o) Liens on cash collateral securing reimbursement obligations of the applicable Person under letters of credit to the extent permitted pursuant to Section 9.01(k) or (l);

(p) deposits as security for contested taxes or contested import or customs duties in an aggregate amount not to exceed $1,000,000; and

(q) other Liens securing obligations (other than Indebtedness for borrowed money) in an aggregate amount not to exceed $500,000;

provided that no Lien otherwise permitted under any of the foregoing Sections 9.02 (excluding Sections 9.02(a) and 9.02(n)) shall apply to any Material Intellectual Property to secure any Indebtedness.

Section 9.03. Fundamental Changes and Acquisitions. It will not, and will not permit any of its Subsidiaries to, (a) enter into or consummate any transaction of merger, amalgamation or consolidation, including without limitation, a reverse-triangular merger, or other similar transaction or series of related transactions, (b) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) (including in connection with any division or plan of division under Delaware law or any comparable event under a different jurisdiction’s laws), (c) make or consummate any Acquisition, (d) make any public offering or (e) sell or issue any Disqualified Equity Interests, except:

(i) Investments permitted under Section 9.05;

(ii) Permitted Acquisitions for aggregate consideration for all such acquisitions not to exceed $10,000,000 in the aggregate during for the course of this Agreement (which may include net proceeds of a substantially concurrent issuance of Qualified Equity Interests issued specifically for the purpose of funding such Permitted Acquisitions in an aggregate amount not to exceed $5,000,000 during the course of this Agreement);

(iii) the merger, amalgamation or consolidation of any Obligor with or into any other Obligor, provided that if a Borrower is a party to such merger, amalgamation or consolidation, such Borrower shall be the surviving entity; and

(iv) a Qualified Public Offering and a Permitted IPO Reorganization in connection therewith.

Section 9.04. Lines of Business. It will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than the business engaged in on the date hereof by such Obligor, or a business reasonably related, incidental or complementary thereto or reasonable extensions thereof.

Section 9.05. Investments. It will not, and will not permit any of its Subsidiaries to, make, directly or indirectly, or permit to remain outstanding any Investments except:

(a) Investments outstanding on the date hereof and identified in Schedule 9.05 and any modification, replacement, renewal or extension thereof to the extent not involving new or additional Investments;

(b) operating deposit accounts with banks;

(c) extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the Ordinary Course of Business;

(d) Permitted Cash Equivalent Investments (or were Permitted Cash Equivalents at the time acquired);

(e) (i) Investments consisting of 100% of the ownership of the Equity Interests of its Subsidiaries and (ii) intercompany Investments by a Borrower or a Subsidiary in any Subsidiary Guarantor;

(f) Hedging Agreements entered into in the ordinary course of any Obligor’s financial planning solely to hedge interest rate risks (and not for speculative purposes) in respect of Permitted Indebtedness and in aggregate amount for all such Hedging Agreements not in excess of $500,000;

(g) Investments consisting of prepaid expenses, negotiable instruments held for collection or deposit, security deposits with utilities, landlords and other like Persons, and deposits in connection with workers’ compensation and similar deposits, in each case made in the Ordinary Course of Business;

(h) Investments received in connection with any Insolvency Proceedings in respect of any customers, suppliers or clients and in settlement of delinquent obligations of, and other disputes with, customers, suppliers or clients;

(i) Investments permitted under Section 9.01(c) and Section 9.03;

(j) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of Business;

(k) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the Ordinary Course of Business, and (ii) loans to employees, officers or managers relating to the purchase of equity securities of Intermediate Holdings or its Subsidiaries pursuant to employee stock purchase plans or agreements in an aggregate amount not to exceed $250,000 for subclauses (i) and (ii) in any fiscal year;

(l) non-cash Investments in joint ventures or strategic alliances in the Ordinary Course of Business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support;

(m) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of the Administrative Borrower pursuant to employee stock purchase plans or other similar agreements, as approved by Administrative Borrower’s board of directors and not to exceed $500,000 in the aggregate;

(n) so long as no Default or Event of Default shall occurred and is continuing, Investments (i) in Foreign Subsidiaries in an aggregate amount not to exceed, together with Indebtedness of Foreign Subsidiaries pursuant to Section 9.01(c) and transfers of property to Foreign Subsidiaries made pursuant to Section 9.09(f)(iii), $250,000 in any fiscal year and (ii) in Subsidiaries which are not Obligors, in an aggregate amount not to exceed, together with Indebtedness of Subsidiaries which are not Obligors pursuant to Section 9.01(c) and transfers of property to Subsidiaries which are not Obligors made pursuant to Section 9.09(f)(iii), $100,000 in any fiscal year; provided that the amount of any intercompany Indebtedness owed by the payor to the payee and the corresponding amount of intercompany Investment made by the payee in such payor arising out of such intercompany Indebtedness shall only be counted once for purpose of determining the cap set forth above; and

(o) so long as no Default shall have occurred and is continuing at the time of such Investment, or after giving effect thereto, other Investments in an amount not to exceed $500,000 in any fiscal year.

Section 9.06. Restricted Payments. It will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, other than:

(a) dividends or distributions with respect to any Equity Interests of a Borrower or any of its Subsidiaries payable solely in additional units of its Qualified Equity Interests;

(b) any Restricted Payment by a Subsidiary to a Borrower;

(c) any purchase, redemption, retirement, or other Acquisition by Intermediate Holdings or any of its Subsidiaries of units of its Equity Interests with the proceeds received from a substantially concurrent issue of a new units of its Equity Interests;

(d) dividends or distributions paid by any Guarantor to any other Obligor;

(e) cashless exercises of options and warrants;

(f) repurchases pursuant to the terms of employee incentive plans, manager or consultant incentive plans, or similar plans in an aggregate amount not to exceed $500,000 in any fiscal year;

(g) any dividends, distributions or payment in respect of or the redemption, retirement or purchase of any capital stock constituting any part of a Permitted IPO Reorganization, so long as, in each case, the assets or other property (including for the avoidance of doubt, cash and Intellectual Property) transferred in connection with such Permitted IPO Reorganization remains the assets or property of the Obligors (e.g., no dividend, distribution or payment of any assets or property is permitted to any entity that is not an Obligor);

(h) any purchase of shares of capital stock from minority shareholders in an amount not to exceed $100,000 in the aggregate; and

(i) (x) cash payments made directly or indirectly to Parent or any other parent company of Intermediate Holdings, the proceeds which shall be used to pay operating costs and documented expenses of such parent entities incurred in the ordinary course of business and other corporate overhead costs and documented expenses (including administrative, legal, accounting and similar documented expenses provided by third parties), which are attributable to the ownership and operations of Intermediate Holdings and its Subsidiaries, in an aggregate amount not to exceed $500,000 in any fiscal year and (y) cash payments in respect of transaction expenses in connection with equity issuances by Intermediate Holdings or any direct or indirect parent thereof, to the extent the cash proceeds of such equity issuances have been contributed to the Administrative Borrower (and in an amount not to exceed such cash proceeds so contributed).

Section 9.07. Payments of Indebtedness. It will not, and will not permit any of its Subsidiaries to, make any payments in respect of any Material Indebtedness incurred under Section 9.01(o) other than, so long as no Event of Default shall have occurred and is continuing, payment of regularly scheduled interest payments or principal payments at maturity, any Permitted Refinancing thereof or the conversion of such Material Indebtedness into Qualified Equity Interests.

Section 9.08. Change in Fiscal Year. It will not, and will not permit any of its Subsidiaries to, change the last day of its fiscal year from that in effect on the date hereof, without prior written notice to the Administrative Agent, except to change the fiscal year of a Subsidiary acquired in connection with a Permitted Acquisition to conform its fiscal year to that of Borrowers.

Section 9.09. Sales of Assets, Etc. It will not, and will not permit any of its Subsidiaries to, sell, lease, exclusively license (in terms of geography or field of use), as a licensor, transfer (including in connection with any division or plan of division under Delaware law or any comparable event under a different jurisdiction’s laws) or otherwise dispose of any of its Property (including accounts receivable and Equity Interests of Subsidiaries), or forgive, release or compromise any amount owed to any Obligor or any of its Subsidiaries, in each case, in one transaction or series of transactions (any thereof, an “Asset Sale”), except:

(a) transfers of cash in the Ordinary Course of Business for equivalent value;

(b) sales or leases of inventory in the Ordinary Course of Business on ordinary business terms;

(c) the forgiveness, release or compromise of any amount owed to any Obligor in the Ordinary Course of Business;

(d) entering into, or becoming bound, by a Permitted License to the extent not otherwise prohibited by this Agreement;

(e) development and other collaborative arrangements where such arrangements provide for the license or disclosure of Patents, Trademarks, Copyrights or other Intellectual Property rights of any Obligor in the Ordinary Course of Business;

(f) transfers of Property (i) among Obligors, (ii) among Subsidiaries that are not Obligors and (iii) by an Obligor to a Subsidiary that is not an Obligor, in an aggregate amount not to exceed for this clause (iii), (x) with respect to transfers to Foreign Subsidiaries, together with Indebtedness of Foreign Subsidiaries pursuant to Section 9.01(c) and investments in Foreign Subsidiaries made pursuant to Section 9.05(m), $250,000 in any fiscal year and (y) with respect to transfers to Subsidiaries which are not Obligors, together with Indebtedness of Subsidiaries which are not Obligors pursuant to Section 9.01(c) and investments in Subsidiaries which are not Obligors made pursuant to Section 9.05(m), $100,000 in any fiscal year; provided that the amount of any intercompany Indebtedness owed by the payor to the payee and the corresponding amount of intercompany Investment made by the payee in such payor arising out of such intercompany Indebtedness shall only be counted once for purpose of determining the cap set forth above;

(g) a sale, lease, exclusive license, transfer or other disposition (including by way of abandonment, cancellation or trade-in) of any Property that is obsolete, worn out, surplus or no longer used or useful in connection with the business of the Obligors or with respect to which a newer and improved version is available;

(h) dispositions resulting from Casualty Events;

(i) any transaction permitted under Section 9.02, 9.03, 9.05 and 9.20;

(j) so long as no Default shall have occurred and is continuing at the time of such Asset Sale or after giving effect thereto, Asset Sales of other property not to exceed $500,000 in the aggregate per fiscal year; and

(k) cross-licenses (including by way of exclusive licenses) of Intellectual Property subject to cross-license with Medtronic, Inc. and Stryker in existence of the Closing Date (including pursuant to litigation settlements) so long as any license so granted to third parties is of equivalent value to the license so received by the Administrative Borrower or any Subsidiary, as determined by the Administrative Borrower in good faith.

Section 9.10. Transactions with Affiliates. It will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a) transactions between or among the Obligors;

(b) any transaction permitted under Section 9.01, 9.05, 9.06 or 9.09;

(c) customary compensation and indemnification of, and other employment arrangements with, directors, officers and employees of any Obligor in the Ordinary Course of Business;

(d) transactions upon fair and reasonable terms that are no less favorable to any Obligor than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate;

(e) the transactions set forth on Schedule 9.10; and

(f) transactions constituting any part of a Permitted IPO Reorganization and otherwise permitted herein.

Section 9.11. Restrictive Agreements. It will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any Restrictive Agreement other than (a) restrictions and conditions imposed by Law or by the Loan Documents, (b) Restrictive Agreements listed on Schedule 7.15, (c) Organizational Documents of an Obligor as in effect on the date hereof or (d) limitations associated with Permitted Liens or with any transaction permitted under Sections 9.01, 9.03, 9.05, 9.06 or 9.09.

Section 9.12. Organizational Documents, Material Agreements. (a) Except in connection with a Permitted IPO Reorganization, it will not, and will not permit any of its Subsidiaries to, enter into any amendment to or modification of any Organizational Document without the prior written consent of the Administrative Agent.

(b) It will not, and will not permit any of its Subsidiaries to (i) enter into any material waiver, amendment or modification of any Material Agreement (including, but not limited to, any amendments to provisions relating to pricing and term) that would be reasonably expected to adversely affect the Lenders in any material respect or (ii) take or omit to take any action that results in the termination of, or permits any other Person to terminate, any Material Agreement or Material Intellectual Property that would be reasonably expected to adversely affect the Lenders in any material respect, without, in each case, the prior written consent of the Administrative Agent.

Section 9.13. Holding Company. Intermediate Holdings shall not: (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Obligations; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Security Documents to which it is a party or permitted pursuant to Section 9.02; (c) engage in any business or activity or own any assets other than: (i) holding 100% of the Equity Interests of West Affum Corp.; (ii) performing its obligations and activities incidental thereto under the Loan Documents; and (iii) making Restricted Junior Payments and Investments to the extent permitted by this Agreement; (d) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; (e) sell or otherwise dispose of any Equity Interests of any of its Subsidiaries; (f) create or acquire any Subsidiary or make or own any Investment in any Person other than West Affum Corp.; or (g) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

Section 9.14. Sales and Leasebacks. Except as permitted by Section 9.01(g), it will not, and will not permit any of its Subsidiaries to, become liable, directly or indirectly, with respect to any lease, whether an operating lease or a Capital Lease Obligation, of any Property (whether real, personal, or mixed), whether now owned or hereafter acquired, which (a) any Obligor has sold or transferred or is to sell or transfer to any other Person and (b) any Obligor intends to use for substantially the same purposes as Property which has been or is to be sold or transferred.

Section 9.15. Hazardous Material. It will not, and will not permit any of its Subsidiaries to, use, generate, manufacture, install, treat, release, store or dispose of any Hazardous Material, except in compliance with all applicable Environmental Laws or where the failure to comply would not reasonably be expected to result in a Material Adverse Change.

Section 9.16. Accounting Changes. It will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment, except as required or permitted by GAAP.

Section 9.17. Compliance with ERISA. No Obligor shall cause or permit to exist any event that would result in the imposition of a Lien with respect to any Title IV Plan or Multiemployer Plan or any other ERISA Event that would, in the aggregate, have a Material Adverse Effect. No Obligor shall cause or permit to exist any event that would result in the imposition of a Lien with respect to any Benefit Plan that would have a Material Adverse Effect.

Section 9.18. Outbound Licenses. It will not, and will not permit any of its Subsidiaries to, enter into or become bound by any outbound license or agreement unless such outbound license or agreement is a Permitted License.

Section 9.19. Inbound Licenses. It will not, and will not permit any of its Subsidiaries to, enter into or become bound by any inbound license or agreement (other than Permitted Licenses) unless (a) no Default has occurred and is continuing, (b) such Obligor has provided written notice to the Administrative Agent of the material terms of such license or agreement with a description of its anticipated and projected impact on such Obligor’s business or financial condition, and (c) such Obligor has taken such commercially reasonable actions as the Administrative Agent may reasonably request to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for the Administrative Agent to be granted a valid and perfected security interest in such license or agreement allowing the Administrative Agent to fully exercise its rights under any of the Loan Documents in the event of a disposition or liquidation of the rights, assets or property that is the subject of such license or agreement; provided that the aggregate consideration paid for all such inbound licenses pursuant to this Section 9.19 shall not exceed an amount equal to $2,500,000 per fiscal year.

ARTICLE 10.

EVENTS OF DEFAULT

Section 10.01. Events of Default. Each of the following events shall constitute an “Event of Default”:

(a) Borrowers shall fail to pay any principal of the Term Loans when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or

(b) any Obligor shall fail to pay any Obligation (other than an amount referred to in Section 10.01(a)) when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or

(c) any representation or warranty made by or on behalf of an Obligor or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall: (i) prove to have been incorrect when made or deemed made to the extent that such representation or warranty contains any materiality or Material Adverse Effect qualifier; or (ii) prove to have been incorrect in any material respect when made or deemed made to the extent that such representation or warranty does not otherwise contain any materiality or Material Adverse Effect qualifier; or

(d) any Obligor shall fail to observe or perform any covenant, condition or agreement contained in Sections 8.01, 8.02, 8.03(a) (with respect to a Borrower’s existence), 8.10, 8.11(a), 8.13, 8.15 (subject to the last paragraph of Section 8.15), 8.17, 8.18 (solely with respect to any act of denying the right of the Observer’s attendance and observation of a meeting of OpCo’s Board (or any direct or indirect parent entity of OpCo, if applicable) and the Observer’s access to such Board or preventing such attendance or observation), 8.20 or Article 9; or

(e) any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), (b) or (d)) or any other Loan Document, and, in the case of any failure that is capable of cure, such failure shall continue unremedied for a period of thirty (30) or more days after the occurrence thereof; or

(f) any Obligor shall fail to make any payment in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace or cure period as originally provided by the terms of such Indebtedness; or

(g) [reserved]; or

(h) (i) any “event of default” or similar event under, the Contract governing any Material Indebtedness shall occur and such “event of default” or similar event shall continue unremedied, uncured or unwaived after a period of five (5) Business Days after the expiration of any cure period thereunder, or (ii) any event or condition occurs (A) that results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this Section 10.01(h) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the Property securing such Material Indebtedness; or

(i) any Obligor or any of its Subsidiaries:

(i) ceases to be Solvent, or generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its Indebtedness, or proposes a compromise or arrangement or deed of company arrangement between it and any class of its creditors; or

(ii) shall (A) voluntarily commence any proceeding or file any petition seeking liquidation, winding-up, dissolution, strike-off reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(j), (C) apply for or consent to the appointment of a restructuring officer, receiver, liquidator, trustee, custodian, sequestrator, conservator or similar official for an Obligor or for a substantial part of its assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors or (F) take any action for the purpose of effecting any of the foregoing; or

(j) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, winding-up, reorganization or other relief in respect of an Obligor or any Subsidiary of an Obligor or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, liquidator, restructuring officer, trustee, custodian, sequestrator, conservator, examiner, process adviser or similar official for an Obligor or any Subsidiary of an Obligor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(k) one or more judgments for the payment of money in an aggregate amount in excess of $500,000 (excluding any amounts covered by insurance as to which the applicable carrier has accepted coverage) shall be rendered against any Obligor or any combination thereof and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Obligor to enforce any such judgment; or

(l) an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; or

(m) a Change of Control shall have occurred; or

(n) a Material Adverse Change shall have occurred; or

(o) (i) any Lien created by any of the Security Documents shall at any time not constitute a valid and perfected Lien in favor of the Administrative Agent on Collateral with an aggregate value in excess of $250,000, free and clear of all other Liens (other than Permitted Liens) except due to the action or inaction of the Administrative Agent or any Lender(s), (ii) the Security Documents or any Guarantee of any of the Obligations shall for whatever reason cease to be in full force and effect, or (iii) any of the Security Documents or any Guarantee of any of the Obligations, or the enforceability thereof, shall be repudiated or contested by any Obligor; or

(p) any injunction, whether temporary or permanent, shall be rendered against any Obligor that prevents the Obligors from selling or manufacturing the Product in the United States for more than one hundred twenty (120) consecutive calendar days; or

(q) (i) the FDA or any other Governmental Authority (A) issues a letter or other communication asserting that any Product lacks a required Product Authorization, including in respect of CE marks, PMAs or 510(k)s, or (B) initiates enforcement action against, or issues a warning letter with respect to, any Obligor, or any of their Products or the manufacturing facilities therefor, that causes any Obligor or Subsidiary thereof to discontinue marketing or withdraw any of its material Products, or causes a delay in the manufacture of any of its material Products, which discontinuance, withdrawal or delay would reasonably be expected to last for more than ninety (90) days, (ii) there is a recall of any Product that has generated or is expected to generate an aggregate amount of revenue equal to at least $500,000 over any consecutive twelve (12) month period, or (iii) any Obligor or Subsidiary thereof enters into a settlement agreement, consent decree or similar agreement with the FDA or any other Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, in excess of $500,000; or

(r) any material Permit relating to any Product (including all Product Authorizations and other Regulatory Approvals), or any of the Obligors’ or their Subsidiaries’ material rights or interests thereunder, is terminated, adversely amended or otherwise determined to be ineffective in any manner adverse to any of the Products or Obligors or Subsidiaries, in each case, for more than ninety (90) days; or

(s) (i) any Obligor is required to pay a fine, penalty, damages, judgment, settlement amount or other payment (whether imposed by judicial order or settlement) which, individually or in the aggregate, is in excess of $250,000 for any violation or alleged violation of any Health Care Law or (ii) any Obligor receives notice that it will be debarred or excluded from participation in a Federal Health Care Program; or

(t) Borrowers shall fail to receive gross proceeds from the issuance of equity or unsecured convertible promissory notes of at least $25,000,000 on or prior to April 30, 2024.

Section 10.02. Remedies. (a) Upon the occurrence of any Event of Default, then, and in every such event (other than an Event of Default described in Section 10.01(i) or (j)), and at any time thereafter during the continuance of such event, the Majority Lenders may, by notice to Administrative Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Term Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations, shall become due and payable immediately (in the case of the Term Loans, at the Redemption Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

(b) Upon the occurrence of any Event of Default described in Section 10.01(i) or (j), the Commitments shall automatically terminate and the principal amount of the Term Loans then outstanding, together with accrued interest thereon and all fees and other Obligations, shall automatically become due and payable immediately (in the case of the Term Loans, at the Redemption Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

(c) If any Lender collects any money or property pursuant to this Article 10, they shall pay out the money or property in the order set forth in Section 4.01(c).

Section 10.03. Prepayment Premium and Redemption Price. For the avoidance of doubt, any Prepayment Premium (as a component of the Redemption Price) shall be due and payable at any time the Term Loans become due and payable prior to the Stated Maturity Date for any reason other than pursuant to Section 3.03(b)(i), whether due to acceleration pursuant to the terms of this Agreement (in which case it shall be due immediately, upon the giving of notice to Administrative Borrower in accordance with Section 10.02(a), or automatically, in accordance with Section 10.02(b)), by operation of law or otherwise (including, without limitation, on account of any bankruptcy filing). In view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such acceleration, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lenders, any Prepayment Premium shall be due and payable upon such date. Each Obligor hereby waives any defense to payment, whether such defense may be based in public policy, ambiguity, or otherwise. The Obligors and the Lenders acknowledge and agree that the Prepayment Premium due and payable in accordance with this Agreement shall not constitute unmatured interest, whether under Section 502(b)(2) of the Bankruptcy Code or otherwise. Each Obligor further acknowledges and agrees, and waives any argument to the contrary, that payment of such amount does not constitute a penalty or an otherwise unenforceable or invalid obligation.

ARTICLE 11.

GUARANTEE

Section 11.01. The Guarantee. The Guarantors hereby jointly and severally guarantee to the Administrative Agent and each Lender, and its successors and assigns, the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Term Loans, all fees and other amounts and Obligations from time to time owing to the Administrative Agent and any Lender by Borrowers under this Agreement or under any other Loan Document and by any other Obligor under any of the Loan Documents, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby further jointly and severally agree that if Borrowers shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 11.02. Obligations Unconditional. The obligations of the Guarantors under Section 11.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of Borrowers under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (other than the payment in full in cash of the Obligations (other than inchoate indemnity obligations)), it being the intent of this Section 11.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other Guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(d) any Lien or security interest granted to, or in favor of, any Lender as security for any of the Guaranteed Obligations shall fail to be perfected.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Borrower under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other Guarantee of, or security for, any of the Guaranteed Obligations.

Section 11.03. Reinstatement. The obligations of the Guarantors under this Article 11 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrowers in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Guarantors jointly and severally agree that they will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Persons in connection with such rescission or restoration, including any such reasonable costs and expenses incurred in defending against any Claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar Law.

Section 11.04. Subrogation. The Guarantors hereby jointly and severally agree that, until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments, they shall not exercise any right or remedy arising by reason of any performance by them of their Guarantee in Section 11.01, whether by subrogation or otherwise, against Borrowers or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

Section 11.05. Remedies. The Guarantors jointly and severally agree that, as between the Guarantors, on one hand, and the Lenders, on the other hand, the obligations of Borrowers under this Agreement and under the other Loan Documents may be declared to be forthwith due and payable as provided in Article 10 (and shall be deemed to have become automatically due and payable in the circumstances provided in Article 10) for purposes of Section 11.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrowers and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrowers) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

Section 11.06. Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the Guarantee in this Article 11 constitutes an instrument for the payment of money, and consents and agrees that each Lender, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.

Section 11.07. Continuing Guarantee. The Guarantee in this Article 11 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

Section 11.08. Rights of Contribution. The Guarantors hereby agree, as between themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Guarantor of any Guaranteed Obligations, each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Guarantor to any Excess Funding Guarantor under this Section 11.08 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Article 11 and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

For purposes of this Section 11.08, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) “Pro Rata Share” means, as of the date of determination, for any Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Guarantor (excluding any shares of stock of any other Guarantor) exceeds the amount of all the debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder and any obligations of any other Guarantor that have been guaranteed by such Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of Borrowers and the Guarantors hereunder and under the other Loan Documents) of all of the Guarantors, determined (A) with respect to any Guarantor that is a party hereto on the Closing Date, as of such date, and (B) with respect to any other Guarantor, as of the date such Guarantor becomes a Guarantor hereunder.

Section 11.09. General Limitation on Guarantee Obligations. In any action or proceeding involving any provincial, territorial or state corporate law, or any national, state or federal bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 11.01 would otherwise, taking into account the provisions of Section 11.08, be held or determined to be void, invalid or unenforceable, or subordinated to the Claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, the Administrative Agent, the Lenders or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the Claims of other creditors as determined in such action or proceeding.

Section 11.10. Irish Limitation on Guarantee Obligations. The obligations of the Irish Obligor under Section 11.01 shall be deemed not to be undertaken or incurred to the extent the same would:

(a) constitute unlawful financial assistance prohibited by section 82 of the Companies Act 2014 of Ireland (as amended); or

(b) constitute a breach of section 239 of the Companies Act 2014 of Ireland (as amended);

provided that (in the case of both (a) and (b) above), for the avoidance of doubt, to the extent that any such obligations under Section 11.01 have been validated by a summary approval procedure in accordance with the Companies Act 2014 of Ireland (as amended), they shall not constitute unlawful financial assistance under the said section 82 or a breach of the said section 239 (as applicable).

ARTICLE 12.

ADMINISTRATIVE AGENT

Section 12.01. Appointment. Each of the Lenders hereby irrevocably appoints Perceptive to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Other than as set forth in Section 12.06 and Section 12.09, the provisions of this Article 12 are solely for the benefit of the Administrative Agent and the Lenders, and neither Borrowers nor any other Obligor will have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 12.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder will have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” will, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity to the extent such Person is a Lender. The Lenders acknowledge and agree that such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Borrowers, the other Obligors or any other Subsidiaries or Affiliates of the Obligors as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 12.03. Exculpatory Provisions. (a) The Administrative Agent will not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder are administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) will not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) will not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as will be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent will not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including any action that may be in violation of the automatic stay under any Insolvency Proceeding; and

(iii) will not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and will not be liable for the failure to disclose, any information relating to the Obligors or any of its Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent will not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as will be necessary, or as the Administrative Agent believes in good faith will be necessary, under the circumstances), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent will be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by Borrowers or a Lender.

(c) The Administrative Agent will not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 12.04. Reliance by Administrative Agent. The Administrative Agent will be entitled to rely upon, and will not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and will not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of the Term Loans that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent has received notice to the contrary from such Lender prior to the making of such Term Loan. The Administrative Agent may consult with legal counsel (who may be counsel for Borrowers), independent accountants and other experts selected by it, and will not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 12.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Section will apply to any such sub-agent and to the Affiliates of the Administrative Agent and any such sub-agent, and will apply to their respective activities in connection with the syndication of the facility as well as activities as Administrative Agent. The Administrative Agent will not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 12.06. Resignation of Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders and Administrative Borrower, which notice shall set forth the effective date of such resignation (the “Resignation Effective Date”), such date not to be earlier than the thirtieth (30th) day following the date of such notice. The Majority Lenders and Borrowers shall mutually agree upon a successor to the Administrative Agent. If the Majority Lenders and Borrowers are unable to so mutually agree and no successor shall have been appointed within twenty-five (25) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (but will not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent it shall designate (in its reasonable discretion after consultation with Borrowers and the Majority Lenders). Whether or not a successor has been appointed, such resignation will become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date (i) the retiring Administrative Agent will be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent will continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent will instead be made by or to each Lender directly, until such time, if any, as the Majority Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor will succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent will be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by Borrowers to a successor Administrative Agent will be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article 12 and Sections 13.03 and 13.06 will continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 12.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Affiliates and based on such documents and information as it will from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 12.08. Administrative Agent May File Proofs of Claim. In case of the pendency of any Insolvency Proceeding or any other judicial proceeding relative to an Obligor, the Administrative Agent (irrespective of whether the principal of the Term Loans will then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent has made any demand on an Obligor) will be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a) to file and prove a Claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid hereunder or under any other Loan Document and to file such other documents as may be necessary or advisable in order to have the Claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under this Agreement or any other Loan Document) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such Claims and to distribute the same.

Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make any payments of the type described above in this Section 12.08 to the Administrative Agent and, in the event that the Administrative Agent consents to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement or any other Loan Document.

Section 12.09. Collateral and Guaranty Matters; Appointment of Administrative Agent. (a) Without limiting the provisions of Section 12.08, the Lenders irrevocably agree as follows:

(i) the Administrative Agent is authorized, at its option and in its discretion, to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) on the date when all Obligations have been satisfied in full in cash (other than contingent obligations as to which no Claims have been asserted), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (C) subject to Sections 13.01 and 13.04, if approved, authorized or ratified in writing by the Majority Lenders; and

(ii) the Administrative Agent is authorized, at its option and discretion, to release any Guarantor from its obligations hereunder if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, each Lender will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral, or to release any Guarantor from its obligations under its guaranty pursuant to this Section 12.09.

(b) The Administrative Agent will not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Obligor in connection therewith, nor will the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(c) Each Lender hereby appoints the Administrative Agent as its collateral agent under each of the Security Documents and agrees that, in so acting, the Administrative Agent will have all of the rights, protections, exculpations, indemnities and other benefits provided to the Administrative Agent under this Agreement, and hereby authorizes and directs the Administrative Agent, on behalf of such Lender and all Lenders, without the necessity of any notice to or further consent from any of the Lenders, from time to time to (i) take any action with respect to any Collateral or any Security Document which may be necessary to perfect and maintain perfected the Liens on the Collateral granted pursuant to any such Security Document or protect and preserve the Administrative Agent’s ability to enforce the Liens or realize upon the Collateral, (ii) act as collateral agent for each Lender for purposes of acquiring, holding, enforcing and perfecting all Liens created by the Loan Documents and all other purposes stated therein, (iii) enter into intercreditor or subordination agreements, as the case may be, in connection with Indebtedness permitted pursuant to Sections 9.01(c) and 9.01(k), as applicable, (iv) enter into non-disturbance or similar agreements in connection with licensing agreements and arrangements permitted by this Agreement and the other Loan Documents and (v) otherwise to take or refrain from taking any and all action that the Administrative Agent shall deem necessary or advisable in fulfilling its role as collateral agent under any of the Security Documents.

Section 12.10. Irish Security Matters. (a) the Lenders appoint the Administrative Agent to hold the security interests constituted by the Irish Security Documents on trust for the Lenders on the terms of the Loan Documents and the Administrative Agent accepts that appointment. The Administrative Agent declares that it shall hold the Charged Property on trust for the Lenders on the terms of the Loan Documents.

(b) The Administrative Agent, its subsidiaries and associated companies may each retain for its own account and benefit any fee, remuneration and profits paid to it in connection with (i) its activities under the Loan Documents and (ii) its engagement in any kind of banking or other business with any Obligor.

(c) Nothing in this Agreement constitutes the Administrative Agent as a trustee or fiduciary of, nor shall the Administrative Agent have any duty or responsibility to, any Obligor.

(d) The Administrative Agent shall have no duties or obligations to any other Person except for those which are expressly specified in the Loan Documents or mandatorily required by applicable law.

(e) The Administrative Agent may appoint one or more Delegates on such terms (which may include the power to sub-delegate) and subject to such conditions as it thinks fit, to exercise and perform all or any of the duties, rights, powers and discretions vested in it by the Irish Security Documents and shall not be obliged to supervise any Delegate or be responsible to any person for any loss incurred by reason of any act, omission, misconduct or default on the part of any Delegate.

(f) The Administrative Agent may (whether for the purpose of complying with any law or regulation of any overseas jurisdiction, or for any other reason) appoint (and subsequently remove) any person to act jointly with the Administrative Agent either as a separate trustee or as a co-trustee on such terms and subject to such conditions as the Administrative Agent thinks fit and with such of the duties, rights, powers and discretions vested in the Administrative Agent by the Irish Security Documents as may be conferred by the instrument of appointment of that person.

(g) The Administrative Agent shall notify the Lenders of the appointment of each Appointee (other than a Delegate).

(h) The Administrative Agent may pay reasonable remuneration to any Delegate or Appointee, together with any costs and expenses (including legal fees) reasonably incurred by the Delegate or Appointee in connection with its appointment. All such remuneration, costs and expenses shall be treated, for the purposes of this Agreement, as paid or incurred by the Administrative Agent.

(i) Each Delegate and each Appointee shall have every benefit, right, power and discretion and the benefit of every exculpation (together, “Rights”) of the Administrative Agent (in its capacity as security trustee) under the Irish Security Documents, and each reference to the Administrative Agent (where the context requires that such reference is to the Administrative Agent in its capacity as security trustee) in the provisions of the Irish Security Documents which confer Rights shall be deemed to include a reference to each Delegate and each Appointee.

(j) Each Lender confirms its approval of the Irish Security Documents and authorizes and instructs the Administrative Agent (i) to execute and deliver the Irish Security Documents, (ii) to exercise the rights, powers and discretions given to the Administrative Agent (in its capacity as security trustee) under or in connection with the Irish Security Documents together with any other incidental rights, powers and discretions and (iii) to give any authorizations and confirmations to be given by the Administrative Agent (in its capacity as security trustee) on behalf of the Lenders under the Irish Security Documents.

(k) The Administrative Agent may accept without inquiry the title (if any) which any person may have to the Charged Property.

(l) Each Lender confirms that it does not wish to be registered as a joint proprietor of any security interest constituted by an Irish Security Document and accordingly authorizes (i) the Administrative Agent to hold such security interest in its sole name (or in the name of any Delegate) as trustee for the Lenders and (ii) the Property Registration Authority of Ireland, the Companies Registration Office of Ireland (or other relevant registry) to register the Administrative Agent (or any Delegate or Appointee) as a sole proprietor of such security interest.

(m) Except to the extent that an Irish Security Document otherwise requires, any moneys which the Administrative Agent receives under or pursuant to an Irish Security Document may be (i) invested in any investments which the Administrative Agent selects and which are authorized by applicable law or (ii) placed on deposit at any bank or institution (including the Administrative Agent) on terms that the Administrative Agent thinks fit, in each case in the name or under the control of the Administrative Agent, and the Administrative Agent shall hold those moneys, together with any accrued income (net of any applicable Taxes) to the order of the Lenders, and shall pay them to the Lenders on demand.

(n) On a disposal of any of the Charged Property which is permitted under the Loan Documents, the Administrative Agent shall (at the cost of the Obligors) execute any release of the Irish Security Documents or other claim over that Charged Property and issue any certificates of non-crystallization of floating charges that may be required or take any other action that the Administrative Agent considers desirable.

(o) The Administrative Agent shall not be liable for (i) any defect in or failure of the title (if any) which any person may have to any assets over which security is intended to be created by an Irish Security Document, (ii) any loss resulting from the investment or deposit at any bank of moneys which it invests or deposits in a manner permitted by an Irish Security Document, (iii) the exercise of, or the failure to exercise, any right, power or discretion given to it by or in connection with any Loan Document or any other agreement, arrangement or document entered into, or executed in anticipation of, under or in connection with, any Loan Document or (iv) any shortfall which arises on enforcing an Irish Security Document.

(p) The Administrative Agent shall not be obligated to (i) obtain any authorization or environmental permit in respect of any of the Charged Property or an Irish Security Document, (ii) hold in its own possession an Irish Security Document, title deed or other document relating to the Charged Property or an Irish Security Document, (iii) perfect, protect, register, make any filing or give any notice in respect of an Irish Security Document (or the order of ranking of an Irish Security Document), unless that failure arises directly from its own gross negligence or willful misconduct or (iv) require any further assurances in relation to an Irish Security Document.

(q) In respect of any Irish Security Document, the Administrative Agent shall not be obligated to (i) insure, or require any other person to insure, the Charged Property or (ii) make any enquiry or conduct any investigation into the legality, validity, effectiveness, adequacy or enforceability of any insurance existing over such Charged Property.

(r) In respect of any Irish Security Document, the Administrative Agent shall not have any obligation or duty to any person for any loss suffered as a result of (i) the lack or inadequacy of any insurance or (ii) the failure of the Administrative Agent to notify the insurers of any material fact relating to the risk assumed by them, or of any other information of any kind, unless Majority Lenders have requested it to do so in writing and the Administrative Agent has failed to do so within fourteen (14) days after receipt of that request.

(s) Every appointment of a successor Administrative Agent under an Irish Security Document shall be by deed.

(t) The rights, powers and discretions conferred on the Administrative Agent by this Agreement shall be supplemental to the Trustee Acts of Ireland 1888 to 1989 and in addition to any other rights, powers and discretions which may be vested in the Administrative Agent by the Loan Documents, law or otherwise.

(u) The duties, rights, powers and discretions conferred on the Administrative Agent by this Section 12.10 shall be supplemental to those conferred on the Administrative Agent pursuant to other provisions of this Agreement.

ARTICLE 13.

MISCELLANEOUS

Section 13.01. No Waiver. No failure on the part of the Administrative Agent or the Lenders to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by Law.

Section 13.02. Notices. All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests or consents under, the Loan Documents) shall be given or made in writing (including by telecopy or electronic mail) delivered, if to Administrative Borrower, another Obligor, the Administrative Agent or the Lenders, to its address specified on Schedule 2 hereto or its Guarantee Assumption Agreement, as the case may be, or at such other address as shall be designated by such party in a notice to the other parties. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given upon receipt of a legible copy thereof, in each case given or addressed as aforesaid. All such communications provided for herein by telecopy or electronic mail shall be confirmed in writing promptly after the delivery of such communication (it being understood that non-receipt of written confirmation of such communication shall not invalidate such communication).

Section 13.03. Expenses, Indemnification, Etc.

(a) Expenses. Each Borrower agrees to pay or reimburse (i) the Lenders for all of their reasonable and documented out of pocket costs and expenses (limited, in the case of legal fees and expenses, to the reasonable and documented out of pocket costs and expenses of one counsel to the Lenders, taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction to all such persons, taken as a whole under the Loan Documents)), in connection with (A) the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the making of the Term Loans (exclusive of post-closing costs); provided that, so long as the Tranche A Term Loan is made, such fees shall be credited against the Expense Deposit paid by Administrative Borrower, (B) post-closing costs and (C) the negotiation or preparation of any amendment, modification, supplement or waiver of any of the terms of this Agreement or any of the other Loan Documents (whether or not consummated) and (ii) the Administrative Agent and the Lenders for all of their reasonable and documented out of pocket costs and expenses (including the reasonable fees and expenses of legal counsel) in connection with any enforcement or collection proceedings resulting from the occurrence of an Event of Default.

(b) Indemnification. Each Obligor hereby indemnifies the Administrative Agent, the Lenders, their respective Affiliates, and their respective directors, officers, employees, attorneys, agents and advisors (each, an “Indemnified Party”) from and against, and agrees to hold them harmless against, any and all Claims and Losses of any kind (limited, in the case of legal fees and expenses, to the reasonable and documented out of pocket costs and expenses of one counsel to the Lenders, taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction to all such persons, taken as a whole under the Loan Documents) and solely to the extent any conflict exists, one conflict counsel for all similarly situated Indemnified Parties, taken as a whole), joint or several, that is incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Agreement or any of the other Loan Documents or the Transactions or any use made or proposed to be made with the proceeds of the Term Loans, whether or not such investigation, litigation or proceeding is brought by an Obligor, any of its shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Article 6 are satisfied or the other Transactions contemplated by this Agreement are consummated, except to the extent such Claim or Loss is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (i) any Indemnified Party’s (or its Affiliate’s) gross negligence or willful misconduct or material breach of the Loan Documents or (ii) disputes solely among the Indemnified Parties (other than against the Administrative Agent in its capacity as such). No Obligor shall assert any Claim against any Indemnified Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan

Documents or any of the Transactions or the actual or proposed use of the proceeds of the Term Loans. To the extent permitted by applicable law and except to the extent expressly provided for in Section 3.02(d), Section 5.01 and Section 5.02, neither Administrative Agent nor any Lender shall assert, and Administrative Agent and each Lender hereby waives, any claim against an Obligor, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Term Loan or the use of the proceeds thereof; provided that this shall in no manner limit any Indemnified Party’s rights pursuant to this Section 13.03(b) with respect to special, indirect, consequential or punitive damages payable by such Indemnified Party to another Person. This Section shall not apply to Taxes other than Taxes relating to a non-Tax Claim or Loss governed by this Section 13.03(b).

Section 13.04. Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement or any other Loan Document may be amended, modified, waived or supplemented only by an instrument in writing signed by Borrowers, the Administrative Agent and the Majority Lenders; provided that:

(a) no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, do any of the following at any time:

(i) change the number of Lenders or the percentage of (A) the Commitments or (B) the aggregate unpaid principal amount of the Term Loans that, in each case, shall be required for the Lenders or any of them to take any action hereunder (including pursuant to any change to the definition of “Majority Lenders”);

(ii) release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the Obligations owing to the Lenders under the Guarantees) if such release or limitation is in respect of all or substantially all of the value represented by the Guarantees to the Lenders;

(iii) release, or subordinate the Lenders’ Liens in, all or substantially all of the Collateral in any transaction or series of related transactions (other than in connection with any sale of Collateral permitted herein); or

(iv) amend any provision of this Section 13.04;

(b) no amendment, waiver or consent shall, unless in writing and signed by each Lender specified below for such amendment, waiver or consent:

(i) increase the Commitments of a Lender without the consent of such Lender;

(ii) reduce the principal of, or stated rate of interest on, or any Prepayment Premium payable on, the Term Loans owed to a Lender or any fees or other amounts stated to be payable hereunder or under the other Loan Documents to such Lender without the consent of such Lender;

(iii) postpone any date scheduled for any payment of principal of, or interest on, the Term Loans, any date scheduled for payment or for any date fixed for any payment of fees hereunder (excluding the due date of any mandatory prepayment of the Term Loans), in each case payable to a Lender without the consent of such Lender;

(iv) change the order of application of prepayment of the Term Loans from the application thereof set forth in the applicable provisions of Sections 4.01(b) and (c) in any manner that adversely affects the Lenders without the consent of holders of a majority of the Commitments or Term Loans outstanding or otherwise change any provision requiring the pro rata distributions hereunder among the Lenders without all Lenders’ consent; or

(v) modify Section 2.02 without the consent of each Lender directly and adversely affected thereby.

Section 13.05. Successors and Assigns.

(a) General. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except to the extent permitted under Section 9.03, no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by such Obligor without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (and any attempted assignment or transfer by such Lender without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (e) of this Section) and, to the extent expressly contemplated hereby, the Indemnified Parties of the Lenders) any legal or equitable right, remedy or Claim under or by reason of this Agreement.

(b) Amendments to Loan Documents; Majority Lender Vote. Each of the Lenders and the Obligors agrees to enter into such amendments to the Loan Documents, and such additional Security Documents and other instruments and agreements, in each case in form and substance reasonably acceptable to the Lenders and the Obligors, as shall reasonably be necessary to implement and give effect to any assignment made by any Lender (or any direct or indirect assignee thereof) from time to time under this Section 13.05.

(c) Assignments by Lenders. (i) Subject to the conditions set forth in paragraph (c)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Assignee) all or a portion of its rights and obligations under the Loan Documents (including all or a portion of its Commitment and the Term Loan at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment or of all or any portion of the Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Term Loan, the amount of the Commitment or Term Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than $500,000, unless the Administrative Agent otherwise consents;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents; and

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under the Loan Documents, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under the Loan Documents (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto). Any assignment or transfer by a Lender of rights or obligations under the Loan Documents that does not comply with this Section 13.05 shall be treated for purposes of the Loan Documents as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(d) Register. The Administrative Agent, acting for this purpose as a non-fiduciary agent of Borrowers, shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrowers, the Administrative Agent, and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice. No assignment shall be effective for purposes of this Agreement unless (i) it has been recorded in the Register as provided in this paragraph and (ii) any written consent to such assignment required by paragraph (b) of this Section has been obtained.

(e) Participations. Any Lender may at any time, without the consent of, or notice to, Borrowers, sell participations to any Person (a “Participant”), other than an Ineligible Assignee, in all or a portion of such Lender’s rights and obligations under the Loan Documents (including all or a portion of its Commitment and the Term Loans owing to it); provided that (i) such Lender’s obligations under the Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrowers shall continue to deal solely and directly with such Lender in connection therewith.

(f) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) increase or extend the term of such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Term Loan or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest. Each Borrower agrees that each Participant shall be entitled to the benefits of Section 5.03 (subject to the requirements and limitations therein, including the requirements under Section 5.03(f) (it being understood that the documentation required under Section 5.03(f) shall be delivered to Administrative Borrower and the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.05(a), provided that such Participant (A) agrees to be subject to the provisions of Section 5.03(h) as if it were an assignee under Section 13.05(a); and (B) shall not be entitled to receive any greater payment under Section 5.03, with respect to any participation, than its participating Lender would have been entitled to receive, unless the sale of the participation to such Participant is made with Borrowers’ prior written consent. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 4.04(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The parties hereto intend that all commitments, loans, letters of credit or other obligations under any Loan Document are at all times maintained in “registered form” within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Code and any related United States Treasury Regulations (or any other relevant or successor provisions of the Code or of such United States Treasury Regulations), and the Register and Participant Register shall be maintained in accordance with such intention.

(g) Certain Pledges. Subject to Section 13.05(d), the Lenders may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and any other Loan Document to secure obligations of the Lenders, including any pledge or assignment to secure obligations to a Federal Reserve Bank or another central bank; provided that no such pledge or assignment shall release the Lenders from any of their obligations hereunder or substitute any such pledgee or assignee for the Lenders as a party hereto.

Section 13.06. Survival. The obligations of each Obligor under Sections 5.01, 5.02, 5.03, 13.03, 13.05, 13.09, 13.10, 13.11, 13.12, 13.13, 13.14 and Article 11 (solely to the extent guaranteeing any of the obligations under the foregoing Sections) shall survive the repayment of the Obligations and the termination of the Commitments and, in the case of any Lender’s assignment of any interest in the Commitments or the Term Loans hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that such Lenders may cease to be a “Lender” hereunder. In addition, each representation and warranty made, or deemed to be made by a notice of the Term Loans, herein or pursuant hereto shall survive the making of such representation and warranty.

Section 13.07. Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Section 13.08. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission, electronic transmission (in PDF format) or DocuSign shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 13.09. Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN ANY LOAN DOCUMENT WHICH IS SPECIFICALLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION), THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER, AND ALL CLAIMS, DISPUTES AND MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE, WITHOUT REFERENCE TO CONFLICTS OF LAWS PROVISIONS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 13.10. Jurisdiction, Service of Process and Venue.

(a) Submission to Jurisdiction. EACH PARTY HERETO AGREES THAT ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, WITH RESPECT TO ANY OTHER LOAN DOCUMENT THAT EXPRESSLY PROVIDES FOR A DIFFERENT JURISDICTION AS SET FORTH THEREIN) TO WHICH IT IS A PARTY OR ANY JUDGMENT ENTERED BY ANY COURT IN RESPECT THEREOF SHALL BE BROUGHT IN THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF EACH SUCH COURT FOR THE PURPOSE OF ANY SUCH SUIT, ACTION, PROCEEDING OR JUDGMENT.

(b) Alternative Process. Nothing herein shall in any way be deemed to limit the ability of any party to serve any such process or summonses in any other manner permitted by applicable Law.

(c) Waiver of Venue, Etc. EACH PARTY HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND HEREBY FURTHER IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. A FINAL JUDGMENT (IN RESPECT OF WHICH TIME FOR ALL APPEALS HAS ELAPSED) IN ANY SUCH SUIT, ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY COURT TO THE JURISDICTION OF WHICH SUCH OBLIGOR IS OR MAY BE SUBJECT, BY SUIT UPON JUDGMENT.

Section 13.11. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 13.12. Waiver of Immunity. TO THE EXTENT THAT ANY OBLIGOR MAY BE OR BECOME ENTITLED TO CLAIM FOR ITSELF OR ITS PROPERTY OR REVENUES ANY IMMUNITY ON THE GROUND OF SOVEREIGNTY OR THE LIKE FROM SUIT, COURT JURISDICTION, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF A JUDGMENT OR EXECUTION OF A JUDGMENT, AND TO THE EXTENT THAT IN ANY SUCH JURISDICTION THERE MAY BE ATTRIBUTED SUCH AN IMMUNITY (WHETHER OR NOT CLAIMED), SUCH OBLIGOR HEREBY IRREVOCABLY AGREES NOT TO CLAIM AND HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY WITH RESPECT TO ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 13.13. Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Each Obligor acknowledges, represents and warrants that in deciding to enter into this Agreement and the other Loan Documents or in taking or not taking any action hereunder or thereunder, it has not relied, and will not rely, on any statement, representation, warranty, covenant, agreement or understanding, whether written or oral, of or with the Lenders other than those expressly set forth in this Agreement and the other Loan Documents.

Section 13.14. Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by applicable Law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

Section 13.15. No Fiduciary Relationship. The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Obligors, their members or equity holders and/or their Affiliates (collectively, solely for purposes of this paragraph, the “Obligors”). The Obligors acknowledge that the Lenders have no fiduciary relationship with, or fiduciary duty to, any Obligor arising out of or in connection with this Agreement or the other Loan Documents, and the relationship between each Lender and each Obligor are solely that of creditors and debtors. This Agreement and the other Loan Documents do not create a joint venture among the parties.

Section 13.16. USA Patriot Act. The Administrative Agent and the Lenders hereby notify the Obligors that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), they are required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of each Obligor and other information that will allow the Administrative Agent and such Lender to identify each Obligor in accordance with the Act and Beneficial Ownership Regulation, including a beneficial ownership certification in form and substance acceptable to the Administrative Agent.

Section 13.17. Treatment of Certain Information; Confidentiality. The Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed to (a) its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (collectively, “Representatives”) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as FINRA or the National Association of Insurance Commissioners) or any exchange, (c) to the extent required by the applicable Laws or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those in this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrowers or any Obligor and its obligation, (g) with the consent of Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender, or any of its respective Representatives on a nonconfidential basis from a source other than Borrowers or any other Obligor. For purposes of this Section, “Information”

means all information received from an Obligor relating such Obligor or its Subsidiary or any of their respective businesses, except that the term “Information” shall not include, and the Lenders shall not be subject to any confidentiality obligation with respect to any information that (i) is or becomes available to the Lender or any of its Representatives on a nonconfidential basis prior to disclosure by an Obligor or its Subsidiary, (ii) becomes available to a Lender or any of its Representatives after disclosure by Parent, Borrowers or any other Obligor from a source that, to the knowledge of such Lender, is not subject to a confidentiality obligation to Parent, Borrowers or such other Obligor, (iii) is or becomes publicly available other than as a result of a breach by such Lender, or (iv) is developed by a Lender or any of its Representatives. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

In the case of any Lender that has elected to receive material non-public information pursuant to the last paragraph of Section 8.02, such Lender acknowledges that (a) the Information may include material non-public information concerning an Obligor or its Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

Section 13.18. Releases of Guarantees and Liens. Notwithstanding anything to the contrary contained herein or in any other Loan Document, each Lender agrees, and the Administrative Agent is hereby irrevocably authorized by each Lender and given a limited power of attorney by each Lender to perform the actions described hereafter in this Section 13.18 (without requirement of notice to or consent of any Lender except as expressly required by Section 13.04) to take any action reasonably requested by Borrowers having the effect of releasing any Collateral or Obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to by the Lenders or (ii) under the circumstances described in Section 12.09(a).

Section 13.19. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 13.20 Administrative Borrower. Each Borrower hereby designates OpCo as the administrative Borrower (in such capacity, the “Administrative Borrower”) to act as its representative and agent on its behalf, for the purposes of giving instructions with respect to the disbursement of the proceeds of the Term Loans, giving and receiving all notices and consents hereunder or under any of the other Loan Documents and taking all other actions on behalf of each Borrower under the Loan Documents. The Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from OpCo in its capacity as Administrative Borrower as a notice or communication from each Borrower. Each warranty, covenant, agreement and undertaking made on behalf of each Borrower by OpCo in its capacity as Administrative Borrower for the Borrowers shall be deemed for all purposes to have been made by each Borrower and shall be binding upon and enforceable against each Borrower to the same extent as it if the same had been made directly by each Borrower. Such appointment shall remain in full force and effect unless and until the Administrative Agent shall have received written notice signed by each Borrower terminating such appointment. Borrowers shall have the right, to appoint another Borrower as Administrative Borrower with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed). It is understood that the handling of the loan account and Collateral of the Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that neither the Administrative Agent nor the Lenders shall incur liability to the Borrowers as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the loan account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Administrative Agent and the Lenders to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify the Administrative Agent and hold each Indemnified Party harmless against any and all liability, expense, loss or claim of damage or injury, made against such Indemnified Party by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the loan account and Collateral of the Borrowers as herein provided, (b) the Administrative Agent and the Lenders relying on any instructions of Administrative Borrower, or (c) any other action taken by the Administrative Agent or any Lender hereunder or under the other Loan Documents.

Section 13.21. Joint and Several Liability of Borrowers.

(a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Administrative Agent and the Lenders under the Loan Documents, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the Borrowers to accept joint and several liability for the Obligations.

(b) Each Borrower, jointly and severally, hereby irrevocably and conditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 13.21), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrower will make such payment with respect to, or perform, such Obligation until such time as all of the Obligations are paid in full.

(d) The Obligations of each Borrower under the provisions of this Section 13.21 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 13.21(d)) or any other circumstances whatsoever.

(e) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Term Loans, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent or the Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent or the Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Administrative Agent or the Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Administrative Agent or a Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which would, but for the provisions of this Section 13.21 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 13.21, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 13.21 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 13.21 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or the Administrative Agent or a Lender.

(f) Each Borrower represents and warrants to the Administrative Agent and the Lenders that such Borrower is currently informed of the financial condition of the Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to the Administrative Agent and the Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of the other Borrower’s financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g) The provisions of this Section 13.21 are made for the benefit of the Administrative Agent and each Lender, and their successors and assigns, and may be enforced by it or them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Administrative Agent or each Lender, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 13.21 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 13.21 will forthwith be reinstated in effect, as though such payment had not been made.

(h) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Administrative Agent or the Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which the Administrative Agent or a Lender may have against any Borrower with respect to any payments to the Administrative Agent or any Lender hereunder are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any Borrower therefor.

(i) Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any Indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such Indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for the Administrative Agent, and such Borrower shall deliver any such amounts to the Administrative Agent for application to the Obligations in accordance with this Agreement.

Section 13.22. Judgment Currency.

(a) The obligations of any Obligor under this Agreement and the other Loan Documents to make payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or a Lender of the full amount of Dollars expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing a judgment against any Obligor in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than Dollars (such other currency, the “Judgment Currency”) an amount due in Dollars, the conversion shall be made at the rate of exchange quoted by the Administrative Agent, determined, in each case, as of the Business Day immediately preceding the day on which the judgment is given (such Business Day, the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, each Obligor covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the actual date of payment, will produce the amount of Dollars that could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining any rate of exchange for this Section 13.22, such amounts shall include any premium and costs payable in connection with the purchase of Dollars.

[Remainder of the Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWERS:

KESTRA MEDICAL TECHNOLOGIES, INC.

By:	/s/ Brian Webster
Name: Brian Webster
Title: President and Chief Executive Officer

WEST AFFUM HOLDINGS CORP.

By:	/s/ Brian Webster
Name: Brian Webster
Title: Director

GUARANTORS:

KESTRA MEDICAL TECHNOLOGY SERVICES, INC.

By:	/s/ Brian Webster
Name: Brian Webster
Title: President and Chief Executive Officer

WEST AFFUM INTERMEDIATE HOLDINGS CORP.

By:	/s/ Brian Webster
Name: Brian Webster
Title: Director

WEST AFFUM HOLDINGS DESIGNATED ACTIVITY COMPANY

By:	/s/ Brian Webster
Name: Brian Webster
Title: Director

PERCEPTIVE CREDIT HOLDINGS IV, LP,
as Administrative Agent and a Lender

By:	Perceptive Credit Opportunities GP, LLC, its general partner

By:	/s/ Sandeep Dixit
Name: Sandeep Dixit
Title: Chief Credit Officer

By:	/s/ Sam Chawla
Name: Sam Chawla
Title: Portfolio Manager